Exhibit 10.2

REVOLVING CREDIT, TERM LOAN
AND
SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
(AS A U.S. LENDER, AS AGENT AND AS CO-COLLATERAL AGENT)

PNC BANK CANADA BRANCH
and
GENERAL ELECTRIC CAPITAL CORPORATION
(AS CANADIAN LENDERS)

GENERAL ELECTRIC CAPITAL CORPORATION
(AS A U.S. LENDER AND AS CO-COLLATERAL AGENT)

THE LENDERS FROM TIME TO TIME PARTY HERETO

WITH

TWIST BEAUTY PACKAGING HOLDING CORP.
and
BEAUTY PACKAGING CANADA HOLDINGS, INC.
(AS PARENT HOLDCOS)

TWIST BEAUTY PACKAGING US, INC.,
TECHPACK AMERICA INC.,
COSMETECH MABLY INTERNATIONAL, LLC,
CEBAL MEXICANA, LP
and
BEAUTY PACKAGING CANADA, INC.
(AS BORROWERS)

December 17, 2010

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

		Page

15.17.	Regulatory Compliance	142
15.18.	Borrowing Agency Provisions	143
15.19.	Language	144

List of Exhibits and Schedules

Exhibits

Exhibit B-1	Borrowing Base Certificate	151
Exhibit C-1	Compliance Certificate	154
Exhibit S-1	Subordination Agreement for Permitted Sponsor Subordinated Debt	159
Exhibit 2.1(a)	U.S. Revolving Credit Note	186
Exhibit 2.1(b)	Canadian Revolving Credit Note	189
Exhibit 2.4	Term Note	192
Exhibit 5.5(b)	Financial Projections	195
Exhibit 7.12	Form of Joinder for Borrower	196
Exhibit 8.1(1)	Financial Condition Certificate	200
Exhibit 2.25(a)(iv)	U.S. Swing Loan Note	204
Exhibit 2.25(b)(iv)	Canadian Swing Loan Note	208
Exhibit 15.3	Commitment Transfer Supplement	212

Schedules
Schedule P-1	Permitted Encumbrances	218
Schedule 4.5	Equipment and Inventory Locations	219
Schedule 4.15(h)	Deposit and Investment Accounts	221
Schedule 5.1	Consents	222
Schedule 5.2(b)	Subsidiaries	223
Schedule 5.4	Federal Tax Identification Number	224
Schedule 5.6	Prior Names	225
Schedule 5.8(b)	Litigation	226
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements	227
Schedule 5.10	Licenses and Permits	228
Schedule 5.11	Commercial Tort Claims	229
Schedule 5.14	Labor Disputes	230
Schedule 6.10(a)	Liens to be Terminated	231
Schedule 7.3	Guarantees	232
Schedule 7.4	Investments	233
Schedule 7.8	Indebtedness	234
Schedule 7.16	Plans	235

REVOLVING CREDIT, TERM LOAN
AND
SECURITY AGREEMENT

Revolving Credit, Term Loan and Security Agreement dated as of December 17, 2010 among TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“U.S. Parent Holdco”), BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation (“Canadian Parent  Holdco” and together with U.S. Parent Holdco, the “Parent Holdcos” and each a “Parent Holdco”), TWIST BEAUTY PACKAGING US, INC., a Delaware corporation (“Twist”), TECHPACK AMERICA, INC., a Delaware corporation (“Techpack”), COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company (“Cosmetech”), CEBAL MEXICANA, LP, a Texas limited partnership (“Cebal LP” and, collectively with Twist, Techpack, Cosmetech, each other Person joined as a party to this Agreement as a “U.S. Borrower” in accordance with Section 7.12 hereof, and all of their respective permitted successors and assigns, “U.S. Borrowers” and each a “U.S. Borrower”), BEAUTY PACKAGING CANADA, INC., an Ontario corporation (“BP Canada” and, collectively each other Person joined as a party to this Agreement as a “Canadian Borrower” in accordance with Section 7.12 hereof, and all of their respective permitted successors and assigns, “Canadian Borrowers” and each a “Canadian Borrower”; the Canadian Borrowers and the U.S. Borrowers are referred to herein as the “Borrowers” and each a “Borrower”), the financial institutions, which are now or which hereafter become a party hereto as a lender to the U.S. Borrowers (collectively, the “U.S Lenders” and individually a “U.S. Lender”), PNC BANK CANADA BRANCH (“PNC Canada”) and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as lenders to the Canadian Borrowers (“Canadian Lenders” and together with the U.S. Lenders, the “Lenders” and each a “Lender”), GECC, as sole arranger and book-runner, PNC BANK, NATIONAL ASSOCIATION (“PNC”) and GECC, as co-collateral agents (in such capacities, the “Co-Collateral Agents” and each a “Co-Collateral Agent”), and PNC, as administrative and collateral agent for the Lenders (in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders, Co-Collateral Agents and Agent hereby agree as follows:

ARTICLE I                                DEFINITIONS.

1.1.                            Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, if any changes in accounting principles from those used in the preparation of the most recent financial statements referred to herein are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) or the equivalent Canadian organization, as applicable, and are adopted by any Parent Holdco and its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants or in the related definitions of terms used therein, the parties hereto agree to enter into negotiations in order to amend such provisions, which amended provisions shall be acceptable to Agent, the Required Lenders and the Loan Parties, so as to reflect such changes with the desired result that the criteria for evaluating such Parent Holdco’s and its Subsidiaries financial condition with respect to any affected financial covenants hereunder shall be the same after such changes as if such changes had not been made, provided that (a) no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Agent, the Required Lenders and the Loan Parties to accomplish the foregoing and (b) for purposes of determining compliance with the provisions of this Agreement, any election by a Parent Holdco or any of its Subsidiaries to measure any liability or other item of indebtedness using fair value (as permitted by SFAS 159 or any similar provision) shall be disregarded and such determination shall be made, and financial statements required to be delivered hereunder shall be prepared, as if such election had not been made. For the avoidance of doubt, notwithstanding FAS 150, the capital stock of a Parent Holdco issued in connection with the Transactions, together with all other capital stock issued by such Parent Holdco thereafter having substantially the same terms, shall not constitute Indebtedness or a liability hereunder so long as such capital stock does not require any cash payments or dividends thereon or require any mandatory redemption or repurchase prior to the date that is one year after the maturity of the Obligations (based on conditions in effect at the time of any such determination), as such maturity may be modified from time to time. Notwithstanding anything in this Agreement or in any Other Document to the contrary, no operating lease shall constitute a Capitalized Lease Obligation or Indebtedness by virtue of a change in GAAP occurring after the Closing Date.

1.2.                            General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition Agreement” shall mean that certain Sale and Purchase Agreement (relating to the Rio Tinto Alcan Packaging Beauty Business), dated July 2, 2010 by and among Alcan Franc S.A.S. and its affiliates party thereto as sellers, and Twist Beauty Packaging S.C.A. and its affiliates party thereto as purchasers.

“Advance Rates” shall mean, collectively, the U.S. Receivables Advance Rate, the U.S. Inventory Advance Rate, the Canadian Receivables Advance Rate and the Canadian Inventory Advance Rate.

“Advances” shall mean and include the U.S. Advances and the Canadian Advances.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner, officer or employee (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and including all joinders hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1% and (iii) the Daily LIBOR Rate plus 1%. For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day. For the purposes of this definition, “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Agent).

“Anti-Terrorism Laws” shall mean (a) any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced) and (b) Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Facility Fee Rate” shall mean, as of any date of determination, the per annum rate set forth below opposite the level then in effect:

Level	Average Daily Unpaid Balance of Revolving Advances and Undrawn Amount Outstanding Letters of Credit	Applicable Facility Fee Rate

I	Greater than or equal to $30,000,000	0.50%

II	Less than $30,000,000	0.75%

Each Applicable Facility Fee Rate set forth above shall be adjusted, to the extent applicable, five (5) Business Days after the end of each month, to be effective as of the first day of the forthcoming month, based on the average daily unpaid balance of Revolving Advances and undrawn amount of outstanding Letters of Credit during such month.

“Applicable Margin” shall mean, as of any date of determination, the number of percentage points set forth below opposite the level then in effect, it being understood that the Applicable Margin for (i) U.S. Advances that are Domestic Rate Loans shall be the percentage points set forth under the column “Domestic Rate U.S. Advances,” (ii) U.S. Advances that are Eurodollar Rate Loans shall be the percentage points set forth under the column “Eurodollar Rate U.S. Advances”, (iii) Canadian Advances that are Canadian Prime Rate Loans shall be the percentage points set forth under the column “Canadian Prime Rate Loan” and (iv) Canadian Advances that are CDOR Rate Loans shall be the percentage points set forth under the column “CDOR Rate Loans”:

Level	Average Undrawn Availability	Domestic Rate U.S. Advances	Eurodollar Rate U.S. Advances	Canadian Prime Rate Loans	CDOR Rate Loans

I	Greater than $30,000,000	1.75	2.75	1.75	2.75

II	Less than or equal to $30,000,000 but greater than $15,000,000	2.00	3.00	2.00	3.00
III	Less than or equal to $15,000,000	2.25	3.25	2.25	3.25

Each Applicable Margin set forth above shall be adjusted, to the extent applicable, five (5) Business Days after the end of each month, to be effective as of the first day of the forthcoming month, based on the average Undrawn Availability during such prior month. Prior to the delivery of the schedules and reports specified in Section 9.2 with respect to the month ending on December 31, 2011, the Applicable Margins shall be set at Level II.

“Asset Disposition” shall mean the sale, lease, sale/leaseback, assignment or other transfer for value by a Parent Holdco or any of its Subsidiaries to any Person of any of its assets or rights.

“Asset Loss Event” shall mean the loss, destruction or damage to or condemnation, requisition, seizure or taking of, any assets of a Parent Holdco or any of its Subsidiaries (exclusive of any such event giving rise to Extraordinary Receipts).

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Authorized Officer” shall mean, with respect to any Loan Party, its duly elected and acting chief executive officer, president, chief financial officer, treasurer, assistant treasurer, principal accounting officer or any other officer having substantially the same responsibilities as any of the foregoing.

“Bankruptcy Code” shall mean (a) the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), (b) the Bankruptcy and Insolvency Act (Canada) (R.S.C. 1985,  c.  B-3), (c) the Companies’ Creditors Arrangement Act (Canada) (R.S.C. 1985, c. C-36), and (d) such other applicable rules, laws or statutes of any Governmental Body or court of a jurisdiction outside of the United States of America and Canada relating to bankruptcy, insolvency, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, dissolution, liquidation, winding-up or other similar relief, as amended and in effect from time to time, and any successor rule, law or statute.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Blocked Account Bank” shall mean, as the context may require, a U.S. Blocked Account Bank or a Canadian Blocked Account Bank.

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Board of Directors” of any Person shall mean the board of directors, board of managers, managing members or other comparable committee or governing body authorized to act on behalf of such Person pursuant to such Person’s Governing Documents.

“Borrowing Agent” or “Borrowing Agents” shall mean, singularly or collectively, as the context may require, the U.S. Borrowing Agent and the Canadian Borrowing Agent.

“Borrowers” and “Borrower” shall have the meanings set forth in the preamble to this Agreement.

“Borrowers’ Account” shall mean, the U.S. Borrowers’ Account or the Canadian Borrowers’ Account, as the context may require.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit B-1  duly executed by an Authorized Officer of each Borrowing Agent and delivered to the Co-Collateral Agents, appropriately completed, by which such officers shall certify to the Co-Collateral Agents, as applicable, the U.S. Formula Amount and the Canadian Formula Amount, and the calculation of each such amount as of the date of such certificate.

“Borrowing Base Parties” shall mean Canadian Borrowing Base Parties and U.S. Borrowing Base Parties.

“BP Canada” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey, and, if the applicable Business Day relates to the Canadian Loan Parties (including any Advance to be made or repaid in Canadian Dollars), in Toronto, Ontario, and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Advances” shall mean and include the Canadian Revolving Advances, the Canadian Letters of Credit and any other advance made hereunder to a Canadian Borrower.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” shall mean the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Blocked Account Bank” shall have the meaning set forth in Section 4.15(h)(i) hereof.

“Canadian Borrowers” and “Canadian Borrower” shall have the meanings set forth in the preamble to this Agreement.

“Canadian Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.

“Canadian Borrowing Agent” shall mean BP Canada.

“Canadian Borrowing Base Parties” shall mean each Canadian Borrower signatory hereto and, as of any date of determination, any other Person joined as a party to this Agreement as a Canadian Borrower in accordance with Section 7.12 hereof and with respect to which, to the extent required by any Co-Collateral Agent: (a) each Co-Collateral Agent has completed and been satisfied with its audit and inspection of the assets of such Person which are contemplated to be included in the Canadian Formula Amount, (b) each Co-Collateral Agent has received all applicable appraisals with respect to the assets of such Person which are contemplated to be included in the Canadian Formula Amount and (c) each Co-Collateral Agent has received all other documentation and information with respect to such Person as may be reasonably required by such Co-Collateral Agent.

“Canadian Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as its “Canadian Commitment Percentage”, as the same may be adjusted upon any assignment by a Lender pursuant to Sections 15.3(c) or 15.3(d) hereof.

“Canadian Dollar” and “CDN$” shall mean lawful currency of Canada.

“Canadian Eligible Inventory” shall mean and include Inventory of each Canadian Borrowing Base Party (excluding work-in-process but including, to the extent provided below, in transit Inventory) valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in the Co-Collateral Agents’ Permitted Discretion, obsolete, excess or unmerchantable and which the Co-Collateral Agents, in their Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as the Co-Collateral Agents may from time to time deem appropriate. In addition, such Inventory shall not be Canadian Eligible Inventory if it (i) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit, unless (A) such Inventory would otherwise constitute Canadian Eligible Inventory, (B) such Inventory is properly recorded on the such Canadian Borrowing Base Party’s books and records, (C) title to such Inventory has passed to such Canadian Borrowing Base Party and the replacement value of such Inventory is covered under such Canadian Borrowing Base Party’s casualty insurance policies, which policies, in accordance with the terms of this Agreement, carry a lender loss payee endorsement in favor of Agent, (D) such Inventory is insured to the full value thereof and pursuant to insurance polices with endorsements thereto that comply with Section 4.11 hereof, (E) all negotiable bills of lading for such Inventory, properly endorsed, are in Agent’s possession or, pursuant to a Lien Waiver Agreement, with its bailee, (F) all non-negotiable bills of lading for such Inventory are issued in Canadian Borrowing Base Party’s name and either a notation of Agent’s first priority Lien on such Inventory appears on such bill of lading or notice of Agent’s Lien has otherwise been sent to the applicable bailee, (G) except where the Co-Collateral Agents are otherwise satisfied, in their Permitted Discretion, that title to such Inventory has passed to such Canadian Borrowing Base Party, such Inventory is not being acquired pursuant to a trade Canadian Letter of Credit where such trade Canadian Letter of Credit remains outstanding, (H) the Borrowers’ Collateral reporting shall then be available to the Co-Collateral Agents in a manner satisfactory to the Co-Collateral Agents, in their Permitted Discretion and (I) each Co-Collateral Agent shall have received all necessary internal credit approvals for the inclusion of such Inventory in the Canadian Formula Amount, (iii) other than in transit inventory which, as provided above, constitutes Canadian Eligible Inventory, is located outside Canada or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory unless, with respect to Customers acceptable to the Co-Collateral Agents in their Permitted Discretion (A) such Consigned Inventory is located with a Customer for purchase by such Customer, (B) the Co-Collateral Agents have received and been reasonably satisfied with their review of the consignment agreement between the applicable Canadian Borrowing Base Party and such Customer, (C) the applicable Canadian Borrowing Base Party has duly filed a PPSA or Uniform Commercial Code filing, as applicable, as to such consignment arrangement with respect to such Customer and assigned such filing to Agent, (D) all applicable notices to the holders of Liens with respect to the inventory of such Customer have received notice of such Canadian Borrowing Base Party’s and Agent’s interests and (E) Agent has received a Lien Waiver Agreement satisfactory to the Co-Collateral Agents in their Permitted Discretion, duly executed by such Customer, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts such Canadian Borrowing Base Party’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (vii) is situated at a location not owned by a Canadian Borrowing Base Party unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement or, subject to the terms of the definition thereof, a Rent Reserve has been taken by Agent with respect thereto, (viii) is not subject to the perfected, first priority security interest of Agent or is subject to any Lien other than a Permitted Collateral Encumbrance; provided, however, such Inventory shall only be deemed ineligible pursuant to this clause (viii) to the extent of such Permitted Collateral Encumbrance, (ix) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000, (x) consists of packing or shipping materials, or manufacturing supplies, (xi) consists of tooling or replacement parts, (xii) consists of display items, (xiii) consists of any costs associated with “freight in” charges, (xiv) consists of goods which have been returned by the buyer, (xv) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available, (xvi) is not covered by casualty insurance reasonably acceptable to the Co-Collateral Agents, (xvii) other than raw materials, is not of a type held for sale in the Ordinary Course of Business of a Borrowing Base Party.

“Canadian Eligible Receivables” shall mean and include with respect to the Canadian Borrowing Base Parties, each Receivable of such Canadian Borrowing Base Party arising in the Ordinary Course of Business and which the Co-Collateral Agents, in their Permitted Discretion, shall deem to be a Canadian Eligible Receivable, based on such considerations as the Co-Collateral Agents may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is evidenced by an invoice or other documentary evidence reasonably satisfactory to the Co-Collateral Agents. In addition, no Receivable shall be a Canadian Eligible Receivable if:

(a)                                 it arises out of a sale made by a Canadian Borrowing Base Party to an Affiliate of any Borrowing Base Party (other than sales to Affiliates that are Sun Capital portfolio companies not otherwise affiliated with such Person to the extent pursuant to arms length transactions) or to a Person controlled by an Affiliate of a Borrowing Base Party;

(b)                                 it is due or unpaid more than ninety (90) days after its original invoice date or is unpaid more than sixty (60) days after the due date therefor;

(c)                                  it is owing by a Customer in respect of which fifty percent (50%) or more of all Receivables from such Customer and the Affiliates of such Customer owing to any Canadian Borrowing Base Party or any U.S. Borrowing Base Party are deemed not to be Eligible Receivables under clause (b) above or clause (b) of the definition of U.S. Eligible Receivables, as applicable (such percentage may, in the Co-Collateral Agents’ Permitted Discretion, be increased or decreased from time to time);

(d)                                 any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)                                  the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)                              the sale is (i) to a Customer resident or organized outside the United States of America or Canada (other than a Customer resident or organized in Quebec), unless either (A) the sale is on letter of credit, credit insurance, guaranty or acceptance terms, in each case acceptable to the Co-Collateral Agents in their Permitted Discretion or (B) such sale is a Domestic Customer Subsidiary Sale or (ii) not payable in Dollars or Canadian Dollars;

(g)                             the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)                                 the Co-Collateral Agents believe, in their Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay (including, without limitation, Receivables that arise with respect to goods that are delivered on a cash-on-delivery basis);

(i)                                     the Customer is the United States, the government of Canada, any state, province or territory or any department, agency or instrumentality of any of them, except to the extent that, (i) with respect to each Receivable due from the United States or any state, territory or any department, agency or instrumentality of it, the applicable Canadian Borrowing Base Party assigns its right to payment of such Receivable to Agent pursuant to the Federal Assignment of Claims Act or (ii) with respect to each Receivable due from the government of Canada or a province or territory thereof, the applicable Canadian Borrowing Base Party assigns its right to payment of such Receivable to Agent pursuant to the Financial Administration Act (Canada), R.S.C. 1985, C.F-ll or its provincial equivalent, and provides the applicable notices and obtains the acknowledgments required thereunder;

(j)                               the goods giving rise to such Receivable have not been billed and shipped to the Customer or the services giving rise to such Receivable have not been fully performed by such Canadian Borrowing Base Party;

(k)                            Receivables with respect to a Customer whose total obligations owing to all Borrowing Base Parties exceed 15% of the sum of all Eligible Receivables, to the extent of the obligations owing by such Customer in excess of such percentage; provided, however, such percentages, as applied to a particular Customer (x) shall be subject to reduction by the Co-Collateral Agents in their Permitted Discretion if the creditworthiness of such Customer deteriorates and (y) may, at the Co-Collateral Agents’ election, be increased;

(l)                                unless the applicable Canadian Borrowing Base Party has delivered to the Agent a no-offset agreement in form and substance reasonably acceptable to the Co-Collateral Agents, the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of any Borrowing Base Party or the Receivable is contingent in any respect or for any reason, but only to the extent of the amount of any such offset, deduction, defense, dispute, counterclaim or contingency;

(m)                        any Canadian Borrowing Base Party has made any agreement with any Customer for any deduction therefrom (but only to the extent of the amount of any such deduction), except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)                                 any return, rejection or repossession of the merchandise that is the subject of such Receivable has occurred or the rendition of services that is the subject of such Receivable has been disputed, provided, that only that portion of such Receivable subject to such return, rejection, repossession or dispute shall be deemed ineligible under this clause (n);

(o)                                 such Receivable is not payable to a Canadian Borrowing Base Party;

(p)                                 such Receivable is not subject to Agent’s perfected, first priority security interest or is subject to any Lien other than a Permitted Collateral Encumbrance; provided, however, such Receivable shall only be deemed ineligible pursuant to this clause (p) to the extent of such Permitted Collateral Encumbrance;

(q)                                 such Receivable (i) is one as to which a Canadian Borrowing Base Party is not able to bring suit or otherwise enforce its remedies against the Customer through judicial process, or (ii) represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Customer’s obligation to pay that invoice is subject to a Canadian Borrowing Base Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer; and

(r)                                    such Receivable arises from a sale of tooling or replacement parts other than such Receivables which arise pursuant to a final invoice, relate to sales of tooling in a Canadian Borrowing Base Party’s possession and with respect to which the manufacturer of such tooling has been paid in full.

“Canadian Formula Amount” shall have the meaning set forth in Section 2.12.1(b).

“Canadian Funding Account” shall mean deposit account number 1323255 of Canadian Borrowing Agent established at Bank of Montreal for the purpose of receiving proceeds of Canadian Revolving Advances.

“Canadian Guarantor” shall mean Canadian Parent Holdco and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Canadian Obligations and “Canadian Guarantors” means collectively all such Persons.

“Canadian Inventory Advance Rate” shall have the meaning set forth in Section 2.12.1(b).

“Canadian Lender” shall have the meaning set forth in the preamble to this Agreement and shall include each Person which, in accordance with the terms of this Agreement, becomes a transferee, successor or assign of any Canadian Lender.

“Canadian Letter of Credit” shall have the meaning set forth in Section 2.9(b).

“Canadian Letter of Credit Sublimit” shall mean CDN$1,500,000.

“Canadian Loan Parties” shall mean the Canadian Borrowers and the Canadian Guarantors.

“Canadian Obligations” shall mean and include, to the extent arising under or in connection with this Agreement or any Other Document, any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Canadian Borrowers to Canadian Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Canadian Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Canadian Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit or guarantee, or any currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Canadian Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and all costs and expenses of Agent and any Canadian Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of the Canadian Borrowers to Agent or Canadian Lenders to perform acts or refrain from taking any action.

“Canadian Parent Holdco” shall have the meaning set forth in the preamble to this Agreement.

“Canadian Pension Event” shall mean (a) the termination in whole or in part of any Canadian Pension Plan, (b) the occurrence of an event under the Income Tax Act (Canada) that could reasonably be expected to affect the registered status of any Canadian Pension Plan, (c) the receipt by any Loan Party of any order or notice of intention to issue an order from the applicable pension standards regulator that could reasonably be expected to affect the registered status or cause the termination (in whole or in part) of any Canadian Pension Plan, (d) the receipt of notice by the administrator or the funding agent of any failure to remit contributions to a Canadian Pension Plan, (e) the establishment of any new plan by a Loan Party for the benefit of its Canadian employees which is a “registered pension plan” as defined under subsection 248(1) of the Income Tax Act (Canada) or the commencement of contributions by a Loan Party to any such plan for the benefit of its Canadian employees, or (f) any other extraordinary event or condition with respect to a Canadian Pension Plan or Canadian Union Plan that could reasonably be expected to result in a lien or any acceleration of any statutory requirements for any Loan Party to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Canadian Pension Plan” shall mean each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by any Loan Party for its Canadian employees or former Canadian employees, except for (a) the Canada Pension Plan and the Quebec Pension Plan that are maintained by the Government of Canada and the Province of Quebec, respectively, and (b) any Canadian Union Plan.

“Canadian Prime Rate” shall mean, for any date, the rate of interest per annum equal to the higher of: (a) the rate of interest which is established from time to time by PNC Canada, at its principal office in Toronto, Ontario, as its reference rate of interest for loans in Canadian Dollars to Canadian borrowers, it being agreed that such rate is not necessarily the lowest rate of interest then available from the Canadian Lenders on fluctuating rate loans, and (b) the CDOR Rate (as defined herein) calculated with reference to a 30-day Interest Period plus three-quarters of one percent (0.75%) per annum, in each case, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate.

“Canadian Prime Rate Loan” shall mean any Canadian Revolving Advance during any period in which such Canadian Revolving Advance bears interest based upon the Canadian Prime Rate.

“Canadian Receivables Advance Rate” shall have the meaning set forth in Section 2.12.1(b).

“Canadian Revolving Advances” shall have the meaning set forth in Section 2.1(b).

“Canadian Revolving Commitment” shall mean, with respect to any Canadian Lender, the commitment of such Canadian Lender to make Canadian Revolving Advances and extend Canadian Letters of Credit in an aggregate amount not to exceed (a) the Canadian Dollar amount set forth below such Canadian Lender’s name on such Canadian Lender’s signature page hereto as such Canadian Lender’s Canadian Commitment Percentage, as same may be adjusted upon any assignment by a Canadian Lender pursuant to Section 15.3, or (b) the Canadian Dollar amount set forth in any Commitment Transfer Supplement to which such Canadian Lender is a party (as an assignee) as such Canadian Lender’s Canadian Commitment Percentage.

“Canadian Revolving Credit Notes” shall mean, collectively, the promissory notes referred to in Section 2.1(b) hereof and the Canadian Swing Loan Note.

“Canadian Security Document” or “Canadian Security Documents” shall mean, singularly or collectively, as the context may require, this Agreement (with respect to the Canadian Borrowers), the Canadian Pledge and Security Agreement, dated as of the Closing Date, by Canadian Guarantors in favor of the Agent, as the same may be or may have been supplemented, amended, modified or restated from time to time.

“Canadian Swing Loan Commitment” shall mean PNC Canada’s commitment to make Canadian Swing Loans to Canadian Borrowers pursuant to Section 2.25(b) hereof in an aggregate principal amount up to CDN$1,500,000.

“Canadian Swing Loan Note” shall have the meaning set forth in Section 2.25(b)(iv) hereof.

“Canadian Swing Loan Request” shall mean a request for Canadian Swing Loans made in accordance with Section 2.25(b)(ii) hereof.

“Canadian Swing Loans” shall mean collectively and “Canadian Swing Loan” shall mean separately all Advances made by PNC Canada to Canadian Borrowers pursuant to Section 2.25(b) hereof.

“Canadian Union Plan” shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits including medical, dental, hospital care, sickness, accident, disability, life insurance, pension, retirement or savings benefits and all other benefit plans for the benefit of Canadian employees or former Canadian employees of any Loan Party which are not maintained, sponsored or administered by any Loan Party, but to which a Loan Party is or was required to contribute pursuant to a collective agreement or participation agreement.

“Canadian Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Canadian Formula Amount or (ii) the Maximum Canadian Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Canadian Revolving Advances, plus (ii) the Maximum Undrawn Amount of all Canadian Letters of Credit plus (iii) all amounts due and owing to Canadian Borrowers’ trade creditors that are 60 days or more past due and are not otherwise on formal extended terms, plus (iv) fees and expenses arising hereunder or under the Other Documents for which any Canadian Borrower is liable but which have not been paid or charged to Canadian Borrowers’ Account.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures; provided, however, that the following shall not constitute Capital Expenditures: (a) expenditures to the extent that they are made by a Parent Holdco or any of its Subsidiaries as part of the consideration for a Permitted Acquisition, (b) expenditures to the extent that they are made by a Parent Holdco or any of its Subsidiary to effect leasehold improvements to any property leased by such Person as lessee, to the extent that such expenses have been reimbursed in cash by the landlord that is not a Loan Party, (c) expenditures to the extent that they are actually paid for by a third party (excluding any Loan Party) or funded by an equity contribution from Sun Capital and/or other co-investors or funded by Permitted Sponsor Subordinated Debt and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period), (d) property, plant and equipment taken in settlement of accounts, (e) subject to the prior written consent of Agent in its Permitted Discretion, expenditures to the extent that they are financed with the proceeds of the sale or issuance by any Loan Party of their Equity Interests and (f) expenditures to the extent that they are made with the proceeds of funds permitted to be reinvested pursuant to Section 2.21(c)(i).

“Capitalized Lease Obligation” shall mean any Indebtedness of a Parent Holdco and/or its Subsidiaries represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” shall mean to deliver to Agent an amount (whether in cash or in the form of a backstop letter of credit in form and substance satisfactory to it in its Permitted Discretion, and issued by a U.S. commercial bank with respect to U.S. Letters of Credit or a Canadian commercial bank with respect to Canadian Letters of Credit, in each case, acceptable to Agent in its Permitted Discretion) equal to 105% of the sum of (i) the Maximum Undrawn Amount with respect to all then outstanding Letters of Credit plus the aggregate amount of all unreimbursed payments and disbursements under such Letters of Credit which have not been converted to Revolving Advances plus (ii) the amount of unpaid letter of credit fees with respect to all then outstanding Letters of Credit then accrued. Derivatives of such term have corresponding meanings.

“Cebal LLC” shall mean Cebal Mexicana LLC, a Delaware limited liability company.

“Cebal LP” shall have the meaning set forth in the preamble hereto.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CDOR Rate” shall mean, on any day and for any period, an annual rate of interest equal to the arithmetic average of the rates applicable to Canadian Dollar bankers’ acceptances for the applicable Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Agent, as of 10:00 a.m. on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

“CDOR Rate Loan” shall mean a Canadian Revolving Advance at any time that bears interest based on the CDOR Rate.

“Change of Control” shall mean the occurrence of any of the following events: (i) any Person or group of Persons acting in concert, except for Sun Capital, own(s) beneficially (as defined in Rule 13d-3 of the SEC under the Securities and Exchange Act or any successor provision thereto) or controls, directly or indirectly, more than fifty percent (50%) of the aggregate Equity Interests of U.S. Parent Holdco or Canadian Parent Holdco, (ii) U.S. Parent Holdco ceases to directly, or indirectly through another U.S. Borrower, own and control, free and clear of all Liens (other than Permitted Collateral Encumbrances), all of the Equity Interests of each U.S. Borrower, (iii) Canadian Parent Holdco ceases to directly, or indirectly through another Canadian Borrower, own and control, free and clear of all Liens (other than Permitted Collateral Encumbrances), all of the Equity Interests of each Canadian Borrower, (iv) except to the extent otherwise permitted pursuant to the terms of this Agreement, any Borrower ceases to own and control, directly or indirectly, all of the Equity Interests of any of its Subsidiaries (except for Asset Dispositions and mergers or dissolutions permitted hereunder), (v) any sale of substantially all of the property or assets of the Parent Holdcos and their respective Subsidiaries taken as a whole (except for Asset Dispositions and mergers or dissolutions permitted hereunder) or (v) a “change in control” as defined in any document governing Indebtedness of any Loan Party in excess of $2,000,000 which gives the holder of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, Social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of their respective Affiliates.

“Closing Date” shall mean December 17, 2010.

“Co-Collateral Agents” shall have the meaning set forth in the preamble hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include, in each case with respect to each Loan Party granting a Lien on such assets in favor of Agent:

(a)                                 all Receivables;

(b)                                 all Equipment;

(c)                                  all General Intangibles;

(d)                                 all Inventory;

(e)                                  all Investment Property;

(f)                                   all Subsidiary Stock;

(g)                                  all of such Person’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of such Person’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to such Person from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations of such Person; (v) all of such Person’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, cash and cash equivalents; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by such Person, all real and personal property of third parties in which such Person has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which such Person has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and such Person;

(h)                                 all of such Person’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Person or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this Paragraph; and

(i)                                     all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including, but not limited to: deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

provided, however, that the term “Collateral” shall not include, and the security interests granted in Section 4.1 or under any Other Documents shall not extend to, any lease, license, contract, property rights or agreement or assets (other than Inventory, Receivables, real property or the Equity Interests of such Person) restricted pursuant to the terms thereby to which such Person is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of such Person therein or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the PPSA or the Bankruptcy Code) or principles of equity), provided however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (x) or (y) above; provided, further that, (1) any intent-to-use (ITU) United States trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C.§1051(c) or 15 U.S.C. §1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. §1051(a) or (c) in each case shall be included in the Collateral; and (2) the grant and recordation of security interest under this Agreement in any such ITU application shall not be an assignment of the application in violation of 15 U.S.C. §1060. Each Parent Holdco agrees to, and to cause each of its Subsidiaries to, use commercially reasonable efforts to exclude any such provisions from any lease, license, contract, property rights or agreement to be entered into by any of the foregoing in the future (or to provide specific exceptions thereto for the Liens of the Agent hereunder and under the Other Documents to permit the inclusion thereof within Collateral for purposes hereof) and, in any event, to use commercially reasonable efforts to give written notice to Agent prior to entering into any material license, contract, agreement, Intellectual Property or General Intangible involving property or payments in excess of $250,000 which contain any such restriction on the grant of a security interest therein (other than commercial “off the shelf” software; provided, further, that, unless otherwise expressly agreed in writing by such Person or such Subsidiary, notwithstanding any provision set forth in this Agreement or any Other Document to the contrary, in no event shall (a) any assets owned by a Tax Preferred Subsidiary (including the equity of any other Tax Preferred Subsidiary owned by such Tax Preferred Subsidiary) secure any U.S. Obligations or (b) more than 65% of the voting stock of any first tier Tax Preferred Subsidiary of any U.S. Loan Party be required to be pledged to secure the U.S. Obligations. It is understood and agreed that all references in this Agreement to “Collateral” referring to the Collateral of any Canadian Loan Party (other than the U.S. Loan Parties) shall be deemed to be references to the Collateral as described in the Canadian Security Agreement of such Canadian Loan Party.

“Collateral Assignment of Acquisition Agreement” shall mean that certain Collateral Assignment Agreement, by each of the Loan Parties in favor of Agent.

“Collection Accounts” shall have the meaning set forth in Section 4.15(h).

“Combined and Consolidated Basis” shall mean, with respect to any defined term in this Agreement and any representation, warranty or covenant relating to the financial performance, the results obtained by combining (and eliminating intercompany activities between) the consolidated results of U.S. Parent Holdco and its Subsidiaries with those of Canadian Parent Holdco and its Subsidiaries, it being understood and agreed that such results shall be prepared by the Loan Parties based on the audited (when available) consolidating results of each legal entity within the Twist North America Group.

“Commitment Percentage” of any Lender shall mean its Canadian Commitment Percentage or its U.S. Commitment Percentage, as applicable.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances (other than Swing Loans) under this Agreement.

“Compliance Certificate” shall mean a compliance certificate to be signed by an Authorized Officer of each Parent Holdco, in the form of Exhibit C-1 hereto.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on the Loan Parties’ business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state, provincial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of a Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consulting Agreement” shall mean the consulting agreement by and between Sun Capital Manager and any of the Loan Parties governing the payment of management or other such fees to Sun Capital Manager with respect to which (a) a true, correct, and complete copy thereof is delivered to the Co-Collateral Agents and (b) the Co-Collateral Agents have approved the terms thereof material to the interests of the Lenders, it being understood and agreed that (x) such approval shall not be withheld with respect to the amount of fees to the extent such fees are not payable in an aggregate amount per Fiscal Year which exceeds the lesser of $2,500,000 or 8% of EBITDA of the Twist North America Group and (y) such agreement must contain provisions acknowledging the restrictions on the payment of such fees set forth in this Agreement.

“Contract Rate” shall mean, as applicable, the Revolving Interest Rate or the Term Loan Rate.

“Controlled Group” shall mean, at any applicable time, Loan Parties and each of their respective Subsidiaries and all other corporations, trades or businesses (whether or not incorporated) and all other entities which, together with the Loan Parties and their respective Subsidiaries, are, or within the last six years were, treated as a “single employer” under Section 414 of the Code.

“Cosmetech” shall have the meaning set forth in the preamble hereto.

“Current Value” shall have the meaning set forth in Section 7.11 hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with a Borrower, pursuant to which such Borrower is to deliver any Inventory or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” or “Defaulting Lenders” shall mean, singularly or collectively, as the context may require, each Defaulting Canadian Lender and each Defaulting U.S. Lender.

“Defaulting Canadian Lender” shall have the meaning set forth in Section 2.23(a)(ii) hereof.

“Defaulting U.S. Lender” shall have the meaning set forth in Section 2.23(a)(i) hereof.

“Documents” shall have the meaning set forth in Section 8.1(d) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Customer Subsidiary Sale” shall mean, with respect to certain Customers acceptable to the Co-Collateral Agents in their Permitted Discretion resident in or organized under the laws of United States of America or Canada (other than the province of Quebec), a sale by a Borrowing Base Party to a wholly-owned Subsidiary of such a Customer (or if such Subsidiary is not wholly-owned, such Customer has the ability to control the business and operations of such Subsidiary or has guaranteed the Receivables owing by such Subsidiary) to the extent such Subsidiary is resident in or organized under the laws of Australia, New Zealand, the United Kingdom or a country in Europe.

“Domestic Rate Loan” shall mean Swing Loans and any other Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” (a) with respect to U.S. Loan Party, any direct or indirect Subsidiary of such Person that is organized under the laws of any state of the United States or the District of Columbia (other than an indirect Subsidiary of such a Person which is a direct or indirect Subsidiary of another Subsidiary which is not organized under such laws) and (b) with respect to any Canadian Loan Party, any direct or indirect Subsidiary of such Person that is organized under the federal laws of Canada or under the laws of any province or territory of Canada (other than an indirect Subsidiary of such a Person which is a direct or indirect Subsidiary of another Subsidiary which is not organized under such laws).

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Earnings Before Interest and Taxes” shall mean, for any period, on a Combined and Consolidated Basis with respect to the Twist North America Group, the sum of (i) net income (or loss) for such period (excluding extraordinary gains), plus (ii) all Interest Expense (including letter of credit fees) for such period, plus (iii) all charges against income for such period for federal, foreign, state, provincial and local taxes actually paid.

“EBITDA” shall mean, for any period, on a Combined and Consolidated Basis with respect to the Twist North America Group, (a) Earnings Before Interest and Taxes for such period minus the sum of any extraordinary or non-recurring gains, or gains from Asset Dispositions, in each case, to the extent such gains are non-cash items and to the extent included in the calculation of consolidated net income, plus (b) without duplication and to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (i) depreciation expenses for such period in accordance with GAAP, (ii) amortization expenses for such period in accordance with GAAP, (iii) in an aggregate amount not to exceed $1,000,000 with respect to any one Permitted Acquisition, transaction expenses paid in connection with such Permitted Acquisition, (iv) such other adjustments with respect to non-recurring one time costs and expenses in connection with Permitted Acquisitions as the Co-Collateral Agents may approve, (v) with respect to the Transactions only, such other non-cash expenses (including any required or permitted purchase accounting adjustments) (including non-cash write-ups and non-cash charges relating to inventory and fixed assets) permitted pursuant to GAAP and incurred during the Fiscal Year in which the Transactions occurred, (vi) except to the extent paid with proceeds of capital contributions or equity issuances, Permitted Consulting Fees and expense reimbursements to Sun Capital Manager permitted to be paid hereunder which are paid in cash during such period, (vii) the net proceeds of any business interruption insurance received by a Parent Holdco or any of its Subsidiary during such period, (viii) foreign exchange and/or commodity translation expenses, (ix) non-cash, non-recurring items or expenses permitted pursuant to GAAP and incurred in such period in connection with the write-off of deferred financing costs, (x) non-cash restructuring and other non-cash, non-recurring items or expenses permitted pursuant to GAAP incurred in such period in connection with Permitted Acquisitions which were consummated during such period, (xi) cash payments of amounts paid under the Fee Letter, (xii) non cash charges resulting from the grant of stock options or other equity related incentives to any director, officer or employee of a Parent Holdco or its Subsidiaries pursuant to a written plan or agreement approved by the applicable Board of Directors, (xiii) any extraordinary or non-recurring losses, or losses from Asset Dispositions, in each case, to the extent such losses are non-cash items and (xiv) for Fiscal Year 2010, expenses or accruals for expenses with respect to the WWD Litigation.

“Eligible Inventory” shall mean, as the context may require, the U.S. Eligible Inventory and/or the Canadian Eligible Inventory.

“Eligible Receivables” shall mean, as the context may require, the U.S. Eligible Receivables and/or the Canadian Eligible Receivables.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Indemnity” shall mean the environmental indemnification provisions set forth in the Acquisition Agreement as in effect on the date hereof and with such modifications thereto as are not materially adverse to the interests of the Lenders.

“Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, decisions and orders of federal, state and local governmental agencies and authorities with respect thereto.

“Environmental Reports” shall mean (a) the Phase I Environmental Site Assessment and Limited Compliance Review of Alcan Packaging, 1350 Technology Way, Morristown, Tennessee prepared by Environmental Resources Management, dated July 2010; (b) the Phase I Environmental Site Assessment and Limited Compliance Review of Alcan Packaging, 2109 Madison Street, Shelbyville, Tennessee prepared by Environmental Resources Management, dated July 2010; and (c) the Phase I Environmental Site Assessment and Limited Compliance Review of Alcan Packaging, Cosmetic Tubes America, 191 Route 31 North, Washington, New Jersey, prepared by Environmental Resources Management, dated July 2010.

“Equipment” shall mean and include, with respect to any Person, all of such Person’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (a “Eurodollar Alternate Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Eurodollar Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall have the meaning set forth in Section 3.10(a) hereof.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Extraordinary Receipts” means any cash received by any Parent Holdco or any of its Subsidiaries not in the ordinary course of business (excluding casualty proceeds described in Section 2.21(c)(i) hereof and foreign, United States, state or local tax refunds), including: (i) pension plan reversions, (ii) proceeds of insurance (other than business interruption insurance proceeds arising with respect to losses of an operating segment of the Twist North America Group that do not provide 10% or more of the revenues of the Twist North America Group), (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) condemnation awards (and payments in lieu thereof), (v) indemnity payments and (vi) any purchase price adjustment received in connection with any purchase agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (a “Federal Funds Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Federal Funds Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Federal Funds Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowing Agent, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated the date hereof between Borrowers and the Co-Collateral Agents.

“Fiscal Year” shall mean the annual accounting period of the Parent Holdcos and their respective Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” shall mean for the twelve-month period ending on the applicable date of determination, on a Combined and Consolidated Basis with respect to the Twist North America Group, the ratio of (a) EBITDA for such period minus the sum of (i) Unfinanced Capital Expenditures and (ii) taxes paid in cash during such period to (b) the sum of (i) Interest Expense required to be paid in cash during or in respect of such period, (ii) scheduled principal payments on Funded Debt due during such period, in each case, whether or not paid during such period, excluding payments with respect to revolving debt which are not accompanied by a permanent reduction in the revolving commitment with respect thereto, (iii) cash dividends permitted to be paid by the Parent Holdcos under the terms of this Agreement made during such period, and (iv) Permitted Consulting Fees paid in cash during such period.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“Formula Amount” shall mean the U.S. Formula Amount and the Canadian Formula Amount.

“Funded Debt” shall mean, with respect to any Person, without duplication, all outstanding Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from the date of its creation, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including all Capitalized Lease Obligations, current maturities of outstanding long-term debt, outstanding revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Parent Holdcos and their respective Subsidiaries, the funded Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons and all contingent obligations in respect of Letters of Credit and any Indebtedness permitted to be incurred by a Foreign Subsidiary under Section 7.8(h) hereof.

“Funding Account” shall mean the U.S. Funding Account or the Canadian Funding Account, as the context may require.

“GAAP” when used with respect to (a) Canadian Parent Holdco and/or its Subsidiaries, shall mean generally accepted accounting principles in Canada in effect from time to time and (b) U.S. Parent Holdco and/or its Subsidiaries, shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include, with respect to any Person, all of such Person’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to any Loan Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governing Documents” shall mean, with respect to any Person, such Person’s articles of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement, other similar constating documents or any other applicable documents relating to such Person’s formation or the conduct of its business.

“Governmental Acts” shall have the meaning set forth in Section 2.17 hereof.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean any U.S. Guarantor or Canadian Guarantor and “Guarantors” shall mean the U.S. Guarantors and the Canadian Guarantors.

“Guarantor Security Agreement” shall mean the Pledge and Security Agreement, dated the date hereof, executed by the Guarantors in favor of Agent, and any other security agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance satisfactory to the Agent.

“Guaranty” shall mean any guaranty of the Canadian Obligations executed by a Canadian Guarantor or a U.S. Loan Party, or of the U.S. Obligations executed by a U.S. Guarantor, in each case, in favor of Agent for its benefit and for the ratable benefit of the applicable Lenders, in form and substance satisfactory to the Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(b) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, the California Health and Safety Code (Section 25100, et seq.), the California Water Code, the California Administrative Code or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Agreement” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedge Exposure” shall mean, with respect to any Lender-Provided Interest Rate Hedge, the reimbursable amount of the provider’s credit exposure with respect thereto.

“Hedge Liabilities” shall mean the liabilities of the Loan Parties under any Hedge Agreement as calculated on a marked-to-market basis in accordance with GAAP.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person (excluding trade payables incurred in the ordinary course of business) which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock, accrued dividends, and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred. Except as set forth above, contingent obligations shall not constitute Indebtedness unless required under GAAP to be recorded on the balance sheet of such Person as a liability. For the avoidance of doubt, “Indebtedness” shall not include any amounts payable to Sun Capital Manager under the Consulting Agreement, whether or not such payments are, by their terms, blocked hereunder.

“Indemnified Taxes” shall mean taxes imposed on any payment by any Loan Party on account of any Obligation hereunder or under any Other Document, other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, duly executed by each Loan Party and their respective Subsidiaries, pursuant to which all intercompany obligations of such Persons are subordinated in right of payment to the Obligations, and otherwise in form and substance reasonably satisfactory to Agent and the Required Lenders.

“Interest Expense” shall mean, with respect to any Person for any period, gross interest expense paid in cash or required to be paid in cash of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person) net of interest income for such period.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan or CDOR Rate Loan pursuant to Sections 2.2(b) and 2.2(c) hereof.

“Inventory” shall mean and include, with respect to any specified Person, all of such Person’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in any Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Lender-Provided Interest Rate Hedge” shall mean a Hedge Agreement which is provided by any Lender or an affiliate of a Lender, in each case, who is a Lender or an affiliate of a Lender on the date such Hedge Agreement is effective and which meets the following requirements: such Hedge Agreement (i) is documented in a standard International Swap Dealer Association Agreement and otherwise on terms mutually acceptable to Agent and the applicable Loan Party, (ii) provides for the method of calculating the Hedge Exposure of the provider thereof in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The Hedge Liabilities of the U.S. Borrowers to the provider of any Lender-Provided Interest Rate Hedge shall be U.S. Obligations hereunder, guaranteed by the U.S. Guarantors and secured by the Collateral of the U.S. Loan Parties and otherwise treated as U.S. Obligations for purposes of each of the Other Documents. The Liens securing such Hedge Liabilities shall be pari passu with the Liens securing all other U.S. Obligations under this Agreement and the Other Documents. The Hedge Liabilities of the Canadian Borrowers to the provider of any Lender-Provided Interest Rate Hedge shall be Canadian Obligations hereunder, guaranteed by the Guarantors and secured by the Collateral and otherwise treated as Canadian Obligations for purposes of each of the Other Documents. The Liens securing such Hedge Liabilities shall be pari passu with the Liens securing all other Canadian Obligations under this Agreement and the Other Documents.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d) hereof.

“Letter of Credit Sublimit” shall mean $10,000,000.

“Letters of Credit” shall mean the U.S. Letters of Credit and the Canadian Letters of Credit.

“License Agreement” shall mean any agreement between a Borrowing Base Party and a Licensor pursuant to which such Borrowing Base Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrowing Base Party or otherwise in connection with such Borrowing Base Party’s business operations.

“Licensor” shall mean any Person from whom any Borrowing Base Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such

Borrowing Base Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrowing Base Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of a Borrowing Base Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrowing Base Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, PPSA or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement, in form and substance reasonably acceptable to Agent, which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time or who may, from time to time, be in possession of any Collateral.

“Loan Parties” shall mean the Borrowers and the Guarantors and “Loan Party” shall mean any of them.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of the Borrowers taken as a whole, (b) any Loan Party’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral (taken as a whole), Agent’s Liens on the Collateral (taken as a whole) or the priority of any such Lien or (d) the legality, binding effect or enforceability of this Agreement and the Other Documents.

“Maximum Canadian Revolving Advance Amount” shall mean, as of any date of determination, the lesser of (a) CDN$3,000,000 and (b) the Maximum Revolving Advance Amount minus the sum of the aggregate amount of U.S. Revolving Advances outstanding as of such date plus the Maximum Undrawn Amount of U.S. Letters of Credit issued and outstanding as of such date.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean, as of any date of determination, (a) $60,000,000 as such amount may be decreased pursuant to Section 2.21(a) minus (b) the then outstanding principal balance of the Term Loan.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum U.S. Revolving Advance Amount” shall mean, as of any date of determination, the Maximum Revolving Advance Amount minus the sum of the aggregate amount of Canadian Revolving Advances outstanding as of such date plus the Maximum Undrawn Amount of Canadian Letters of Credit issued and outstanding as of such date.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 15.3(d) hereof.

“Mortgages” shall mean any mortgage, deed of trust or other such agreement or instrument granting a Lien on any Real Property of any Loan Party, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements of or with respect to any of the foregoing.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA to which any Loan Party or any member of the Controlled Group is or, within the last six years was, required to contribute on behalf of its employees or with respect to which any Loan Party or any member of the Controlled Group has or could reasonably be expected to have any liability.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” shall mean, for any Person with respect to:

(a)           any Asset Disposition, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by such Person pursuant to such disposition, net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid or reasonably estimated by such Person to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and any tax distributions reasonably expected to be made with respect thereto); (iii) withholding or other tax required to be paid on any distribution by such Person (other than any Parent Holdco or any of its Subsidiaries) to any Parent Holdco or any of its Subsidiaries; (iv) amounts required to be applied to the repayment of any Indebtedness secured by a Permitted Encumbrance having priority over the Liens of Agent under and in accordance with the Other Documents on the asset subject to such disposition (other than the Obligations); (v) the direct costs relating to or associated with the relocation of assets; and (vi) any amount required to be provided by such Person, as a reserve, in accordance with GAAP against any liabilities associated with such disposition including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such Asset Disposition; provided, however, that the amount of any such reserve, at the time that such reserve is no longer required in accordance with GAAP and to the extent that such amount is not actually applied to the liability for which it was reserved, shall be deemed to be part of the Net Cash Proceeds of such disposition and remitted to Agent for application to the Advances in accordance with the terms of Section 2.21(c)(i); or

(b)           any Asset Loss Event or Extraordinary Receipts, the aggregate cash proceeds received by such Person in connection therewith, net of (i) the direct costs incurred in collecting such amount, (ii) taxes paid or reasonably estimated by such Person to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and any tax distributions reasonably expected to be made with respect thereto); provided, however, that the amount of such taxes paid in excess of any such estimate shall be deemed to be part of the Net Cash Proceeds of such disposition and remitted to Agent for application to the Advances in accordance with the terms of

Section 2.21(c)(i), (iii) withholding or other tax required to be paid on any distribution by such Person (other than any Parent Holdco or any of its Subsidiaries) to any Parent Holdco or any of its Subsidiaries and (iv) to the extent such proceeds constitute reimbursement of actual losses, costs and expenses which have been paid, the amount of such losses, costs and expenses.

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by Co- Collateral Agents, the quotient of the “Net Orderly Liquidation Value of Inventory” divided by the book value of the Inventory so appraised, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Co-Collateral Agents of each updated appraisal.

“Note” shall mean collectively, the Term Note and the Revolving Credit Notes.

“Obligations” shall mean the U.S. Obligations and the Canadian Obligations.

“Ordinary Course of Business” shall mean the ordinary course of Borrowers’ business as conducted on the Closing Date.

“Other Documents” shall mean the Notes, the Questionnaire, the Fee Letter, the Canadian Security Documents, the Guaranty, the Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, the Mortgages (if any), the Subordination Agreements (if any), the Collateral Assignment of Acquisition Agreement, the Intercompany Subordination Agreement and any and all other agreements, instruments and documents, including joinders, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Loans” shall have the meaning set forth in Section 15.2(b) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Parent Holdcos” and “Parent Holdco” shall have the respective meanings set forth in the preamble hereto.

“Participant” shall mean have the meaning set forth in Section 15.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.12(d) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.7 hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pechiney” shall mean Pechiney Plastic Packaging Texas, Inc., a Delaware corporation.

“Pension Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA and either (i) is, or within the last six years was, maintained or contributed to by a Loan Party or any member of the Controlled Group for employees of a Loan Party or any member of the Controlled Group; or (ii) any Loan Party has or reasonably could be expected to have any liability.

“Permitted Acquisitions” shall mean the purchase or other acquisition by a Borrower or a Subsidiary of a Borrower of all or substantially all of the assets of any Person or of an operating division or line of business of a Person, or the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Borrower or a Subsidiary of a Borrower of all or substantially all of the Equity Interest of any Person so long as:

(a)           no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such proposed acquisition,

(b)           average Undrawn Availability during the thirty (30) day period immediately prior to such acquisition after giving pro forma effect to such acquisition, and immediately after giving effect to such acquisition Undrawn Availability will be, $10,000,000 or greater,

(c)           the aggregate cash consideration (including earn-outs and other deferred payment obligations) payable in respect of such Permitted Acquisition, when aggregated with the cash consideration (including earn-outs and other deferred payment obligations) paid or payable in respect of all other Permitted Acquisitions, does not exceed $10,000,000,

(d)           no more than two (2) Permitted Acquisitions are consummated in any one Fiscal Year and no more than four (4) Permitted Acquisitions are consummated during the Term,

(e)           such proposed acquisition is consensual and the assets being acquired, or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers or a business reasonably ancillary or incidental thereto,

(f)            the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada and/or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada,

(g)           Borrowing Agent has provided Agent with written notice of the proposed acquisition at least 15 Business Days prior to the anticipated closing date thereof and has delivered to Agent (a) the due diligence package relative to the proposed acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired (to the extent available), all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent in its Permitted Discretion, (b) written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be satisfactory to Agent in its Permitted Discretion) created by adding the historical on a financial statements of Twist North America Group on a Combined and Consolidated Basis (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed acquisition, the Loan Parties (i) would have been in compliance with the covenants in Sections 6.5 and 7.6 hereof for the 4 fiscal quarters ended immediately prior to the proposed date of consummation of such proposed acquisition, and (ii) are projected to be in compliance with the covenants in Sections 6.5 and 7.6 hereof for the 4 fiscal quarters ended one year after the proposed date of consummation of such proposed acquisition and (c) not later than 5 Business Days prior to the anticipated closing date of the such acquisition, copies of the substantially final acquisition agreement and other material documents relative to the proposed acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h)           Borrowing Agent has provided Agent with cash flow projections, projected statements of operations and projected balance sheets of the Twist North America Group on a Combined and Consolidated Basis, as of the date of, and after giving to, the proposed acquisition, for the three year period following such acquisition (on a month-by-month basis for the first year following the date of such acquisition and on a year by year basis for each year thereafter) (the “Permitted Acquisition Projections”) and the covenants set forth in Sections 6.5 and 7.6, and any related defined terms, shall have been amended, in a manner mutually acceptable to the Co-Collateral Agents and the Borrowers, based upon the Permitted Acquisition Projections;

(i)            no Indebtedness will be incurred, assumed, or would exist with respect to any Parent Holdco or any if its Subsidiaries as a result of such acquisition, other than Indebtedness permitted under Section 7.8 hereof and no Liens will be incurred, assumed, or would exist with respect to the assets of any Parent Holdco or any of its Subsidiaries as a result or such acquisition other than Permitted Encumbrances, and

(j)            concurrently with the consummation of such acquisition, the applicable Loan Parties shall have complied with the provisions of Section 7.12 hereof with respect to any Person so acquired.

Notwithstanding the foregoing, no Receivables or Inventory acquired by a Loan Party in a Permitted Acquisition shall be included as Eligible Receivables or Eligible Inventory until a field examination (and, if required by Co-Collateral Agents in their Permitted Discretion, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Co-Collateral Agents, including the establishment of Reserves required in Co-Collateral Agents’ Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought as provided in Section 4.7.

“Permitted Collateral Encumbrances” shall mean (a) any statutory Lien on the Collateral junior to that of the Agent thereon pursuant hereto or any of the Other Documents in respect of taxes or other governmental charges which are not yet due and payable or which are being Properly Contested and in respect of which no Lien has been filed of record against any Loan Party and (b) Permitted Encumbrances securing Permitted Sponsor Subordinated Debt.

“Permitted Consulting Fees” shall mean the consulting fees payable to Sun Capital Manager pursuant to the Consulting Agreement (in the form delivered to and accepted by the Co-Collateral Agents in accordance with the definition thereof), to the extent that (a) both before and after giving effect to the payment of such fees, (i) no Default or Event of Default exists and (ii) the Loan Parties are and would be in pro forma compliance with the covenants set forth in Sections 6.5 and 7.6 hereof (it being agreed that for purposes hereof such covenants shall be calculated as of the end of the fiscal quarter in which such payment is proposed to be made and shall include all payments of such consulting fees made during the preceding four fiscal quarters then deemed ending) or (b) the payment of such fee is fully-funded with proceeds of a cash equity contribution from Sun Capital and evidence of the receipt of, and payment of such amounts has been provided to Agent, in form and substance acceptable to Agent; provided that, Permitted Consulting Fees not permitted to be paid due to the restrictions in this Agreement shall be permitted to accrue and may be paid at a later date to the extent that payment of such amounts is then permitted under the terms of this Agreement.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, indemnity, performance, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against any Parent Holdco or any of its Subsidiaries, or any property of any Parent Holdco or any of its Subsidiaries, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (ii) would not otherwise constitute an Event of Default; (g) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (h) purchase money Liens attaching to the asset so acquired within 20 days of the acquisition thereof or the interests of lessors with respect to Capitalized Lease Obligations to the extent that (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof and (ii) such Lien secures Permitted Purchase Money Indebtedness; (i) Liens existing on the date hereof and disclosed on Schedule P-1 or, subject to the requirements of Section 6.10(a), the Liens disclosed on Schedule 6.10(a); provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of any Loan Party; (j) covenants, conditions, restrictions, easements and other similar matters that do not materially impair the use, value, occupancy or operation of the Real Property, (k) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods so long as such Lien attaches solely to such goods being so imported and in respect of which such duties are owing; (1) any interest, Lien or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the property being leased or licensed as permitted hereunder (provided that, in the case of Real Property, either such lessors of Real Property shall have executed and delivered a Lien Waiver Agreement, or a Rent Reserve has otherwise been established in respect thereof); (m) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto, as arising in the Ordinary Course of Business, (n) Liens arising under contracts to sell goods in the Ordinary Course of Business, including pursuant to Article 2 of the UCC, (o) rights of setoff or banker’s liens upon deposits of cash in favor of banks or other depository institutions, but not securing any Indebtedness for money borrowed, (p) rights of third parties to receive assets to be transferred by any Parent Holdco or any of its Subsidiaries to such third parties pursuant to dispositions of assets permitted under this Agreement; (q) Liens on insurance policies and the proceeds thereof, in each case, securing solely the financing provided by the issuer of such policy or any such other Person providing such financing, for the premiums with respect to such policies; (r) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent; (s) financing statements filed in connection with consignments so long as the scope of the collateral referenced therein is specific to the assets so consigned and no such assets subject to such consignment are of the type or category (such as Inventory) that forms the basis of any Advances hereunder; (t) to the extent subject to the Sponsor Subordination Agreements, Liens securing Permitted Sponsor Subordinated Debt; (u) dispositions of the type described in Sections 4.3(d), 4.3(f) or 4.3(h); and (v) additional Liens of any Loan Party not otherwise permitted under the foregoing clauses (a) through (u) that (i) were not incurred in connection with borrowed money and (ii) do not secure obligations in excess of $1,000,000 in the aggregate for all such obligations and Liens at any time.

“Permitted Joint Venture” shall mean Cosmetech International (H.K.) Ltd., an entity formed under the laws of Hong Kong, TPI-Plastimec S.A., an entity organized under the laws of Argentina, and any other joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, to which a Loan Party or Subsidiary thereof is a party, in each case, so long as (a) all books, records and operations of such Person are maintained separately from the Loan Parties, (b) no Loan Party or Subsidiary thereof provides, or is required to provide, any assets or funds to capitalize or fund the operations of such joint venture, partnership or similar arrangement and (c) prior to or concurrent with the formation thereof, Agent shall have received the Governing Documents of such joint venture, partnership or similar arrangement.

“Permitted Joint Venture Documents” shall mean the Governing Documents of the Permitted Joint Venture and any written agreements between any Permitted Joint Venture and any Loan Party or Subsidiary thereof.

“Permitted Purchase Money Indebtedness” shall mean aggregate Indebtedness secured by Liens of the type described in clause (h) of the definition of Permitted Encumbrances which does not exceed $2,000,000 at any time.

“Permitted Sponsor Acquisition Subordinated Debt” shall mean the Indebtedness, in an aggregate amount not exceeding approximately $9,575,571.89 (subject to increases due to exchange rate fluctuations) plus all accrued interest thereon and minus all principal payments with respect thereto, evidenced by:

(a)           the Loan Agreement, dated June 30, 2010, between Twist SCA, as lender, and U.S. Parent Holdco, as borrower, with respect to a loan in the amount of $6,300,000, of which $100,000 is outstanding as of the Closing Date, and the related guaranty thereof by Twist, Techpack, Pechiney, Cosmetech Cebal LP and Cebal LLC;

(b)           the Loan Agreement, dated June 30, 2010, between Twist SCA, as lender, and BP Canada, as borrower, with respect to a loan in the amount of $400,000 and the related guaranty thereof by U.S. Parent Holdco, Twist, Techpack, Pechiney, Cosmetech, Cebal LP and Cebal LLC;

(c)           the Loan Agreement, dated June 30, 2010, between Twist SCA, as lender, and Twist Beauty Packaging Holding France, a societe par actions simplifiee, as borrower, with respect to a loan in the amount of $5,040,000, with respect to which approximately $1,598,674.08 (EUR 1,210,000) is outstanding as of the Closing Date, and the related guaranty thereof by U.S. Parent Holdco, Twist, Techpack, Pechiney, Cosmetech, Cebal LP, Cebal LLC and BP Canada (it being understood that the guaranty of BP Canada is not in place at the Closing Date but may be put in place after the Closing Date);

(d)             the Loan Agreement, dated June 30, 2010, between Twist SCA, as lender, and Twist Beauty Packaging Holding Germany GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) incorporated in Germany, as borrower, with respect to a loan in the amount of $2,700,000, with respect to which approximately $2,919,112.81 (EUR 2,209,410) is outstanding as of the Closing Date, and the related guaranty thereof by U.S. Parent Holdco, Twist, Techpack, Pechiney, Cosmetech, Cebal LP, Cebal LLC and BP Canada (it being understood that the guaranty of BP Canada is not in place at the Closing Date but may be put in place after the Closing Date);

(e)             a notation on the general ledger of U.S. Parent Holdco of an advance by Twist Beauty Packaging Holding Mexico S. de R.L. de C.V. to U.S. Parent Holdco in the amount of $557,785;

(f)             the Loan Agreement, dated November 18, 2010, between Techpack, as lender, and U.S. Parent Holdco, as borrower, with respect to a loan in an amount up to $2,000,000; and

(g)             the Loan Agreement, dated July 21, 2010, between Cosmetech Mably Europe, a société par actions simplifiee organized and existing under the laws of France, as lender, and Cosmetech, as borrower, with respect to a loan in the amount of $3,000,000, of which $2,000,000 is outstanding as of the Closing Date.

“Permitted Sponsor Subordinated Debt” shall mean, collectively, (a) the Permitted Sponsor Acquisition Subordinated Debt and (b) additional secured Indebtedness owing to Sun Capital in an aggregate original principal amount not to exceed $20,000,000 and which (i) is otherwise on terms satisfactory to the Co-Collateral Agents in their Permitted Discretion and (ii) is subject to a subordination agreement in the form attached hereto as Exhibit S-1.

“Permitted Subordinated Debt” shall mean, collectively, (a) Permitted Sponsor Subordinated Debt and (b) unsecured Indebtedness which is on terms satisfactory to the Co-Collateral Agents, in their Permitted Discretion, in all respects and subordinated in right of payment to the Obligations pursuant to a written subordination agreement satisfactory to Agent, in its Permitted Discretion, in all respects.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan but excluding a Multiemployer Plan, Canadian Pension Plan and Canadian Union Plan), maintained for employees of any Parent Holdco or its Subsidiaries, or any such Plan to which any Parent Holdco or its Subsidiaries is required to contribute on behalf of any of its employees or any Pension Benefit Plan of any member of the Controlled Group.

“Pledge Agreement” shall mean, collectively, the Pledge and Security Agreement, dated the date hereof, by the U.S. Borrowers signatory thereto in favor of Agent and any other similar pledge agreement pursuant to which the Equity Interests of any Subsidiary of a Borrower are pledged to Agent as security for any of the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PNC Canada” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPSA” shall mean the Personal Property Security Act (Ontario) or similar personal property security legislation as in effect from time to time in any province or territory of Canada. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Payables” shall mean, as of any date of determination, as to any Person that has granted a Lien on Collateral located in Canada (“Canadian Collateral”) to the Agent to secure any of the Obligations (a “Canadian Obligor”): (a) the full amount of the liabilities of such Canadian Obligor at such time which, except for liabilities associated with Permitted Encumbrances (i) have a trust imposed to provide for payment or a security interest, pledge, hypothec, charge or other Lien ranking or capable of ranking senior to or pari passu with the Liens granted to Agent on the Canadian Collateral under federal, provincial, municipal or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with such Obligations under local or federal law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations, in each case, to the extent such trust, security interest, hypothec, charge or other Lien has been or could reasonably be expected to be imposed; and (b) the amount equal to the percentage applicable to Inventory in the applicable Formula Amount which the Co-Collateral Agents, in their Permitted Discretion, considers as being, or is reasonably likely to become, subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over Agent’s Liens securing such Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien in respect of which has been filed of record; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Protective Advances” shall have the meaning set forth in Section 15.2(f) hereof.

“Purchasing CLO” shall have the meaning set forth in Section 15.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in deposit accounts or securities accounts which are (i) subject to a control agreement in favor of Agent, (ii) maintained by a branch office of the bank or securities intermediary located within the United States or Canada, and (iii) not Funding Accounts, Collection Accounts or other accounts utilized for any purpose by any Loan Party other than to hold such cash and Cash Equivalents; provided, however, until the date that is thirty (30) days after the Closing Date, cash and Cash Equivalents which would otherwise constitute Qualified Cash but for the fact that Agent has not received a control agreement with respect thereto shall nonetheless constitute Qualified Cash.

“Questionnaire” shall mean the Documentation Information Questionnaire and the responses thereto provided by the Loan Parties and delivered to Agent.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all real property owned or leased by any Loan Party.

“Receivables” shall mean and include, as to any specified Person, all of such Person’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Person by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Person arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Register” shall have the meaning set forth in Section 15.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Rent Reserve” shall mean, with respect to any premises at which Collateral is located which is not owned by Loan Party or, if owned, is subject to a mortgage in favor of a Person other than Agent for the benefit of the Lenders, and in respect of which Agent has not received a Lien Waiver Agreement executed by the lessor, mortgagee, warehouseman, bailee or consignee, as applicable, a reserve equal to three (3) times the monthly mortgage or lease payment or monthly warehouse, bailment or consignment charges for such premises; provided, however, with respect to any such premises, to the extent the Loan Parties are diligently pursuing the delivery of a Lien Waiver Agreement with respect thereto during the sixty (60) day period following the Closing Date, no Rent Reserve shall be implemented during such period with respect to such premises.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder for which the thirty (30) day notice period has not been waived.

“Required Lenders” shall mean Lenders holding more than fifty percent (50%) of the Advances (other than Swing Loans) and, if no Advances (excluding Swing Loans) are outstanding, shall mean Lenders holding more than fifty percent (50%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Required Term Loan Lenders” shall mean Lenders holding more than fifty percent (50%) of the Term Loan; provided, however, if there are fewer than three (3) such Lenders, Required Term Loan Lenders shall mean all such Lenders.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Reserves” shall mean as of any date of determination, such amounts as the Co-Collateral Agents may from time to time establish and revise in their Permitted Discretion reducing the Formula Amount which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by the Co-Collateral Agents in their Permitted Discretion, adversely affect, would or could have a reasonable likelihood of adversely affecting, either (1) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, (2) the assets, business or condition (financial or otherwise) of any Loan Party, (3) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof), (4) any Loan Party’s ability to perform hereunder or under the Other Documents or (5) Agent’s or Lenders’ ability to enforce their rights under this Agreement and the Other Documents, (b) to ensure any Loan Party’s ability to satisfy any payment obligation for which it is liable, (c) to reflect the Co-Collateral Agents’ good faith belief that any collateral report or financial information furnished by or on behalf of any of the Loan Parties to the Co-Collateral Agents is or may have been incomplete, inaccurate or misleading in any material respect, (d) in respect of any state of facts which the Co-Collateral Agents determine in good faith constitutes or could reasonably be expected to result in a Default or an Event of Default or (e) to reflect the Rent Reserve. Without limiting the generality of the foregoing, Reserves may, at the Co-Collateral Agents’ option, be established to reflect dilution with respect to the Receivables (based on the ratio of the aggregate amount of reductions in Accounts for the trailing twelve month period ending on such date of determination, to the aggregate dollar equivalent amount of the sales of the Borrowing Base Parties for such period) as calculated by the Co-Collateral Agents for any period is or is reasonably anticipated to be greater than five (5.0%) percent. The amount of any Reserve (other than the Rent Reserve) established by the Co-Collateral Agents shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Co-Collateral Agents in their Permitted Discretion and, prior to establishing and imposing any such Reserve, the Co-Collateral Agents shall, where commercially practicable, endeavor to (but shall have no liability for failing to) provide Borrowing Agent with three (3) days’ prior notice of the creation of any such Reserve during which period Borrows and the Co-Collateral Agents may discuss the imposition of such Reserve.

“Revolving Advances” shall mean the Canadian Revolving Advances and the U.S. Revolving Advances.

“Revolving Credit Notes” shall mean, collectively, the U.S. Revolving Credit Notes and the Canadian Revolving Credit Notes.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans, (b) the sum of the Canadian Prime Rate plus the Applicable Margin with respect to Canadian Prime Rate Loans, (c) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans and (b) the sum of the CDOR Rate plus the Applicable Margin with respect to CDOR Rate Loans.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Sponsor Subordination Agreements” shall mean, collectively, (a) the Subordination Agreements, dated the Closing Date, executed by the holders of the Permitted Sponsor Acquisition Subordinated Debt in favor of Agent and acknowledged by the Loan Parties referenced therein and (b) any other subordination agreement accepted by the Co-Collateral Agents with respect to Permitted Sponsor Subordinated Debt.

“Subordination Agreements” shall mean the Sponsor Subordination Agreements and any other subordination agreement entered into by, or in favor of Agent, with respect to any other Permitted Subordinated Debt or any subordination provision of any document or agreement giving rise to any Indebtedness of Loan Party permitted under the terms of this Agreement.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person; provided, that, no Permitted Joint Venture shall be deemed a Subsidiary of any Loan Party unless and until the Governing Documents with respect to such Permitted Joint Venture, as applicable, provide that such Loan Party, directly or indirectly, has the power to pledge the Equity Interests of such Permitted Joint Venture and control the operations of such Permitted Joint Venture.

“Subsidiary Stock” shall mean, with respect to any Person, all of the issued and outstanding Equity Interests of any Subsidiary directly owned by such Person.

“Sun Capital” shall mean Sun Capital Partners V, L.P., a Delaware limited partnership, and any similar fund controlled or managed by or under common control or management with such Person.

“Sun Capital Manager” shall mean Sun Capital Partners Management V, LLC, a Delaware limited liability company.

“Tax Preferred Subsidiary” means a Foreign Subsidiary of a Parent Holdco that is (a) not a “United States person” (within the meaning of paragraph (30) of Section 7701(a) of the Code) and (b) is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which such Parent Holdco (or any corporation which in addition to such Parent Holdco is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code.

“Techpack” shall have the meaning set forth in the preamble hereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Date” shall mean the date on which all of the Obligations (including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding contingent indemnification obligations with respect to which no claims have been made) have been paid in full in cash and all commitments and obligations of Agent and the Lenders hereunder have been terminated.

“Term Loan” shall mean the Advances made pursuant to Section 2.4 hereof.

“Term Loan Amount” shall mean $15,500,000.

“Term Loan Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.

“Term Note” shall mean, collectively, the promissory notes described in Section 2.4 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan; (ii) the withdrawal of a Loan Party or any member of the Controlled Group from a Pension Benefit Plan that is a Multiple Employer Plan or a Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan; (v) any event or condition which could reasonable be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan; (vi) the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; or (vii) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of a Loan Party or any member of the Controlled Group from a Multiemployer Plan that could reasonably be expected to result in any liability to any Loan Party.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state or provincial law, or any other applicable Federal, state or provincial laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 15.3(d) hereof.

“Twist” shall have the meaning set forth in the preamble hereto.

“Twist North America Group” shall mean, collectively, U.S. Parent Holdco and its Subsidiaries and Canadian Parent Holdco and its Subsidiaries.

“Twist SCA” shall mean Twist Beauty Packaging S.C.A., a societe en commandite par actions governed by the laws of Luxembourg.

“Undrawn Availability” at a particular date shall mean an amount equal to the sum of (a) Qualified Cash plus (b) the result of (i) the lesser of (A) the Canadian Formula Amount or (B) the Maximum Canadian Revolving Advance Amount, minus (ii) the sum of (A) the outstanding amount of Canadian Advances plus (B) all amounts due and owing to Canadian Borrowers’ trade creditors that are 60 days or more past due and are not otherwise on formal extended terms, plus (C) fees and expenses arising hereunder or under the Other Documents for which Canadian Borrowers are liable but which have not been paid or charged to Canadian Borrower’s Account plus (c) the result of (i) the lesser of (A) the U.S. Formula Amount or (B) the Maximum U.S. Revolving Advance Amount minus (ii) the sum of (A) the outstanding amount of U.S. Advances plus (B) all amounts due and owing to U.S. Borrowers’ trade creditors that are 60 days or more past due and are not otherwise on formal extended terms, plus (C) fees and expenses arising hereunder or under the Other Documents for which U.S. Borrower is liable but which have not been paid or charged to U.S. Borrower’s Account.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Twist North America Group on a Combined and Consolidated Basis other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, Capital Expenditures made utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Advances” shall mean and include the U.S. Revolving Advances, U.S. Letters of Credit, the Term Loan and any other advance made hereunder to a U.S. Borrower.

“U.S. Blocked Account Bank” shall have the meaning set forth in Section 4.15(h)(i) hereof.

“U.S. Borrowers” and “U.S. Borrower” shall have the meanings set forth in the preamble to this Agreement.

“U.S. Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.

“U.S. Borrowing Agent” shall mean Twist.

“U.S. Borrowing Base Parties” shall mean each U.S. Borrower signatory hereto and, as of any date of determination, any other Person joined as a party to this Agreement as a U.S. Borrower in accordance with Section 7.12 hereof and with respect to which, to the extent required by any Co-Collateral Agent: (a) each Co-Collateral Agent has completed and been satisfied with its audit and inspection of the assets of such Person which are contemplated to be included in the U.S. Formula Amount, (b) each Co-Collateral Agent has received all applicable appraisals with respect to the assets of such Person which are contemplated to be included in the U.S. Formula Amount and (c) each Co-Collateral Agent has received all other documentation and information with respect to such Person as may be reasonably required by such Co-Collateral Agent.

“U.S. Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as its “U.S. Commitment Percentage”, as the same may be adjusted upon any assignment by a Lender pursuant to Sections 15.3(c) or 15.3(d) hereof.

“U.S. Eligible Inventory” shall mean and include Inventory of each U.S. Borrowing Base Party (excluding work-in-process but including, to the extent provided below, in transit Inventory) valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in the Co-Collateral Agents’ Permitted Discretion, obsolete, excess or unmerchantable and which the Co-Collateral Agents, in their Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as the Co-Collateral Agents may from time to time deem appropriate. In addition, such Inventory shall not be U.S. Eligible Inventory if it (i) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit, unless (A) such Inventory would otherwise constitute U.S. Eligible Inventory, (B) such Inventory is properly recorded on the such U.S. Borrowing Base Party’s books and records, (C) title to such Inventory has passed to such U.S. Borrowing Base Party and the replacement value of such Inventory is covered under such U.S. Borrowing Base Party’s casualty insurance policies, which policies, in accordance with the terms of this Agreement, carry a lender loss payee endorsement in favor of Agent, (D) such Inventory is insured to the full value thereof and pursuant to insurance polices with endorsements thereto that comply with Section 4.11 hereof, (E) all negotiable bills of lading for such Inventory, properly endorsed, are in Agent’s possession or, pursuant to a Lien Waiver Agreement, with its bailee, (F) all non-negotiable bills of lading for such Inventory are issued in U.S. Borrowing Base Party’s name and either a notation of Agent’s first priority Lien on such Inventory appears on such bill of lading or notice of Agent’s Lien has otherwise been sent to the applicable bailee, (G) except where the Co-Collateral Agents are otherwise satisfied, in their Permitted Discretion, that title to such Inventory has passed to such U.S. Borrowing Base Party, such Inventory is not being acquired pursuant to a trade U.S. Letter of Credit where such trade U.S. Letter of Credit remains outstanding, (H) the Borrowers’ Collateral reporting shall then be available to the Co-Collateral Agents in a manner satisfactory to the Co-Collateral Agents, in their Permitted Discretion and (I) each Co-Collateral Agent shall have received all necessary internal credit approvals for the inclusion of such Inventory in the U.S. Formula Amount, (iii) other than in transit inventory which, as provided above, constitutes Canadian Eligible Inventory, is located outside the United States or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory unless, with respect to Customers acceptable to the Co-Collateral Agents in their Permitted Discreation (A) such Consigned Inventory is located with a Customer for purchase by such Customer, (B) the Co-Collateral Agents have received and been reasonably satisfied with their review of the consignment agreement between the applicable U.S. Borrowing Base Party and such Customer, (C) the applicable U.S. Borrowing Base Party has duly filed a PPSA or Uniform Commercial Code filing, as applicable, as to such consignment arrangement with respect to such Customer and assigned such filing to Agent, (D) all applicable notices to the holders of Liens with respect to the inventory of such Customer have received notice of such U.S. Borrowing Base Party’s and Agent’s interests and (E) Agent has received a Lien Waiver Agreement satisfactory to the Co-Collateral Agents in their Permitted Discretion, duly executed by such Customer, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts such U.S. Borrowing Base Party’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (vii) is situated at a location not owned by a U.S. Borrowing Base Party unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement or, subject to the terms of the definition thereof, a Rent Reserve has been established with respect thereto, (viii) is not subject to the perfected, first priority security interest of Agent or is subject to any Lien other than a Permitted Collateral Encumbrance; provided, however, such Inventory shall only be deemed ineligible pursuant to this clause (viii) to the extent of such Permitted Collateral Encumbrance, (ix) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000, (x) consists of packing or shipping materials, or manufacturing supplies, (xi) consists of tooling or replacement parts, (xii) consists of display items, (xiii) consists of any costs associated with “freight in” charges, (xiv) consists of goods which have been returned by the buyer, (xv) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available, (xvi) is not covered by casualty insurance reasonably acceptable to the Co-

Collateral Agents, (xvii) other than raw materials, is not of a type held for sale in the Ordinary Course of Business of a Borrowing Base Party.

“U.S. Eligible Receivables” shall mean and include with respect to the U.S. Borrowing Base Parties, each Receivable of such U.S. Borrowing Base Party arising in the Ordinary Course of Business and which the Co-Collateral Agents, in their Permitted Discretion, shall deem to be a U.S. Eligible Receivable, based on such considerations as the Co-Collateral Agents may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is evidenced by an invoice or other documentary evidence reasonably satisfactory to the Co-Collateral Agents. In addition, no Receivable shall be a U.S. Eligible Receivable if:

(a)                                 it arises out of a sale made by a U.S. Borrowing Base Party to an Affiliate of any Borrowing Base Party (other than sales to Affiliates that are Sun Capital portfolio companies not otherwise affiliated with such Person to the extent pursuant to arms length transactions) or to a Person controlled by an Affiliate of a Borrowing Base Party;

(b)                                 it is due or unpaid more than ninety (90) days after its original invoice date or is unpaid more than sixty (60) days after the due date therefor;

(c)                                  it is owing by a Customer in respect of which fifty percent (50%) or more of all Receivables from such Customer and the Affiliates of such Customer owing to any U.S. Borrowing Base Party or any Canadian Borrowing Base Party are deemed not to be Eligible Receivables under clause (b) above or clause (b) of the definition of U.S. Eligible Receivables, as applicable (such percentage may, in the Co-Collateral Agents’ Permitted Discretion, be increased or decreased from time to time);

(d)                                 any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)                                  the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)                                   the sale is (i) to a Customer resident or organized outside the United States of America or Canada (other than a Customer resident or organized in Quebec), unless either (A) the sale is on letter of credit, credit insurance, guaranty or acceptance terms, in each case acceptable to the Co-Collateral Agents in their Permitted Discretion or (B) such sale is a Domestic Customer Subsidiary Sale or (ii) not payable in Dollars or Canadian Dollars;

(g)                                  the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)                                 the Co-Collateral Agents believe, in their Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay (including, without limitation, Receivables that arise with respect to goods that are delivered on a cash-on-delivery basis);

(i)                                     the Customer is the United States, the government of Canada, any state, province or territory or any department, agency or instrumentality of any of them, except to the extent that, (i) with respect to each Receivable due from the United States or any state, territory or any department, agency or instrumentality of it, the applicable U.S. Borrowing Base Party assigns its right to payment of such Receivable to Agent pursuant to the Federal Assignment of Claims Act or (ii) with respect to each Receivable due from the government of Canada or a province or territory thereof, the applicable U.S. Borrowing Base Party assigns its right to payment of such Receivable to Agent pursuant to the Financial Administration Act (Canada), R.S.C. 1985, C.F-11 or its provincial equivalent, and provides the applicable notices and obtains the acknowledgments required thereunder;

(j)                                    the goods giving rise to such Receivable have not been billed and shipped to the Customer or the services giving rise to such Receivable have not been fully performed by such U.S. Borrowing Base Party;

(k)                                 Receivables with respect to a Customer whose total obligations owing to all Borrowing Base Parties exceed 15% of the sum of all Eligible Receivables, to the extent of the obligations owing by such Customer in excess of such percentage; provided, however, such percentages, as applied to a particular Customer (x) shall be subject to reduction by the Co-Collateral Agents in their Permitted Discretion if the creditworthiness of such Customer deteriorates and (y) may, at the Co-Collateral Agents’ election, be increased;

(l)                                     unless the applicable U.S. Borrowing Base Party has delivered to the Agent a no-offset agreement in form and substance reasonably acceptable to the Co-Collateral Agents, the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of any Borrowing Base Party or the Receivable is contingent in any respect or for any reason, but only to the extent of the amount of any such offset, deduction, defense, dispute, counterclaim or contingency;

(m)                             any U.S. Borrowing Base Party has made any agreement with any Customer for any deduction therefrom (but only to the extent of the amount of any such deduction), except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)                                 any return, rejection or repossession of the merchandise that is the subject of such Receivable has occurred or the rendition of services that is the subject of such Receivable has been disputed, provided, that only that portion of such Receivable subject to such return, rejection, repossession or dispute shall be deemed ineligible under this clause (n);

(o)                                      such Receivable is not payable to a U.S. Borrowing Base Party;

(p)                                      such Receivable is not subject to Agent’s perfected, first priority security interest or is subject to any Lien other than a Permitted Collateral Encumbrance; provided, however, such Receivable shall only be deemed ineligible pursuant to this clause (p) to the extent of such Permitted Collateral Encumbrance;

(q)                                      such Receivable (i) is one as to which a U.S. Borrowing Base Party is not able to bring suit or otherwise enforce its remedies against the Customer through judicial process, or (ii) represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Customer’s obligation to pay that invoice is subject to a U.S. Borrowing

Base Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer; and

(r)                                    such Receivable arises from a sale of tooling or replacement parts other than such Receivables which arise pursuant to a final invoice, relate to sales of tooling in a U.S. Borrowing Base Party’s possession and with respect to which the manufacturer of such tooling has been paid in full.

“U.S. Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“U.S. Funding Account” shall mean deposit account number 8026276079 of U.S. Borrowing Agent established at PNC for the purpose of receiving proceeds of U.S. Revolving Advances.

“U.S. Guarantor” shall mean U.S. Parent Holdco, Cebal LLC, Pechiney and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations (other than the Canadian Guarantors) and “U.S. Guarantors” means collectively all such Persons.

“U.S. Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a) hereof.

“U.S. Lender” and “U.S. Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which, in accordance with the terms of this Agreement, becomes a transferee, successor or assign of any U.S. Lender.

“U.S. Letter of Credit” shall have the meaning set forth in Section 2.9(a).

“U.S. Letter of Credit Sublimit” shall mean $10,000,000.

“U.S. Loan Parties” shall mean the U.S. Borrowers and the U.S. Guarantors.

“U.S. Parent Holdco” shall have the meaning set forth in the preamble hereto.

“U.S. Obligations” shall mean and include, to the extent arising under or in connection with this Agreement or any Other Document (including, without limitation, any Guaranty provided by the U.S. Loan Parties with respect to the Canadian Obligations), any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the U.S. Borrowers to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the U.S. Borrowers, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit or guarantee, or any currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of U.S. Borrowers to Agent or Lenders to perform acts or refrain from taking any action.

“U.S. Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a) hereof.

“U.S. Revolving Advances” shall have the meaning set forth in Section 2.1(a) hereof.

“U.S. Revolving Commitment” shall mean, with respect to any U.S. Lender, the commitment of such U.S. Lender to make U.S. Revolving Advances and extend U.S. Letters of Credit in an aggregate amount not to exceed (a) the Dollar amount set forth below such U.S. Lender’s name on such U.S. Lender’s signature page hereto as such U.S. Lender’s Revolving Commitment, as same may be adjusted upon any assignment by a U.S. Lender pursuant to Section 15.3, or (b) the Dollar amount set forth in any Commitment Transfer Supplement to which such U.S. Lender is a party (as an assignee) as such U.S. Lender’s Revolving Commitment.

“U.S. Revolving Credit Notes” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof and the U.S. Swing Loan Note.

“U.S. Swing Loan Commitment” shall mean PNC’s commitment to make U.S. Swing Loans to U.S. Borrowers pursuant to Section 2.25(a) hereof in an aggregate principal amount up to $5,000,000.

“U.S. Swing Loan Note” shall have the meaning set forth in Section 2.25(a)(iv) hereof.

“U.S. Swing Loan Request” shall mean a request for U.S. Swing Loans made in accordance with Section 2.25(b) hereof.

“U.S. Swing Loans” shall mean collectively and “U.S. Swing Loan” shall mean separately all Advances made by PNC to U.S. Borrowers pursuant to Section 2.25(a) hereof.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

“WWD Litigation” shall mean the actions filed in the Supreme Court of the State of New York in the County of New York on March 12, 2009, indexed number 600781 2009 titled Worldwide Dreams LLC v. Cosmetech Mably International, LLC, Techpack America Inc. and the other parties named therein.

1.3.                            Uniform Commercial Code Terms.   All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims,” “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.                            Certain Matters of Construction.   The terms “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise specified, all references to this Agreement or any Other Documents shall include any and all modifications or amendments hereto and thereto and any and all extensions or renewals thereof. Unless otherwise specified, all references to any instruments, document or agreements (other than this Agreement or any Other Document) in this Agreement or any Other Document shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof to the extent such modifications, amendments, extensions or renewals are permitted under the terms of this Agreement and any applicable intercreditor or subordination agreement. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. All amounts which constitute any portion of the Formula Amount or the Obligations and are originated in Canadian Dollars shall be converted, in accordance with Agent’s normal banking procedures, to Dollars for purposes of any calculation hereunder. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. With respect to any of the Obligations, whenever the phrase “paid in full” or words of similar import (including, without limitation, any such words qualified by “in cash”) relating to payment in full of the Obligations are used in this Agreement or any Other Document, such phase shall mean payment in full (other than contingent indemnification obligation for which no claim has yet been made) in cash or Cash Collateralization of all of the Obligations in accordance with the terms of this Agreement. With respect to an Person, wherever the phrase “to the best of [such Person’s] knowledge” or words of similar import relating to the knowledge or the awareness of such Person are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of such Person or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Person and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5.                            Quebec References. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any Other Document) and for all other purposes pursuant to which the interpretation or construction of an Other Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property”

shall be deemed to include “movable property,” (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude,” (iii) “tangible property” shall be deemed to include “corporeal property,” (iv) “intangible property” shall be deemed to include “incorporeal property,” (v) “security interest” and “mortgage” shall be deemed to include a “hypothec,” (vi) all references to filing, registering or recording financing statements or other required documents under the Uniform Commercial Code, the PPSA or other applicable law shall be deemed to include publication under the Civil Code of Quebec, and all references to releasing or terminating any Lien shall be deemed to include a release, discharge and mainlevee of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary.”

ARTICLE II                           ADVANCES, PAYMENTS.

2.1.                            Revolving Advances.

(a)                                 U.S. Revolving Advances.

(i)                                         Subject to the terms and conditions set forth in this Agreement, each U.S. Lender, severally and not jointly, will make revolving advances in Dollars to U.S. Borrowers (such advances and Swing Loans made to U.S. Borrowers, “U.S. Revolving Advances”) in aggregate amounts outstanding at any time equal to such U.S. Lender’s U.S. Commitment Percentage of the lesser of (x) the Maximum U.S. Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding U.S. Letters of Credit or (y) an amount equal to the sum of:

(A)                               85% (the “U.S. Receivables Advance Rate”) of U.S. Eligible Receivables; provided, however, (1) the aggregate amount of U.S. Revolving Advances with respect to such Receivables arising from sales of tooling, when aggregated with Canadian Revolving Advances with respect to Canadian Eligible Receivables that arise from sales of tooling shall not at any time exceed $2,000,000 and (2) the aggregate amount of U.S. Revolving Advances with respect to such Receivables arising from Domestic Customer Subsidiary Sales, when aggregated with Canadian Revolving Advances with respect to Canadian Eligible Receivables that arise from Domestic Customer Subsidiary Sales shall not at any time exceed $1,500,000, plus

(B)                               the lesser of (a) 65% of the book value of the U.S. Eligible Inventory (the “U.S. Inventory Advance Rate”), (b) 85% of the book value of Inventory of the U.S. Borrowing Base Parties of the type appraised in determining the NOLV Factor, multiplied by the NOLV Factor or (c) $20,000,000 minus the Dollar equivalent of the amount of Canadian Revolving Advances made pursuant to clause (y)(B) of Section 2.1(b)(i); provided, however, the aggregate amount of U.S. Revolving Advances with respect to such Inventory which is in-transit Inventory, when aggregated with Canadian Revolving Advances with respect to Canadian Eligible Inventory that is in-transit Inventory shall not at any time exceed $2,500,000, minus

(C)                               the Maximum Undrawn Amount of all outstanding U.S. Letters of Credit, minus

(D)          that portion of the Reserves, if any, as the Co-Collateral Agents may from time to time allocate against the sum of clauses (A), (B) and (C) above in their Permitted Discretion (without duplication of any Reserves established with respect to the Canadian Formula Amount).

The amount derived from (x) the sum of Sections 2.1(a)(i)(y)(A) and (B) minus (y) the sum of Sections 2.1(a)(i)(y)(C) and (D) at any time and from time to time shall be referred to as the “U.S. Formula Amount”. The U.S. Revolving Advances shall be evidenced by one or more secured promissory notes substantially in the form attached hereto as Exhibit 2.1(a).

(b)                Canadian Revolving Advances.

(i)      Subject to the terms and conditions set forth in this Agreement, each Canadian Lender, severally and not jointly, will make revolving advances in Canadian Dollars (such advances and Swing Loans made to Canadian Borrowers, the “Canadian Revolving Advances”) to Canadian Borrowers in aggregate amounts outstanding at any time equal to such Canadian Lender’s Canadian Commitment Percentage of the lesser of (x) the Maximum Canadian Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Canadian Letters of Credit or (y) an amount equal to the sum of:

(A)            85% (the “Canadian Receivables Advance Rate”) of Canadian Eligible Receivables; provided, however, (1) the aggregate amount of Canadian Revolving Advances with respect to such Receivables arising from sales of tooling, when aggregated with U.S. Revolving Advances with respect to U.S. Eligible Receivables that arise from sales of tooling shall not at any time exceed $2,000,000 and (2) the aggregate amount of Canadian Revolving Advances with respect to such Receivables arising from Domestic Customer Subsidiary Sales, when aggregated with U.S. Revolving Advances with respect to U.S. Eligible Receivables that arise from Domestic Customer Subsidiary Sales shall not at any time exceed $1,500,000, plus

(B)            the lesser of (a) 65% of the book value of the Canadian Eligible Inventory (the “Canadian Inventory Advance Rate”), (b) 85% of the book value of Inventory of the Canadian Borrowing Base Parties of the type appraised in determining the NOLV Factor multiplied by the NOLV Factor or (c) $20,000,000 minus the Canadian Dollar equivalent of the aggregate amount of U.S. Revolving Advances outstanding with respect to U.S. Eligible Inventory; provided, however, the aggregate amount of Canadian Revolving Advances with respect to such Inventory which is in-transit Inventory, when aggregated with U.S. Revolving Advances with respect to U.S. Eligible Inventory that is in-transit Inventory shall not at any time exceed $2,500,000, minus

(C)            the Maximum Undrawn Amount of all outstanding Canadian Letters of Credit, minus

(D)            that portion of the Reserves, if any, as the Co-Collateral Agents may from time to time allocate against the sum of clauses (A), (B) and (C) above in their Permitted Discretion (without duplication of any Reserves established with respect to the U.S. Formula Amount), including, without limitation, with respect to Priority Payables.

The amount derived from (x) the sum of Sections 2.1(b)(i)(y)(A) and (B) minus (y) the sum of Sections 2.1(b)(i)(y)(C) and (D) at any time and from time to time shall be referred to as the “Canadian Formula Amount”. The Canadian Revolving Advances shall be evidenced by one or more secured promissory notes substantially in the form attached hereto as Exhibit 2.1(b).

(c)           Reserves. Each Borrower acknowledges that increasing or imposing reserves may limit or restrict Advances available to Borrowers.

2.2.         Procedure for Revolving Advance Borrowings.

(a)           Requests for Advances.

(i)           U.S. Borrowing Agent, on behalf of U.S. Borrowers, may notify Agent prior to 1:00 p.m. on a Business Day of U.S. Borrowers’ request to incur, on that day, a U.S. Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other U.S. Obligation, become due, same shall be deemed a request for a U.S. Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or U.S. Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(ii)          Canadian Borrowing Agent, on behalf of Canadian Borrowers, may notify Agent prior to 1:00 p.m. on a Business Day of Canadian Borrowers’ request to incur, on that day, a Canadian Revolving Advance hereunder. Should any amount required to be paid by Canadian Borrowers as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Canadian Obligation, become due, same shall be deemed a request for a Canadian Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Canadian Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)           Requests for Eurodollar Rate Loans.

(i)              Notwithstanding the provisions of subsection (a)(i) above, in the event U.S. Borrowing Agent desires to obtain a Eurodollar Rate Loan, U.S. Borrowing Agent shall give Agent written notice by no later than 11:00 a.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (A) the date of the proposed borrowing (which shall be a Business Day), (B) the type of borrowing and the amount on the date of such U.S. Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than $500,000 and integral multiples of $500,000 in excess thereof, and (C) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one two or three months; provided, that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to U.S. Borrowers during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(b)(iii), there shall not be outstanding more than seven (7) Eurodollar Rate Loans, in the aggregate.

(ii)             Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as U.S. Borrowing Agent may elect as set forth in subsection (i)(C) above; provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term. U.S. Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(b)(iii), as the case may be. U.S. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by U.S. Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(b)(iii) hereinbelow.

(iii)          Provided that no Event of Default shall have occurred and be continuing, U.S. Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan not made on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan shall be subject to Section 2.2(b)(v). If U.S. Borrowing Agent desires to convert a loan, U.S. Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(iv)          At its option and upon written notice given prior to 11:00 a.m. at least three (3) Business Days’ prior to the date of such prepayment, U.S. Borrowers may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. U.S. Borrowing Agent shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, U.S. Borrowers shall indemnify Agent and U.S. Lenders therefor in accordance with Section 2.2(b)(v) hereof.

(v)           U.S. Borrowers shall indemnify Agent and U.S. Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and U.S. Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any U.S. Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by U.S. Borrowing Agent to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or U.S. Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Agent or any U.S. Lender to U.S. Borrowing Agent shall be conclusive absent manifest error.

(vi)          Notwithstanding any other provision hereof, if any Applicable Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any U.S. Lender (for purposes of this subsection (vi), the term “U.S. Lender” shall include any U.S. Lender and the office or branch where any U.S. Lender or any corporation or bank controlling such U.S. Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of U.S. Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and U.S. Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, U.S. Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate U.S. Lenders for any loss or expense sustained or incurred by U.S. Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by U.S. Lenders to lenders of funds obtained by U.S. Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Agent or U.S. Lenders to U.S. Borrowing Agent shall be conclusive absent manifest error.

(c)           Requests for CDOR Rate Loans.

(i)            Notwithstanding the provisions of subsection (a)(ii) above, in the event Canadian Borrowing Agent desires to obtain a CDOR Rate Loan, Canadian Borrowing Agent shall give Agent written notice by no later than 11:00 a.m. on the day which is three (3) Business Days prior to the date such CDOR Rate Loan is to be borrowed, specifying (A) the date of the proposed borrowing (which shall be a Business Day), (B) the type of borrowing and the amount on the date of such Canadian Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than CDN$250,000 and integral multiples of CDN $250,000 in excess thereof, and (C) the duration of the first Interest Period therefor. Interest Periods for CDOR Rate Loans shall be for one two or three months; provided, that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No CDOR Rate Loan shall be made available to Canadian Borrowers during the continuance of a Default or an Event of Default. After giving effect to each requested CDOR Rate Loan, including those which are converted from a Canadian Prime Rate Loan under Section 2.2(b)(iii), there shall not be outstanding more than three (3) CDOR Rate Loans, in the aggregate.

(ii)           Each Interest Period of a CDOR Rate Loan shall commence on the date such CDOR Rate Loan is made and shall end on such date as Canadian Borrowing Agent may elect as set forth in subsection (i)(C) above; provided that no Interest Period shall end after the last day of the Term. Canadian Borrowing Agent shall elect the initial Interest Period applicable to a CDOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(b)(iii), as the case may be. Canadian Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such CDOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Canadian Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Canadian Prime Rate Loan subject to Section 2.2(b)(iii) hereinbelow.

(iii)          Provided that no Event of Default shall have occurred and be continuing, Canadian Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding CDOR Rate Loan, or on any Business Day with respect to Canadian Prime Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a CDOR Rate Loan not made on the last Business Day of the then current Interest Period applicable to such CDOR Rate Loan shall be subject to Section 2.2(b)(v). If Canadian Borrowing Agent desires to convert a loan, Canadian Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Canadian Prime Rate Loan to a CDOR Rate

Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a CDOR Rate Loan to a Canadian Prime Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Canadian Prime Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(iv)          At its option and upon written notice given prior to 11:00 a.m. at least two (2) Business Days’ prior to the date of such prepayment, Canadian Borrowers may prepay the CDOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Canadian Borrowing Agent shall specify the date of prepayment of Advances which are CDOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a CDOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Canadian Borrowers shall indemnify Agent and Canadian Lenders therefor in accordance with Section 2.2(b)(v) hereof.

(v)           Canadian Borrowers shall indemnify Agent and Canadian Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Canadian Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Canadian Borrower in the payment of the principal of or interest on any CDOR Rate Loan or failure by Canadian Borrowing Agent to complete a borrowing of, a prepayment of or conversion of or to a CDOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Canadian Lenders to lenders of funds obtained by it in order to make or maintain its CDOR Rate Loans hereunder. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Agent or any Canadian Lender to Canadian Borrowing Agent shall be conclusive absent manifest error.

(vi)          Notwithstanding any other provision hereof, if any Applicable Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Canadian Lender (for purposes of this subsection (vi), the term “Canadian Lender” shall include any Canadian Lender and the office or branch where any Canadian Lender or any corporation or bank controlling such Canadian Lender makes or maintains any CDOR Rate Loans) to make or maintain its CDOR Rate Loans, the obligation of Canadian Lenders to make CDOR Rate Loans hereunder shall forthwith be cancelled and Canadian Borrowers shall, if any affected CDOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected CDOR Rate Loans or convert such affected CDOR Rate Loans into loans of another type. If any such payment or conversion of any CDOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such CDOR Rate Loan, Canadian Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Canadian Lenders for any loss or expense sustained or incurred by Canadian Lenders in respect of such CDOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Canadian Lenders to lenders of funds obtained by Canadian Lenders in order to make or maintain such CDOR Rate Loan. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Agent or Canadian Lenders to Canadian Borrowing Agent shall be conclusive absent manifest error.

2.3.         Disbursement of Advance Proceeds.

(a)           All U.S. Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of U.S. Borrowers, shall be charged to U.S. Borrowers’ Account on Agent’s books. During the Term, U.S. Borrowers may use the U.S. Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each U.S. Revolving Advance requested by U.S. Borrowing Agent or deemed to have been requested under Section 2.2(a) hereof shall, with respect to requested U.S. Revolving Advances to the extent U.S. Lenders make such U.S. Revolving Advances, be made available to U.S. Borrowers on the day so requested by way of credit to the U.S. Funding Account, in immediately available federal funds or other immediately available funds or, with respect to U.S. Revolving Advances deemed to have been requested, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

(b)           All Canadian Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Canadian Obligations of Canadian Borrowers, shall be charged to Canadian Borrowers’ Account on Agent’s books. During the Term, Canadian Borrowers may use the Canadian Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Canadian Revolving Advance requested by Canadian Borrowing Agent or deemed to have been requested under Section 2.2(a) hereof shall, with respect to requested Canadian Revolving Advances to the extent Canadian Lenders make such Canadian Revolving Advances, be made available to Canadian Borrowers on the day so requested by way of credit to the Canadian Funding Account, in immediately available federal funds or other immediately available funds or, with respect to Canadian Revolving Advances deemed to have been requested, be disbursed to Agent to be applied to the outstanding Canadian Obligations giving rise to such deemed request.

2.4.         Term Loan. Subject to the terms and conditions of this Agreement, each U.S. Lender, severally and not jointly, will make a Term Loan to U.S. Borrowers in the sum equal to such U.S. Lender’s U.S. Commitment Percentage of the Term Loan Amount. The Term Loan shall be advanced on the Closing Date and, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement, shall be, with respect to principal, payable in quarterly installments on the first day of each quarter, commencing April 1, 2011 in equal installments of $567,857. Further, the remaining unpaid principal balance of the Term Loan shall be due and payable in full on the last day of the Term. The Term Loan shall, if requested by any Lender, be evidenced by one or more secured promissory notes issued to such Lender(s) (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.4. The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as U.S. Borrowing Agent may request. In the event that U.S. Borrowing Agent desires to obtain or extend a Eurodollar Rate Loan or to convert a Domestic Rate Loan to a Eurodollar Rate Loan, U.S. Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and 2.2(b)(iii) and the provisions of Sections 2.2(b) through 2.2(b)(vi) shall apply.

2.5.         Maximum Advances. Notwithstanding anything to the contrary set forth in this Agreement:

(a)           the aggregate balance of U.S. Revolving Advances outstanding at any time shall not exceed the lesser of (i) the Maximum U.S. Revolving Advance Amount or (ii) the U.S. Formula Amount less, in each case, the aggregate Maximum Undrawn Amount of all issued and outstanding U.S. Letters of Credit;

(b)           the aggregate balance of Canadian Revolving Advances outstanding at any time shall not exceed the lesser of (i) the Maximum Canadian Revolving Advance Amount or (ii) the Canadian Formula Amount less, in each case, the aggregate Maximum Undrawn Amount of all issued and outstanding Canadian Letters of Credit; and

(c)           the aggregate balance of the outstanding Revolving Advances plus the Maximum
Undrawn Amount of all issued and outstanding Letters of Credit shall not at any time exceed the Maximum Revolving Amount.

2.6.    Repayment of Advances.

(a)             The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4 hereof and in the Term Note, subject to mandatory prepayments as herein provided.

(b)             Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit the applicable Borrowers’ Account as of the next Business Day following Agent’s receipt of those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the applicable Obligations one (1) Business Day after (i) the Business Day Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit the applicable Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge the applicable Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c)             All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Canadian Dollars in the case of Canadian Revolving Advances and interest and fees related thereto, and in Dollars in all other cases, including with respect to U.S. Revolving Advances, to Agent in immediately available funds. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the applicable Borrowers’ Account or by making Advances as provided in Section 2.2(a) hereof.

(d)             Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7.         Repayment of Excess Advances. Except as permitted by Agent pursuant to Section 15.2, the aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8.         Statement of Account.

(a)             Agent shall maintain, in accordance with its customary procedures, a loan account (“U.S. Borrowers’ Account”) in the name of U.S. Borrowers in which shall be recorded the date, principal and amount of interest on the U.S. Advances made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any U.S. Advance shall not adversely affect Agent or any U.S. Lender. Each month, Agent shall send to U.S. Borrowing Agent a statement showing the accounting for the U.S. Advances made, payments made or credited in respect thereof, and other transactions between Agent and U.S. Borrowers, during such month. The monthly statements shall be deemed correct and binding upon U.S. Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and U.S. Borrowers unless Agent receives a written statement of U.S. Borrowing Agent’s specific exceptions thereto within forty-five (45) days after such statement is received by U.S. Borrowing Agent. Subject to the foregoing forty-five (45) day period, the records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of U.S Advances and other charges thereto and of payments applicable thereto.

(b)           Agent shall maintain, in accordance with its customary procedures, a loan account (“Canadian Borrowers’ Account”) in the name of Canadian Borrowers in which shall be recorded the date, principal and amount of interest on the Canadian Advances made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Canadian Advance shall not adversely affect Agent or any Canadian Lender. Each month, Agent shall send to Canadian Borrowing Agent a statement showing the accounting for the Canadian Advances made, payments made or credited in respect thereof, and other transactions between Agent and Canadian Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Canadian Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Canadian Borrowers unless Agent receives a written statement of Canadian Borrowing Agent’s specific exceptions thereto within forty-five (45) days after such statement is received by Canadian Borrowing Agent. Subject to the foregoing forty-five (45) day period, the records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Canadian Advances and other charges thereto and of payments applicable thereto.

2.9.         Letters of Credit.

(a)             U.S. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit in Dollars (“U.S. Letters of Credit”) for the account of any U.S. Borrower or any of its Subsidiaries; provided, however, that Agent will not be required to issue or cause to be issued any U.S. Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding U.S. Revolving Advances (including U.S. Swing Loans), plus (ii) the Maximum Undrawn Amount of all outstanding U.S. Lettets of Credit to exceed the lesser of (x) the Maximum U.S. Revolving Advance Amount or (y) the U.S. Formula Amount. The Maximum Undrawn Amount of all outstanding U.S. Letters of Credit shall not exceed in the aggregate at any time the U.S. Letter of Credit Sublimit. All disbursements or payments related to U.S. Letters of Credit shall be deemed to be Domestic Rate Loans consisting of U.S. Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. U.S. Letters of Credit that have not been drawn upon shall not bear interest.

(b)             Canadian Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit in Canadian Dollars (“Canadian Letters of Credit”) for the account of any Canadian Borrower or any of its Subsidiaries; provided, however, that Agent will not be required to issue or cause to be issued any Canadian Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Canadian Revolving Advances (including Canadian Swing Loans), plus (ii) the Maximum Undrawn Amount of all outstanding Canadian Letters of Credit to exceed the lesser of (x) the Maximum Canadian Revolving Advance Amount or (y) the Canadian Formula Amount. The Maximum Undrawn Amount of all outstanding Canadian Letters of Credit shall not exceed in the aggregate at any time the Canadian Letter of Credit Sublimit. All disbursements or payments related to Canadian Letters of Credit shall be deemed to be Canadian Prime Rate Loans consisting of Canadian Revolving Advances and shall bear interest at the Revolving Interest Rate for Canadian Prime Rate Loans. Canadian Letters of Credit that have not been drawn upon shall not bear interest.

2.10.     Issuance of Letters of Credit.

(a)             U.S. Borrowing Agent or Canadian Borrowing Agent, on behalf of U.S. Borrowers or Canadian Borrowers, respectively. may request Agent to issue or cause the issuance of a

Letter of Credit by delivering to Agent at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the reasonable satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. U.S. Borrowing Agent or Canadian Borrowing Agent, on behalf of U.S. Borrowers or Canadian Borrowers, respectively, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)           Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c)           Agent shall use its reasonable efforts to notify U.S. Lenders or Canadian Lenders, as applicable, of the request by a Borrowing Agent for a Letter of Credit hereunder.

2.11.       Requirements For Issuance of Letters of Credit.

(a)             Any Borrowing Agent making a request for the issuance of a Letter of Credit shall authorize and direct any Issuer thereof to name the applicable Borrower as the “Applicant” or “Account Party” of such Letter of Credit. If Agent is not the Issuer of any Letter of Credit, the applicable Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to such Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit, the application therefor or any acceptance therefor.

(b)             In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement to purchase Inventory, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12.       Disbursements, Reimbursement.

(a)           Immediately upon the issuance of each U.S. Letter of Credit, each U.S. Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such U.S. Letter of Credit and each drawing thereunder in an amount equal to such U.S. Lender’s U.S. Commitment Percentage of the Maximum Face Amount of such U.S. Letter of Credit and the amount of such drawing, respectively. Immediately upon the issuance of each Canadian Letter of Credit, each Canadian Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Canadian Letter of Credit and each drawing thereunder in an amount equal to such Canadian Lender’s Canadian Commitment Percentage of the Maximum Face Amount of such Canadian Letter of Credit and the amount of such drawing, respectively.

(b)           In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify the applicable Borrowing Agent. Provided that such Borrowing Agent shall have received such notice, the U.S. Borrowers or the Canadian Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon on each date that an amount is paid by Agent under any U.S. Letter of Credit or Canadian Letter of Credit, respectively (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event that:

(i)              U.S. Borrowers fail to reimburse Agent for the full amount of any drawing under any U.S. Letter of Credit by 12:00 Noon on the Drawing Date, Agent will promptly notify each U.S. Lender thereof, and the U.S. Borrowing Agent shall be deemed to have requested that a U.S. Revolving Advance maintained as a Domestic Base Rate Loan be made by the U.S. Lenders to be disbursed on the Drawing Date under such U.S. Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum U.S. Revolving Advance Amount or the U.S. Formula Amount and subject to Section 8.2 hereof; or

(ii)             Canadian Borrowers fail to reimburse Agent for the full amount of any drawing under any Canadian Letter of Credit by 12:00 Noon on the Drawing Date, Agent will promptly notify each Canadian Lender thereof, and the Canadian Borrowing Agent shall be deemed to have requested that a Canadian Revolving Advance maintained as a Canadian Prime Rate Loan be made by the Canadian Lenders to be disbursed on the Drawing Date under such Canadian Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Canadian Revolving Advance Amount or the Canadian Formula Amount and subject to Section 8.2 hereof.

Any notice given by Agent pursuant to Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)

(i)              With respect to each drawing of a U.S. Letter of Credit, each U.S. Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its U.S. Commitment Percentage of the amount of the drawing, whereupon the participating U.S. Lenders shall (subject to Section 2.12(d)) each be deemed to have made a U.S. Revolving Advance maintained as a Domestic Rate Loan to U.S. Borrowers in that amount. If any U.S. Lender so notified fails to make available to Agent the amount of such U.S. Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such U.S. Lender’s obligation to make such payment, from the Drawing Date to the date on which such U.S. Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to U.S. Revolving Advances maintained as Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any U.S. Lender to effect such payment on such date shall not relieve such U.S. Lender from its obligation under this Section 2.12(c)(i); provided that such Lender shall not be obligated to pay interest as provided in clauses (A) and (B) above until and commencing from the date of receipt of notice from Agent of a drawing.

(ii)             With respect to each drawing of a Canadian Letter of Credit, each Canadian Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Canadian Commitment Percentage of the amount of the drawing, whereupon the participating Canadian Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Canadian Revolving Advance maintained as a Canadian Prime Rate Loan to Canadian Borrowers in that amount. If any Canadian Lender so notified fails to make available to Agent the amount of such Canadian Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Canadian Lender’s obligation to make such payment, from the Drawing Date to the date on which such Canadian Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Canadian Revolving Advances maintained as Canadian Prime Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Canadian Lender to effect such payment on such date shall not relieve such Canadian Lender from its obligation under this Section 2.12(c)(ii); provided that such Lender shall not be obligated to pay interest as provided in clauses (A) and (B) above until and commencing from the date of receipt of notice from Agent of a drawing.

(d)           With respect to any unreimbursed drawing that is not converted into a Revolving Advance in whole or in part as contemplated by Section 2.12(b) because of any applicable Borrower’s failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, the applicable Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a U.S. Revolving Advance maintained as a Domestic Rate Loan in the case of a U.S. Letter of Credit or a Canadian Revolving Advance maintained as a Canadian Prime Rate Loan in the case of Canadian Letter of Credit. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in the applicable Letter of Credit Borrowing_ and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e)           Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13.       Repayment of Participation Advances.

(a)           Upon (and only upon) receipt by Agent for its account of immediately available funds from the applicable Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each applicable Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any applicable Lender that did not make a Participation Advance in respect of such payment by Agent.

(b)           If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by any Borrower to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14.       Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued for such Borrowers’ Account and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any applicable Borrowing Agent’s or any other applicable Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15.       Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16.       Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the applicable Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i)            any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(ii)           the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii)          any lack of validity or enforceability of any Letter of Credit;

(iv)          any claim of breach of warranty that might be made by any Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off,

recoupment, counterclaim, cross-claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiary of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)           the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi)          payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)         the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)        any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by the applicable Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished such Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)          any Material Adverse Effect;

(x)           any breach of this Agreement or any Other Document by any party thereto;

(xi)          the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(xii)         the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii)        the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17.       Indemnity. In addition to amounts payable as provided in Section 15.5, each U.S. Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a U.S. Letter of Credit, and each Canadian Borrower hereby agrees to protect, indemnity, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Canadian Letter of Credit, from and against any and all claims, demands, liabilities, damages, taxes (except for Indemnified Taxes covered by Section 3.10 hereof and the imposition of, or any change in the rate of, an Excluded Tax), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any such Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final judgment which is no longer appealable, of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any such Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18.       Liability for Acts and Omissions. As between the U.S. Borrowers and Agent and Lenders, the U.S. Borrowers assume all risks of the acts and omissions of, or misuse of the U.S. Letters of Credit by, the respective beneficiaries of such U.S. Letters of Credit. As between the Canadian Borrowers and Agent and Lenders, the Canadian Borrowers assume all risks of the acts and omissions of, or misuse of the Canadian Letters of Credit by, the respective beneficiaries of such Canadian Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any applicable Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any applicable Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or .powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19.       Additional Payments. Any sums expended by Agent or any Lender due to any U.S. Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any U.S. Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to U.S. Borrower’s Account as a U.S. Revolving Advance and added to the U.S. Obligations. Any sums expended by Agent or any Lender due to any Canadian Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Canadian Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Canadian Borrower’s Account as a Canadian Revolving Advance and added to the Canadian Obligations

2.20.     Manner of Borrowing and Payment.

(a)           Each borrowing of U.S. Revolving Advances (other than U.S. Swing Loans) shall be advanced according to the applicable U.S. Commitment Percentages of the U.S. Lenders. Each borrowing of Canadian Revolving Advances (other than Canadian Swing Loans) shall be advanced according to the applicable Canadian Commitment Percentages of the Canadian Lenders. The Term Loan shall be advanced according to the U.S. Commitment Percentages of U.S. Lenders.

(b)           Each payment (including each prepayment) by any U.S. Borrower or Canadian Borrower on account of the principal of and interest on the U.S. Revolving Advances (other than U.S. Swing Loans) or Canadian Revolving Advances (other than Canadian Swing Loans), respectively, shall be applied to such U.S. Revolving Advances or such Canadian Revolving Advances pro rata according to the applicable Commitment Percentages of U.S. Lenders and Canadian Lenders, respectively. Each payment (including each prepayment) by U.S. Borrowers on account of the principal and interest on the U.S. Swing Loans shall be applied to the U.S. Swing Loans held by PNC. Each payment (including each prepayment) by Canadian Borrowers on account of the principal and interest on the Canadian Swing Loans shall be applied to the Canadian Swing Loans held by PNC Canada. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Note, shall be made from or to, or applied to that portion of the Term Loan evidenced by the Term Note pro rata according to the U.S. Commitment Percentages of U.S. Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to the Agent on behalf of the Lenders with respect to Revolving Advances, to PNC with respect to U.S. Swing Loans and to PNC Canada with respect to Canadian Swing Loans, in each case to the Payment Office on or prior to 1:00 p.m., in Dollars with respect to payments by U.S. Borrowers with respect to the U.S. Obligations and in Canadian Dollars with respect to payments by Canadian Borrowers with respect to the Canadian Obligations, and in each case in immediately available funds.

(i)              Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of (A) U.S. Revolving Advances shall be advanced by Agent and each payment by U.S. Borrowers on account of U.S. Revolving Advances shall be applied first to the U.S. Swing Loans and then to the remaining U.S. Revolving Advances and (B) Canadian Revolving Advances shall be advanced by Agent and each payment by Canadian Borrowers on account of Canadian Revolving Advances shall be applied first to the Canadian Swing Loans and then to the remaining Canadian Revolving Advances advanced by Agent. On or before 1:00 p.m. on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (X) if the aggregate amount of (1) new U.S. Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding U.S. Revolving Advances during such preceding Week, then each U.S. Lender shall provide Agent with funds in an amount equal to its U.S. Commitment Percentage of the difference between (I) such U.S. Revolving Advances and (II) such repayments or (2) new Canadian Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Canadian Revolving Advances during such preceding Week, then each Canadian Lender shall provide Agent with funds in an amount equal to its Canadian Commitment Percentage of the difference between (I) such Canadian Revolving Advances and (II) such repayments; and (Y) if the aggregate amount of (1) repayments applied to outstanding U.S. Revolving Advances during such Week exceeds the aggregate amount of new U.S. Revolving Advances made during such Week, then Agent shall provide each U.S. Lender with funds in an amount equal to its U.S. Commitment Percentage of the difference between (I) such repayments and (II) such U.S. Revolving Advances or (2) repayments applied to outstanding Canadian Revolving Advances during such Week exceeds the aggregate amount of new Canadian Revolving Advances made during such Week, then Agent shall provide each Canadian Lender with funds in an amount equal to its Canadian Commitment Percentage of the difference between (I) such repayments and (II) such Canadian Revolving Advances.

(ii)             Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances (other than Swing Loans) which it has funded. PNC shall be entitled to earn interest at the Revolving Interest Rate with respect to Domestic Rate Loans on outstanding U.S. Swing Loans. PNC Canada shall be entitled to earn interest at the Revolving Interest Rate with respect to Canadian Prime Rate Loans on outstanding Canadian Swing Loans.

(iii)            Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances (other than U.S. Swing Loans and Canadian Swing Loans) made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(c)

(i)              If any U.S. Lender or Participant of a U.S. Lender (a “benefited U.S. Lender”) shall at any time receive any payment of all or part of its U.S. Advances (other than U.S. Swing Loans), or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other U.S. Lender, if any, in respect of such other U.S. Lender’s U.S. Advances (other than U.S. Swing Loans), or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited U.S. Lender shall purchase for cash from the other U.S.

Lenders a participation in such portion of each such other U.S. Lender’s U.S. Advances (other than U.S. Swing Loans), or shall provide such other U.S. Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited U.S. Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other U.S. Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited U.S. Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each U.S. Lender so purchasing a portion of another U.S. Lender’s Advances (other than U.S. Swing Loans) may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such U.S. Lender were the direct holder of such portion.

(ii)             If any Canadian Lender or Participant of a Canadian Lender (a “benefited Canadian Lender”) shall at any time receive any payment of all or part of its Canadian Advances (other than Canadian Swing Loans), or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Canadian Lender, if any, in respect of such other Canadian Lender’s Canadian Advances (other than Canadian Swing Loans), or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Canadian Lender shall purchase for cash from the other Canadian Lenders a participation in such portion of each such other Canadian Lender’s Canadian Advances (other than Canadian Swing Loans), or shall provide such other Canadian Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Canadian Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Canadian Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Canadian Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Canadian Lender so purchasing a portion of another Canadian Lender’s Advances (other than Canadian Swing Loans) may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Canadian Lender were the direct holder of such portion.

(d)           Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of any applicable Advances (other than U.S. Swing Loans and Canadian Swing Loans) available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. Agent will promptly notify the applicable Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (d) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from U.S. Borrowers with respect to U.S. Revolving Advances or Canadian Borrowers with respect to Canadian Revolving Advances; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect any Borrower’s rights (if any) against such Lender.

2.21.       Reduction of Maximum Revolving Advance Amount and Prepayments.

(a)           Partial Reduction of Maximum Revolving Advance Amount. Subject to Section 13.1, U.S. Borrowing Agent may from time to time on at least three (3) Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Maximum Revolving Advance Amount to an amount not less than the greater of (i) $5,000,000 or (ii) the amount of the then outstanding Advances. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000. All reductions of the Maximum Revolving Advance Amount be applied ratably among the Lenders according to their applicable respective applicable Commitment Percentages thereof and shall be accompanied by payment of breakfunding costs, if any, pursuant to Section 2.2(b)(v).

(b)           Voluntary Prepayment of Advances. Subject to Section 13.1, Advances may be prepaid at any time and, with respect to the Revolving Advances and subject to the terms and conditions hereof, reborrowed. Any such prepayment shall be applied first to accrued and unpaid interest owing on such Advances and shall be accompanied by payment of breakfunding costs, if any, pursuant to Section 2.2(b)(v).

(c)           Mandatory Prepayments.

(i)            When any Parent Holdco or any Subsidiary thereof makes any Asset Disposition (other than dispositions permitted under Sections 4.3(a), 4.3(d), 4.3(e), 4.3(f), 4.3(h) or 4.3(i)) or experiences any Asset Loss Event, U.S. Borrowers shall repay the Advances in an amount equal to 100% of the Net Cash Proceeds thereof, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such Net Cash Proceeds shall be held in trust for Agent; provided, however, up to an aggregate of $1,000,000 per Fiscal Year (or such higher amount as Agent and the Required Lenders may agree) of the Net Cash Proceeds of the foregoing shall not be required to be applied to the prepayment of the Advances to the extent such proceeds are to be used to replace, repair or restore, or otherwise reinvest in, assets used in any Borrower’s business and so long as: (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) U.S. Borrowing Agent delivers a certificate to Agent within three (3) Business Days after such Asset Disposition or ten (10) Business Days after the occurrence of Asset Loss Event (as applicable), stating that such Net Cash Proceeds shall be used to replace, repair or restore, or otherwise reinvest in, any such properties or assets to be used in Borrowers’ or its Subsidiaries’ business, as the case may be, within a period specified in such certificate not to exceed 270 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended and shall set forth in reasonable detail the plans for such reinvestment, replacement, repair or restoration, which shall be acceptable to Agent in its Permitted Discretion) and (C) such Net Cash Proceeds are deposited in a non-interest bearing account subject to the sole dominion and control of Agent (which proceeds shall then be disbursed by Agent to the applicable U.S. Borrower or Subsidiary thereof promptly upon U.S. Borrowing Agent’s written request therefor setting forth in reasonable detail the use of such proceeds and certifying that such proceeds are being applied in the manner set forth in the certificate delivered to Agent in accordance with clause (B)); provided, further, that (x) if all or any portion of such Net Cash Proceeds not so applied to the prepayment of the Advances are not used in accordance with the foregoing proviso within 270 of receipt of such Net Cash Proceeds, such amount shall be applied to the Advances as otherwise set forth herein, on the last day of such specified period, (y) if such U.S. Borrower or Subsidiary, as the case may be, is not permitted to reinvest or utilize such Net Cash Proceeds in accordance with this Section 2.21(c)(i) as a result of the existence of a Default, U.S. Borrowing Agent may request, and upon the written approval of Agent, such Net Cash Proceeds shall be deposited in a non-interest bearing account subject to the sole dominion and control of Agent until the earlier of (I) the date on which such Default is cured or waived in writing in accordance with the terms of this Agreement, in which case such amounts may be reinvested or utilized in accordance with the proviso above and (II) the date on which an Event of Default shall occur, in which case such Net Cash Proceeds shall be applied to the Advances in accordance with Section 11.5 on such date and (z) if such U.S. Borrower or such Subsidiary, as the case may be, is not permitted to reinvest or utilize such net cash proceeds as a result of a continuing Event of Default, such net cash proceeds shall be applied in accordance with Section 11.5. The foregoing shall not be deemed to be implied consent to any Disposition or other event otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied (i) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof, and (ii) second, (A) to the extent such Asset Loss Event related to the U.S. Borrowers, to the remaining U.S. Advances in such order as Agent may determine, subject to the U.S. Borrowers’ ability to reborrow U.S. Revolving Advances in accordance with the terms hereof and (B) to the extent such Asset Loss Event related to the Canadian Borrowers, to the remaining Canadian Advances in such order as Agent may determine, subject to the Canadian Borrowers’ ability to reborrow Canadian Revolving Advances in accordance with the terms hereof.

(ii)             [Reserved].

(iii)            [Reserved].

(iv)            When any Parent Holdco or any Subsidiary thereof receives any Extraordinary Receipts, U.S. Borrowers shall repay the Advances in an amount equal to 100% of the Net Cash Proceeds thereof, such repayment to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds. Such repayments shall be applied first, to the extent any such amounts constitute reimbursement of amounts previously paid using proceeds of Revolving Advances or working capital, to the outstanding Revolving Advances (without a corresponding reduction to the Maximum Revolving Advance Amount) and second, to the extent of any remaining Net Cash Proceeds thereof, 75% to the outstanding Revolving Advances (without a corresponding reduction to the Maximum Revolving Advance Amount) and 25% to the Term Loan. The foregoing shall not be deemed to be implied consent to any event or condition giving rise to any Extraordinary Receipts which would otherwise constitute a Default or Event of Default under this Agreement.

2.22.       Use of Proceeds.

(a)              Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to this transaction, (ii) make Capital Expenditures, Permitted Acquisitions and distributions, in each case to the extent permitted under the terms of this Agreement, and (iii) provide for its working capital needs and reimburse drawings under Letters of Credit, to the extent such use of proceeds is not otherwise prohibited under the terms of this Agreement.

(b)              Without limiting the generality of Section 2.22(a) above, no Borrower nor any other Person which may in the future become party to this Agreement or the Other Documents as Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.23.     Defaulting Lender.

(a)           U.S. Defaulting Lenders.

(i)            Notwithstanding anything to the contrary contained herein, in the event any U.S. Lender (A) has refused (which refusal constitutes a breach by such U.S. Lender of its obligations under this Agreement) to make available its portion of any U.S. Advance (other than a U.S. Swing Loan)

or (B) notifies either Agent or U.S. Borrowing Agent that it does not intend to make available its portion of any U.S. Advance (other than a U.S. Swing Loan), if the actual refusal would constitute a breach by such U.S. Lender of its obligations under this Agreement (each, a “U.S. Lender Default”), all rights and obligations hereunder of such U.S. Lender (a “Defaulting U.S. Lender”) as to which a U.S. Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such U.S. Lender Default remains in effect.

(ii)           Notwithstanding anything to the contrary contained herein, in the event any Canadian Lender (A) has refused (which refusal constitutes a breach by such Canadian Lender of its obligations under this Agreement) to make available its portion of any Canadian Advance (other than a Canadian Swing Loan) or (B) notifies either Agent or Canadian Borrowing Agent that it does not intend to make available its portion of any Canadian Advance (other than a Canadian Swing Loan), if the actual refusal would constitute a breach by such Canadian Lender of its obligations under this Agreement (each, a “Canadian Lender Default”), all rights and obligations hereunder of such Canadian Lender (a “Defaulting Canadian Lender”) as to which a Canadian Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Canadian Lender Default remains in effect.

(b)           Canadian Defaulting Lenders.

(i)            U.S. Advances (other than U.S. Swing Loans) shall be incurred pro rata from U.S. Lenders which are not Defaulting U.S. Lenders (the “Non-Defaulting U.S. Lenders”) based on their respective U.S. Commitment Percentages, and no U.S. Commitment Percentage of any U.S. Lender or any pro rata share of any U.S. Advances (other than U.S. Swing Loans) required to be advanced by any U.S. Lender shall be increased as a result of such U.S. Lender Default. Amounts received in respect of principal of any type of U.S. Advances (other than U.S. Swing Loans) shall be applied to reduce the applicable U.S. Advances of each U.S. Lender (other than any Defaulting U.S. Lender) pro rata based on the aggregate of the outstanding U.S. Advances (other than U.S. Swing Loans) of that type of all U.S. Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting U.S. Lender any payments received by Agent for the Defaulting U.S. Lender’s benefit, nor shall a Defaulting U.S. Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting U.S. Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to U.S. Borrowers the amount of such payments received or retained by it for the account of such Defaulting U.S. Lender.

(ii)             Canadian Advances (other than Canadian Swing Loans) shall be incurred pro rata from Canadian Lenders which are not Defaulting Canadian Lenders (the “Non-Defaulting Canadian Lenders”) based on their respective Canadian Commitment Percentages, and no Canadian Commitment Percentage of any Canadian Lender or any pro rata share of any Canadian Advances (other than Canadian Swing Loans) required to be advanced by any Canadian Lender shall be increased as a result of such Canadian Lender Default. Amounts received in respect of principal of any Canadian Revolving Advances (other than Canadian Swing Loans) shall be applied to reduce the Canadian Revolving Advances of each Canadian Lender (other than any Defaulting Canadian Lender) pro rata based on the aggregate of the outstanding Canadian Revolving Advances (other than Canadian Swing Loans) of all Canadian Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Canadian Lender any payments received by Agent for the Defaulting Canadian Lender’s benefit, nor shall a Defaulting Canadian Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Canadian Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Canadian Borrowers the amount of such payments received or retained by it for the account of such Defaulting Canadian Lender.

(c)           A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d)           Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrowers, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)           In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

(f)            Upon any Lender becoming a Defaulting Lender (and for so long as it remains a Defaulting Lender), Borrowers shall have the right to cause such Defaulting Lender to assign its Commitment Percentage of any Advances and its Commitment, in whole, but not in part, in accordance with the procedures set forth in Sections 15.2(c) and 15.3(c), and such Defaulting Lender agrees to cooperate with Borrowers, Agent and any Purchasing Lender to effect such assignment (and such Defaulting Lender shall be responsible for the payment of the fee set forth in Section 15.3 to Agent).

2.24.       Joint and Several Liability, Waivers, etc; Canadian Borrowers Not Liable for U.S. Obligations.

(a)           Each U.S. Borrower hereby agrees as follows.

(i)            Each U.S. Borrower is accepting joint and several liability hereunder and under the Other Documents in consideration of the financial accommodations to be provided by Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of such U.S. Borrower and in consideration of the undertakings of the other U.S. Borrowers to accept joint and several liability for the Obligations.

(ii)           Each U.S. Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers, with respect to the payment and performance of all of the U.S. Obligations (including any U.S. Obligations arising under this Section 2.24(a)), it being the intention of such Persons and the parties hereto that all the U.S. Obligations shall be the joint and several obligations of each U.S. Borrower without preferences or distinction among them.

(iii)          If and to the extent that any U.S. Borrower shall fail to make any payment with respect to any of the U.S. Obligations as and when due or to perform any of the U.S. Obligations in accordance with the terms thereof, then in each such event the other U.S. Borrowers will make such payment with respect to, or perform, such U.S. Obligation.

(iv)          The obligations of each U.S. Borrower under the provisions of this Section 2.24(a) constitute the absolute and unconditional, full recourse obligations of such U.S. Borrower,

enforceable against each U.S. Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v)           Except as otherwise expressly provided in this Agreement, each U.S. Borrower hereby waives notice of acceptance of its joint and several liability, notice of any U.S. Advances or U.S. Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the U.S. Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each U.S. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the U.S. Obligations, the acceptance of any payment of any of the U.S. Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any U.S. Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the U.S. Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the U.S. Obligations or the addition, substitution or release, in whole or in part, of any U.S. Borrower. Without limiting the generality of the foregoing, each U.S. Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any U.S. Borrower to comply with any of its respective U.S. Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.24(a) afford grounds for terminating, discharging or relieving any U.S. Borrower, in whole or in part, from any of its obligations under this Section 2.24(a), it being the intention of each such Person that, so long as any of the U.S. Obligations hereunder remain unsatisfied, the obligations of each such Person under this Section 2.24(a) shall not be discharged except by performance and then only to the extent of such performance. The obligations of each U.S. Borrower under this Section 2.24(a) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any U.S. Borrower or Agent or any Lender.

(vi)          Each U.S. Borrower represents and warrants to Agent and Lenders that such U.S. Borrower is currently informed of the financial condition of the other U.S. Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the U.S. Obligations. Each U.S. Borrower further represents and warrants to Agent and Lenders that such U.S. Borrower has read and understands the terms and conditions of this Agreement and the Other Documents. Each U.S. Borrower hereby covenants that such U.S. Borrower will continue to keep informed of the other U.S. Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the U.S. Obligations.

(vii)         Each U.S. Borrower waives, to the maximum extent permitted by law, all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against any U.S. Borrower by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute, or otherwise.

(viii)        Each U.S. Borrower waives, to the maximum extent permitted by law, all rights and defenses that such U.S. Borrower may have because the U.S. Obligations are or become secured by Real Property. This means, among other things: (i) Agent and Lenders may collect from the U.S. Borrowers without first foreclosing on any Real Property or personal property Collateral pledged by any other Person and (ii) if Agent or any Lender forecloses on any Real Property pledged by any U.S. Loan Party or any other Person: (A) the amount of the U.S. Obligations may be reduced only by the price for which such Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and (B) Agent and Lenders may collect from the U.S. Borrowers even if Agent or Lenders, by foreclosing on any such Real Property, has destroyed any right any U.S. Borrower may have to collect from the other U.S. Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses any U.S. Borrower may have because the U.S. Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes. As provided in Section 15.1 hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or any of the Obligations.

(ix)          The provisions of this Section 2.24(a) are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any U.S. Borrower or to exhaust any remedies available to it or them against any U.S. Borrower or to resort to any other source or means of obtaining payment of any of the U.S. Obligations hereunder or to elect any other remedy. The provisions of this Section 2.24(a) shall remain in effect until all of the U.S. Obligations shall have been paid in full in accordance with the terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the U.S. Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any U.S. Borrower, or otherwise, the provisions of this Section 2.24(a) will forthwith be reinstated in effect, as though such payment had not been made.

(x)           Until the U.S. Obligations have been paid in full (other than contingent indemnification obligations for which no claim has yet been made) in cash or Cash Collateralized in accordance with the terms hereof and all of the commitments of the Lenders hereunder have been terminated, each U.S. Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other U.S. Borrower with respect to any liability incurred by it hereunder or under any of the Other Documents, any payments made by it to Agent or any Lender with respect to any of the U.S. Obligations or any collateral security therefor until such time as all of the U.S. Obligations have been paid in full. Any claim which any U.S. Borrower may have against any other U.S. Borrower with respect to any payments to Agent or any Lender hereunder or under any Other Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the U.S. Obligations arising hereunder or thereunder, to the prior payment in full in cash of the U.S. Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any U.S. Borrower, its debts or its assets, whether voluntary or involuntary, all such U.S. Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other U.S. Borrower therefor.

(xi)          Each U.S. Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness or other obligations owing by any U.S. Borrower to any other U.S. Borrower is hereby subordinated to the prior payment in full in cash of the U.S. Obligations in accordance with the terms of this Agreement. Each U.S. Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such U.S. Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other U.S. Borrower owing to such U.S. Borrower until the U.S. Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any U.S. Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such U.S. Borrower as trustee for Agent, and such U.S. Borrower shall deliver any such amounts to Agent for application to the U.S. Obligations in accordance with the terms of this Agreement.

(b)           Each Canadian Borrower hereby agrees as follows.

(i)            Each Canadian Borrower is accepting joint and several liability hereunder and under the Other Documents in consideration of the financial accommodations to be provided by Agent and the Canadian Lenders under this Agreement, for the mutual benefit, directly and indirectly, of such Canadian Borrower and in consideration of the undertakings of the other Canadian Borrowers to accept joint and several liability for the Canadian Obligations.

(ii)          Each Canadian Borrower, jointly a5nd severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers, with respect to the payment and performance of all of the Canadian Obligations (including any Canadian Obligations arising under this Section 2.24(b)), it being the intention of such Persons and the parties hereto that all the Canadian Obligations shall be the joint and several obligations of each Canadian Borrower without preferences or distinction among them.

(iii)         If and to the extent that any Canadian Borrower shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Canadian Obligations in accordance with the terms thereof, then in each such event the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Obligation.

(iv)          The obligations of each Canadian Borrower’ under the provisions of this Section 2.24(b) constitute the absolute and unconditional, full recourse obligations of such Canadian Borrower, enforceable against each Canadian Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(v)           Except as otherwise expressly provided in this Agreement, each Canadian Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Canadian Advances or Canadian Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Canadian Lenders under or in respect of any of the Canadian Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Canadian Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Canadian Obligations, the acceptance of any payment of any of the Canadian Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Canadian Lenders at any time or times in respect of any default by any Canadian Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Canadian Lenders in respect of any of the Canadian Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Canadian Obligations or the addition, substitution or release, in whole or in part, of any

Canadian Borrower. Without limiting the generality of the foregoing, each Canadian Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Canadian Lender with respect to the failure by any Canadian Borrower to comply with any of its respective Canadian Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.24(b) afford grounds for terminating, discharging or relieving any Canadian Borrower, in whole or in part, from any of its obligations under this Section 2.24(b), it being the intention of each such Person that, so long as any of the Canadian Obligations hereunder remain unsatisfied, the obligations of each such Person under this Section 2.24(b) shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Canadian Borrower under this Section 2.24(b) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Canadian Borrower or Agent or any Canadian Lender.

(vi)          Each Canadian Borrower represents and warrants to Agent and Canadian Lenders that such Canadian Borrower is currently informed of the financial condition of the other Canadian Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Canadian Obligations. Each Canadian Borrower further represents and warrants to Agent and Canadian Lenders that such Canadian Borrower has read and understands the terms and conditions of this Agreement and the Other Documents. Each Canadian Borrower hereby covenants that such Canadian Borrower will continue to keep informed of the other Canadian Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Canadian Obligations.

(vii)         Each Canadian Borrower waives, to the maximum extent permitted by law, all rights and defenses arising out of an election of remedies by Agent or any Canadian Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Canadian Lender’s rights of subrogation and reimbursement against any Canadian Borrower by the operation of any applicable statute, or otherwise.

(viii)        Each Canadian Borrower waives, to the maximum extent permitted by law, all rights and defenses that such Canadian Borrower may have because the Canadian Obligations are or become secured by Real Property.

(ix)          The provisions of this Section 2.24(b) are made for the benefit of Agent, Canadian Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Canadian Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any Canadian Lender, any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Canadian Borrower or to exhaust any remedies available to it or them against any Canadian Borrower or to resort to any other source or means of obtaining payment of any of the Canadian Obligations hereunder or to elect any other remedy. The provisions of this Section 2.24(b) shall remain in effect until all of the Canadian Obligations shall have been paid in full in accordance with the terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Canadian Obligations, is rescinded or must otherwise be restored or returned by Agent or any Canadian Lender upon the insolvency, bankruptcy or reorganization of any Canadian Borrower, or otherwise, the provisions of this Section 2.24(b) will forthwith be reinstated in effect, as though such payment had not been made.

(x)           Until the Canadian Obligations have been paid in full (other than contingent indemnification obligations for which no claim has yet been made) in cash or Cash Collateralized in accordance with the terms hereof and all of the commitments of the Canadian Lenders hereunder have been terminated, each Canadian Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Canadian Borrower with respect to any liability incurred by it hereunder or under any of the Other Documents, any payments made by it to Agent or any Canadian Lender with respect to any of the Canadian Obligations or any collateral security therefor until such time as all of the Canadian Obligations have been paid in full. Any claim which any Canadian Borrower may have against any other Canadian Borrower with respect to any payments to Agent or any Canadian Lender hereunder or under any Other Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Canadian Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Canadian Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Canadian Borrower, its debts or its assets, whether voluntary or involuntary, all such Canadian Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Canadian Borrower therefor.

(xi)          Each Canadian Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness or other obligations owing by any Canadian Borrower to any other Canadian Borrower is hereby subordinated to the prior payment in full in cash of the Canadian Obligations in accordance with the terms of this Agreement. Each Canadian Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Canadian Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Canadian Borrower owing to such Canadian Borrower until the Canadian Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any Canadian Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Canadian Borrower as trustee for Agent, and such Canadian Borrower shall deliver any such amounts to Agent for application to the Canadian Obligations in accordance with the terms of this Agreement.

(xii)         Notwithstanding anything to the contrary set forth herein or in any Other Document, in no event shall any Canadian Loan Party be deemed to be a guarantor of or otherwise liable for the payment of any U.S. Obligations; provided, however, the foregoing shall not be construed to limit any pledge of the Equity Interests of any first tier Tax Preferred Subsidiary of any U.S. Loan Party securing the U.S. Obligations, to the extent such pledge is limited to 65% of the voting stock of any such first tier Tax Preferred Subsidiary.

2.25.       Swing Loans.

(a)           U.S. Swing Loans.

(i)            Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate advances and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever upon notice to U.S. Borrowing Agent, make swing loans (the “U.S. Swing Loans”) (which shall be Domestic Rate Loans only) to U.S. Borrowers at any time or from time to time after the date hereof to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of the U.S. Swing Loan Commitment; provided that the aggregate principal amount of PNC’s U.S. Swing Loans and the U.S. Revolving Advances of all the Lenders shall not exceed the lesser of (x) the Maximum U.S. Revolving Advance Amount less the aggregate Maximum Undrawn Amount of outstanding U.S. Letters of Credit or (y) the U.S. Formula Amount. Within such limits of time and amount and subject to the other provisions of this Agreement, U.S. Borrower may borrow, repay and reborrow pursuant to this Section 2.25(a).

(ii)                                  Except as otherwise provided herein, U.S. Borrower may from time to time prior to the last day of the Term request PNC to make U.S. Swing Loans by delivery to PNC not later than 1:00 p.m., on the proposed borrowing date of a duly completed request therefor in writing or a request by telephone immediately confirmed in writing (each a “U.S. Swing Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each U.S. Swing Loan Request shall be irrevocable and shall specify the proposed borrowing date and the principal amount of such U.S. Swing Loan.

(iii)                               So long as PNC elects to make U.S. Swing Loans, PNC shall, after receipt by it of a U.S. Swing Loan Request pursuant to Section 2.25(a)(ii) hereof, fund such U.S. Swing Loan to U.S. Borrower in Dollars and immediately available funds to the Funding Account.

(iv)                              The obligation of U.S. Borrowers to repay the aggregate unpaid principal amount of the U.S. Swing Loans made to U.S. Borrowers by PNC, together with interest thereon, shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit 2.25(a)(iv) (the “U.S. Swing Loan Note”), dated the Closing Date payable to the order of PNC in a face amount equal to the U.S. Swing Loan Commitment.

(v)                                 PNC may, at its option, exercisable at any time for any reason whatsoever but not less frequently than on each Settlement Date, request repayment of the U.S. Swing Loans from the U.S. Lenders, and each Lender shall make a U.S. Revolving Advance in an amount equal to such Lender’s U.S. Revolving Advance Commitment Percentage of the aggregate principal amount of the outstanding U.S. Swing Loans, plus, if PNC so requests, accrued interest thereon; provided that no U.S. Lender shall be obligated in any event to make U.S. Advances in excess of its commitment to make U.S. Advances. U.S. Revolving Advances made pursuant to the preceding sentence shall bear interest at the applicable Revolving Interest Rate and shall be deemed to have been properly requested in accordance with Section 2.2 hereof without regard to any of the requirements of that provision. PNC shall provide notice to the U.S. Lenders (which may be telephonic or written) that such U.S. Revolving Advances are to be made under this Section 2.25(a) and of the apportionment among the U.S. Lenders, and the U.S. Lenders shall be unconditionally obligated to fund such U.S. Revolving Advances (whether or not (i) the conditions specified in Section 8.2 hereof are then satisfied or (ii) a Default or an Event of Default has occurred and is continuing unless, prior to the time such U.S. Swing Loans were made, the Required Lenders shall have directed the Agent not to make U.S. Advances to U.S. Borrower) by the time PNC so requests, which shall not be earlier than 1:00 p.m. on the next Business Day after the date the U.S. Lenders receive such notice from PNC.

(vi)                              Notwithstanding anything in this Agreement to the contrary, all payment or prepayment by U.S. Borrowers of principal, interest, fees or other amounts with respect to U.S. Swing Loans shall be for the sole and separate account of PNC.

(b)                                 Canadian Swing Loans.

(i)                                Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate advances and repayments between Settlement Dates, PNC Canada may, at its option, cancelable at any time for any reason whatsoever upon notice to Canadian Borrowing Agent, make swing loans (the “Canadian Swing Loans”) (which shall be Domestic Rate Loans only) to Canadian Borrowers at any time or from time to time after the date hereof to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of the Canadian Swing Loan Commitment; provided that the aggregate principal amount of PNC Canada’s Canadian Swing Loans and the Canadian Revolving Advances of all the Lenders shall not exceed the lesser of (x) the Maximum Canadian Revolving Advance Amount less the aggregate Maximum Undrawn Amount of outstanding Canadian Letters of Credit or (y) the Canadian Formula Amount. Within such limits of time and amount and subject to the other provisions of this Agreement, Canadian Borrower may borrow, repay and reborrow pursuant to this Section 2.25(b).

(ii)                                       Except as otherwise provided herein, Canadian Borrower may from time to time prior to the last day of the Term request PNC Canada to make Canadian Swing Loans by delivery to PNC Canada not later than 1.00 p.m., on the proposed borrowing date of a duly completed request therefor in writing or a request by telephone immediately confirmed in writing (each a “Canadian Swing Loan Request”, it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Canadian Swing Loan Request shall be irrevocable and shall specify the proposed borrowing date and the principal amount of such Canadian Swing Loan.

(iii)                                    So long as PNC Canada elects to make Canadian Swing Loans, PNC Canada shall, after receipt by it of a Canadian Swing Loan Request pursuant to Section 2.25(b)(ii) hereof, fund such Canadian Swing Loan to Canadian Borrower in Canadian Dollars and immediately available funds to the Funding Account.

(iv)                                   The obligation of Canadian Borrowers to repay the aggregate unpaid principal amount of the Canadian Swing Loans made to Canadian Borrowers by PNC Canada, together with interest thereon, shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit 2.25(b)(iv) (the “Canadian Swing Loan Note”, dated the Closing Date payable to the order of PNC Canada in a face amount equal to the Canadian Swing Loan Commitment.

(v)                                      PNC Canada may, at its option, exercisable at any time for any reason whatsoever but not less frequently than on each Settlement Date, request repayment of the Canadian Swing Loans from the Canadian Lenders, and each Lender shall make a Canadian Revolving Advance in an amount equal to such Lender’s Canadian Revolving Advance Commitment Percentage of the aggregate principal amount of the outstanding Canadian Swing Loans, plus, if PNC Canada so requests, accrued interest thereon; provided that no Canadian Lender shall be obligated in any event to make Canadian Advances in excess of its commitment to make Canadian Advances. Canadian Revolving Advances made pursuant to the preceding sentence shall bear interest at the applicable Revolving Interest Rate and shall be deemed to have been properly requested in accordance with Section 2.2 hereof without regard to any of the requirements of that provision. PNC Canada shall provide notice to the Canadian Lenders (which may be telephonic or written) that such Canadian Revolving Advances are to be made under this Section Section 2.25(b) and of the apportionment among the Canadian Lenders, and the Canadian Lenders shall be unconditionally obligated to fund such Canadian Revolving Advances (whether or not (i) the conditions specified in Section 8.2 hereof are then satisfied or (ii) a Default or an Event of Default has occurred and is continuing unless, prior to the time such Canadian Swing Loans were made, the Required Lenders shall have directed the Agent not to make Canadian Advances to Canadian Borrower) by the time PNC Canada so requests, which shall not be earlier than 1:00 p.m. on the next Business Day after the date the Canadian Lenders receive such notice from PNC Canada.

(vi)                                   Notwithstanding anything in this Agreement to the contrary, all payment or prepayment by Canadian Borrowers of principal, interest, fees or other amounts with respect to Canadian Swing Loans shall be for the sole and separate account of PNC Canada.

ARTICLE III                           INTEREST AND FEES.

3.1.                                 Interest. Interest on U.S. Advances shall be payable by U.S. Borrowers in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest on Canadian Advances shall be payable by Canadian Borrowers in arrears on the first day of each month with respect to Canadian Prime Rate Loans and, with respect to CDOR Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable period at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loan, the Term Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate or the Canadian Prime Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans or Canadian Prime Rate Loans, respectively, shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate or Canadian Prime Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the direction of Required Lenders, the Obligations shall bear interest at the applicable Contract Rate plus two (2%) percent per annum (the “Default Rate”).

3.2.                                 Letter of Credit Fees. The following fees, expenses, and charges shall be payable with respect to Letters of Credit (all of the following amounts, the “Letter of Credit Fees”):

(a)                                      U.S. Borrowers shall pay (x) to Agent, for the ratable benefit of U.S. Lenders, fees for each U.S. Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding U.S. Letter of Credit multiplied by three percent (3.0%), such fees to be calculated on the basis of a 360- day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to U.S. Letters of Credit and all fees and expenses as agreed upon by the Issuer and U.S. Borrowing Agent in connection with any U.S. Letter of Credit, including in connection with the opening, amendment or renewal of any such U.S. Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer.

(b)                                      Canadian Borrowers shall pay (x) to Agent, for the ratable benefit of Canadian Lenders, fees for each Canadian Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Canadian Letter of Credit multiplied by three percent (3.0%), such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Canadian Letters of Credit and all fees and expenses as agreed upon by the Issuer and Canadian Borrowing Agent in connection with any Canadian Letter of Credit, including in connection with the opening, amendment or renewal of any such Canadian Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer.

(c)                                       All Letter of Credit Fees shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any Letter of Credit Fee in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the direction of the Required Lenders and upon written notice from Agent to Borrowing Agent, the Letter of Credit Fees described in clause (i) of subsections (a) and (b) above shall be increased by an additional two percent (2%) per annum.

(d)                                      On demand of the Agent after (x) the occurrence and during the continuance of an Event of Default and (y) the occurrence of the Early Termination Date for any reason whatsoever, U.S. Borrowers will Cash Collateralize all outstanding U.S. Letters of Credit and Canadian Borrowers will Cash Collateralize all outstanding Canadian Letters of Credit.

3.3.                                 Facility Fee. If, for any month during the Term, the average daily unpaid balance of the Revolving Advances and undrawn amount of any outstanding Letters of Credit for each day of such month does not equal the Maximum Revolving Advance Amount, then U.S. Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to the Applicable Facility Fee Rate on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each month with respect to the previous month. For purposes of this computation, PNC’s U.S. Swing Loans and PNC Canada’s Canadian Swing Loans shall be deemed to be borrowed amounts under their respective commitments to make Revolving Advances.

3.4.                                 Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5.                                 Computation of Interest and Fees.

(a)                                      Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

(b)                                      Notwithstanding anything to the contrary contained in this Agreement or in any Other Document:

(i)                                          whenever interest payable by any Canadian Loan Party is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation;

(ii)                                       in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada), R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by any Canadian Loan Party to the Agent or any Canadian Lender under this Agreement or any Other Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such Other Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any Other Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agent or the Lender and such Canadian Loan Party and the amount of such payment or collection shall be refunded by the Agent or such Lender to such Canadian Loan Party. For the purposes of this Agreement and each Other Document to which any Canadian Loan Party is a party, the effective annual rate of interest payable by any Canadian Loan Party shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent for the account of any Canadian Loan Party will be conclusive for the purpose of such determination in the absence of evidence to the contrary; and

(iii)                                    all calculations of interest payable by any Canadian Loan Party under this Agreement or any Other Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

3.6.                                 Maximum Charges. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the applicable Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to the applicable Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.                                 Increased Costs. In the event that any Applicable Law or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans or CDOR Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                      subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for Indemnified Taxes covered by Section 3.10 hereof and the imposition of, or any change in the rate of, any Excluded Tax);

(b)                                      impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                       impose on Agent or any Lender any condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be; provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error. Agent or any Lender making any claim under this Section 3.7 shall provide to the applicable Borrowing Agent a certificate stating (including the calculation of any basis for, in reasonable detail) the amount of such claim. If Agent or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”) determines, in its sole discretion, that it has received a refund of any tax with respect to which Borrowers have paid additional amounts pursuant to this Section 3.7, it shall pay to the applicable Borrowers an amount equal to such refund (but only to the extent of the additional amounts paid by such Borrowers under this Section 3.7, net of all out-of-pocket expenses of such Payee, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided that the applicable Borrowers, upon the request of such Payee, agree to repay the amount paid over to such Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Payee in the event such Payee is required to repay such refund to such Governmental Body. This subsection shall not be construed to require any Payee to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the applicable Borrowing Agent or any other Person.

3.8.                                 Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)                                      reasonable means do not exist for ascertaining the Eurodollar Rate or CDOR Rate for any Interest Period; or

(b)                                      Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give the applicable Borrowing Agent prompt written (including by facsimile) or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan and any such requested CDOR Rate Loan shall be made as a Canadian Prime Rate Loan, unless the applicable Borrowing Agent shall notify Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan or CDOR Rate Loan, if applicable, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan and any Canadian Prime Rate Loan or CDOR Rate Loan which was to have been converted to an affected type of CDOR Rate Loan shall be continued as or converted into a Canadian Prime Rate Loan, or, if the applicable Borrowing Agent, shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan or CDOR Rate Loan, if applicable, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan and any outstanding affected CDOR Rate Loans shall be converted into a Canadian Prime Rate Loan, or, if the applicable Borrowing Agent shall notify Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan or CDOR Rate Loan, as applicable, shall be converted into an unaffected type of Eurodollar Rate Loan or CDOR Rate Loan, as applicable, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans or CDOR Rate Loans, as applicable. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or CDOR Rate Loan or maintain outstanding affected Eurodollar Rate Loans or CDOR Rate Loans and no Borrowing Agent shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan or a Canadian Prime Rate Loan or an unaffected type of CDOR Rate Loan.

3.9.                            Capital Adequacy.

(a)                                      In the event that Agent or any Lender shall have determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans or CDOR Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, the applicable Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b)                                      A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to the applicable Borrowing Agent shall be conclusive absent manifest error.

3.10.                     Gross Up for Taxes.

(a)                                      All payments made by Borrowers hereunder or under any Other Document shall be made free and clear of, and without deduction or withholding for, any Indemnified Taxes imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments, excluding (i) taxes imposed on or measured by the recipient Payee’s (or, in the case of a pass-through entity, any of its beneficial owners) net income, including branch profits taxes imposed by the United States, (ii) net income and franchise taxes imposed on such Payee (or, in the case of a pass-through entity, any of its beneficial owners) as a result of a present or former connection between it and the jurisdiction of the Governmental Body imposing such tax, or any political subdivision thereof or therein, other than a connection arising solely from such Payee’s having executed, delivered or performed its obligations or having received a payment or enforced its rights under this Agreement or any Other Document in such jurisdiction, (iii) any tax, or portion thereof, attributable to such Payee’s (or, in the case of a pass-through entity, any of its beneficial owners) failure to comply with Section 3.10(c), (iv) any withholding tax in respect of a payment by a U.S. Borrower to a Payee that is not a United States person as such term is defined in Section 7701(a)(30) of the Code or in respect of a payment by the Canadian Borrower to a Payee that is a non-resident of Canada for purposes of the Income Tax Act (Canada), to the extent, except where such Payee has become a party to this Agreement during the continuance of an Event of Default, such withholding tax: (A) was generally applicable to amounts payable to such Payee at the time it became a party to this Agreement (or which, in the case of Canadian withholding tax, would have applied had an amount been paid or credited on the date such Payee became a party to this Agreement), excluding, in the case of a Payee that is an assignee, any substantially similar withholding taxes that applied at the time immediately prior to the assignment with respect to payments made to the Payee’s assignor; or (B) is attributable to the Payee not acting at arm’s length (for purposes of the Income Tax Act (Canada)) with any of the Borrowers or arises by operation of subsection 214(7) of the Income Tax Act (Canada) or any successor provision thereto, and (v) any taxes that are imposed by reason of

Section 1471 or Section 1472 of the Code, together in each of clauses (i)-(v) with all interest, penalties and additions to tax imposed with respect to all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (clauses (i) - (v), collectively “Excluded Taxes”). If any Borrower is required to deduct any Indemnified Taxes from or in respect of any payment hereunder or under any Other Document, (w) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower has made all required deductions, including deductions applicable to additional sums payable under this Section 3.10(a), such Payee receives an amount equal to the sum it would have received had no such deductions been made, (x) such Borrower shall make all such deductions, (y) such Borrower shall pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law, and (z) such Borrower shall furnish to the affected Payee, within 45 days, certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment. If any Indemnified Taxes are paid directly by a Payee, Borrowers shall indemnify, hold such Payee harmless from and reimburse such Payee for such Indemnified Taxes within 30 days of written demand.

(b)                                           If a Payee determines, in its Permitted Discretion, that it has received a permanent net tax benefit with respect to Indemnified Taxes that Borrowers have paid pursuant to Section 3.10(a) such Payee shall pay Borrowers an amount equal to such recovery or permanent net tax benefit but only to the extent of the amounts paid by Borrowers pursuant to Section 3.10(a) with respect to the Indemnified Taxes giving rise to such permanent net tax benefit, net of all reasonable out-of-pocket expenses and together with any interest received from the Governmental Body. If such Payee is later required to repay such net benefit to the Governmental Body, Borrowers shall pay such Payee the amount paid to Borrowers pursuant to this Section 3.10(b) within five (5) business days of written demand by such Payee, together with any penalties, interest or other charges imposed by such taxing authority, excluding penalties, interest or charges attributable to the gross negligence or willful misconduct of such Payee, as determined by a court of competent jurisdiction in a final judgment which is no longer appealable. This Section 3.10(b) shall not be construed to require any Payee to make its tax returns or any other information relating to its taxes available to Any Borrowing Agent or any other Person.

(c)                                            Each Payee (and, in the case of a pass-through entity, any of its beneficial owners) that is not a United States person (other than Canadian Lenders), as such term is defined in Section 7701(a)(30) of the Code, and that is entitled to claim an exemption from or reduction in United States withholding tax with respect to a payment by Borrowers shall provide to the applicable Borrowing Agent and the Agent on or before the Closing Date, or in the case of a Payee that is an assignee, on the date of the assignment, and from time to time thereafter if required by any Borrowing Agent or the Agent, two accurate and complete original signed copies of Internal Revenue Service Forms W-8BEN, W-8ECI, W-8EXP or W-8IMY, as applicable, or any successor, substitute or other appropriate forms and, in the case of Form W-8IMY, accompanying Forms W-8BEN with respect to beneficial owners of the payment, certifying in each case to such Payee’s entitlement to exemption from or a reduction in United States withholding tax with respect to payments made under this Agreement or any Other Document, along with any other appropriate documentation establishing such exemption or reduction. In the case of a Payee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, such Payee shall provide Internal Revenue Service Form W-8BEN and a certificate showing such Payee is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. In addition, if a payment made to a Payee with respect to any Obligations hereunder or under any Other Document would be subject to U.S. federal withholding tax imposed by FATCA if such Payee fails to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Payee shall deliver to the applicable Borrowing Agent and Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by any Borrowing Agent and/or Agent sufficient for Borrowers and Agent to comply with their respective obligations (if any) under FATCA and to determine that such Payee has complied with such applicable reporting requirements. Furthermore, any Payee (and, in the case of a pass-through entity, any of its beneficial owners) if requested by any Borrowing Agent or Agent, shall deliver such other documentation prescribed by Applicable Law as will enable such Borrowing Agent or Agent to determine whether or not such Payee or beneficial owner is subject to backup withholding or information reporting requirements. If the lapse of time or a change in circumstances renders a previous certification obsolete or inaccurate in any material respect, the affected Payee shall deliver to the applicable Borrowing Agent and the Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service Form establishing such exemption or reduction and any related documentation as may be required in order to establish such Payee’s (and, in the case of a pass-through entity, any of its beneficial owners)entitlement to a continued exemption from or reduction in United States withholding tax if such Payee or beneficial owner continues to be so entitled. No Payee shall be required by this Section 3.10 to deliver a form or certificate that it is not legally entitled to deliver..

(d)                                           Notwithstanding the submission of a withholding certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.10(c) hereof, Borrowers and Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Treasury Regulations. Further, Borrowers and Agent are indemnified under §1.1461-1(e) of the Treasury Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

(e)                                            The rights and duties of the parties under this Section 3.10 shall survive the termination of this Agreement and the payment of the amounts payable hereunder until expiry of the applicable statute of limitations.

3.11.                Mitigation of Circumstances; Replacement of Lenders.

(a)                                           Each Lender or the Issuing Bank, as applicable, shall promptly notify each Borrowing Agent and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s or the Issuing Bank’s sole judgment, otherwise disadvantageous to such Lender or the Issuing Bank, as applicable) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Section 3.7 or 3.10 or (ii) the occurrence of any circumstances described in Section 3.8 (and, if any Lender or the Issuing Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender or the Issuing Bank, as applicable, shall promptly so notify each Borrowing Agent and Agent). Without limiting the foregoing, each Lender or the Issuing Bank, as applicable, will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b)                                           If Borrowers become obligated to pay additional amounts to any Lender pursuant to Section 3.7 or 3.10, or any Lender gives notice of the occurrence of any circumstances described in Section 3.8, the applicable Borrowing Agent may designate another bank or financial institution which is acceptable to Agent and the Issuing Bank in their Permitted Discretion to purchase all of such Lender’s Commitment Percentage of the Advances and Commitment in accordance with Section 15.3(c).

3.12.                     Judgment Currency.

(a)                                           Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any Other Document in any currency (the “Original Currency”) in another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Applicable Law, that the rate of exchange used shall be that at which, on the relevant date, in accordance with its normal banking procedures, Agent and each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b)                                           Indemnity in Certain Events. The obligation of the Borrowers in respect of any sum due from any Borrower to Agent or any Lender hereunder shall, notwithstanding any judgment in any Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day of receipt (if received by 1:00 p.m., and otherwise on the following Business Day) by any Lender of any sum adjudged to be so due in such Other Currency, such lender may, on the relevant date, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the applicable Borrowers agree, as a separate obligation and notwithstanding an such judgment or payment, to indemnify the Agent and each Lender against such Loss.

ARTICLE IV                  COLLATERAL: GENERAL: TERMS

4.1.                            Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the U.S. Obligations, each U.S. Loan Party signatory hereto hereby collaterally assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. To secure the prompt payment and performance to Agent and each Canadian Lender of the Canadian Obligations owing by such Canadian Loan Party, each Canadian Loan Party signatory hereto hereby collaterally assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide Agent with written notice of all commercial tort claims in excess of $500,000 in the aggregate, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Loan Party shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof. Unless otherwise expressly agreed in writing by any applicable Loan Party or Subsidiary thereof, notwithstanding any provision set forth in this Agreement or any Other Document to the contrary, , in no event shall (a) any assets owned by a Tax Preferred Subsidiary (including the equity of any other Tax Preferred Subsidiary owned by such Tax Preferred Subsidiary) secure any U.S. Obligations or (b) more than 65% of the voting stock of any first tier Tax Preferred Subsidiary of any U.S. Loan Party be required to be pledged to secure the U.S. Obligations.

4.2.                            Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request in its Permitted Discretion, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral, to the extent it can be perfected, (with the understanding that the Collateral may be subject to Permitted Encumbrances as otherwise provided for herein) or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral individually or in the aggregate with all other such chattel paper, instruments, letters of credit and advise thereof not so endorsed and delivered to the Agent and so marked or stamped, evidencing more than $500,000, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent as determined in its Permitted Discretion, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, PPSA or other Applicable Law and in the case of Intellectual Property, the recording of security agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable; provided that no Loan Party shall be required to make any filing in connection with any Intellectual Property other than filings with (A) the United States Patent and Trademark Office, the United States Copyright Office and (B) any equivalent Governmental Bodies in other jurisdictions as reasonably required by Agent taking into account the cost of such filings and the value of the Collateral covered thereby. By its signature hereto or to any joinder hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code and/or the PPSA in form and substance satisfactory to Agent (which statements may describe the collateral as “all assets” or a description, including a check-the-box description in the case of the PPSA, of similar import). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall, to the extent relating to U.S. Borrowers be charged to U.S. Borrower’s Account as a U.S. Revolving Advance of a Domestic Rate Loan and added to the U.S. Obligations, to the extent relating to Canadian Borrowers be charged to Canadian Borrower’s Account as a Canadian Revolving Advance of a Canadian Prime Rate Loan and added to the Canadian Obligations, or, at Agent’s option, shall be paid, by U.S. Borrowers if relating to U.S. Borrowers or by Canadian Borrowers if relating to Canadian Borrowers, to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.

4.3.                            Disposition of Collateral. Each Loan Party will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except:

(a)                                           the sale of Inventory in the Ordinary Course of Business;

(b)                                           sale/leasebacks, sale, exchange or other disposition of Real Property owned in fee so long as no Default or Event of Default is then continuing, or would result therefrom, such disposition is for fair market value paid in cash at the closing of such disposition, the Net Cash Proceeds thereof are used to prepay the Advances of this Agreement and, with respect to any sale/leaseback, the applicable Loan Party shall use commercially reasonable efforts to obtain from the purchaser/lessor thereof an executed copy of the Lien Waiver Agreement relating to such Real Property in form and substance reasonably satisfactory to Agent;

(c)                                            the sale, lease or other disposition of assets by any Loan Party which do not exceed $1,000,000 in the aggregate for all Loan Parties per Fiscal Year, to the extent sold for fair market value in cash in the Ordinary Course of Business, provided that the Net Cash Proceeds therefrom are remitted to Agent to be applied in accordance with Section 2.21(c)(i);

(d)                                           non-exclusive licenses of Intellectual Property of the Loan Parties in the Ordinary Course of Business (including non-exclusive licenses of Intellectual Property to any other Loan Party or Affiliate thereof);

(e)                                       the sale, exchange or other disposition in the Ordinary Course of Business, of cash equivalents for cash or cash equivalents described in clauses (a) through (d) of Section 7.4;

(f)                                        so long as no Default or Event of Default is then continuing, the termination, surrender or sublease of a lease of Real Property of any Loan Party in the Ordinary Course of Business, provided that such Loan Party shall promptly advise Agent in writing of any termination, surrender or sublease that is material;

(g)                                            the disposition, sale, trade-in or transfer of obsolete, unnecessary and worn-out Equipment in the Ordinary Course of Business, provided that the Net Cash Proceeds therefrom are remitted to Agent to be applied in accordance with Section 2.21(c)(i);

(h)                                           so long as no Default or Event of Default is then continuing, or would result therefrom, the disposition, transfer or abandonment of Intellectual Property which is not, in the reasonable business judgment of the applicable Loan Party, material to the conduct of such Loan Party’s business;

(i)                                               intercompany transfers and investments that are otherwise expressly permitted under this Agreement; and

(j)                                              to the extent constituting a disposition, Asset Loss Events to the extent the Net Cash Proceeds thereof are applied in accordance with Section 2.21(c)(i).

4.4.                            Preservation of Collateral. Following the occurrence and during the continuation of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Loan Party’s owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall, to the extent relating to U.S. Borrowers be charged to U.S. Borrower’s Account as a U.S. Revolving Advance of a Domestic Rate Loan and added to the U.S. Obligations, to the extent relating to Canadian Borrowers be charged to Canadian Borrower’s Account as a Canadian Revolving Advance of a Canadian Prime Rate Loan and added to the Canadian Obligations, or, at Agent’s option, shall be paid, by U.S. Borrowers if relating to U.S. Borrowers or by Canadian Borrowers if relating to Canadian Borrowers, to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.

4.5.                            Ownership of Collateral.

(a)                                      With respect to the Collateral of each Loan Party, at the time such Collateral becomes subject to Agent’s security interest: (i) such Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by such Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of such Loan Party that appear on such documents and agreements shall be genuine and such Loan Party shall have full capacity to execute same; and (iv) such Loan Party’s Equipment and Inventory shall be located as set forth on Schedule 4.5  (as updated from time to time in accordance with the terms of this Agreement) and shall not be removed from such location(s) (other than Inventory and Equipment in transit between such locations or Equipment out for repair) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof.

(b)                                      (i) There is no location at which any Loan Party has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5 (as updated from time to time in accordance with the terms of this Agreement); (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of each Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by any Loan Party, together with the names and addresses of any landlords.

4.6.                            Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall use commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, each Loan Party shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, the PPSA or other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.                            Books and Records. At (i) all reasonable times during regular business hours and upon prior notice to Borrowing Agent if no Event of Default has occurred and is continuing, and (ii) all times whatsoever and without the requirement of providing any notice if an Event of Default has occurred and is continuing, each Co-Collateral and each Lender shall have full access to, and the right to enter upon each Parent Holdco’s and its Subsidiaries’ respective premises, in each case in order to audit, check, inspect the Collateral and to make abstracts and copies from any Parent Holdco’s and its Subsidiaries’ books, records, audits, correspondence and all other papers relating to the Collateral and the operation of their respective businesses. The Loan Parties shall permit, and cause their respective Subsidiaries to permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists or if any Co-Collateral Agent reasonably believes that a fraud has occurred), each Co-

Collateral Agent and their respective representatives to inspect the Collateral and other tangible assets of such Persons and to perform appraisals of the Collateral. All such inspections, audits or appraisals by Co-Collateral Agents shall be, if relating to U.S. Borrowers, at U.S. Borrowers’ expense, and if relating to Canadian Borrowers, at Canadian Borrowers’ expense (including the reasonable fees and expenses of its representatives and/or agents); provided, that other than with respect to inspections, audits and appraisals conducted at any time an Event of Default or Default exists, Borrowers shall not be required to reimburse the Co-Collateral Agents for inspections or audits more frequently than twice each year or for appraisals more frequently than twice each year; it being acknowledged that a single inspection or audit may entail visits to multiple locations of books, records and assets of all applicable Persons. Any other Lender or its representative shall be entitled, at the sole expense of such Lender, to accompany any Co-Collateral Agent or its representative on any such visitation, inspection, audit or appraisal.

4.8.                            Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Loan Party’s or its Subsidiaries’ financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning the Loan Parties’ and their Subsidiaries’ financial status and business operations. Each Loan Party hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from the Loan Parties prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9.                            Compliance with Laws. Each Loan Party shall comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. A Loan Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.10.                              [Reserved].

4.11.                               Insurance. The assets and properties of the Loan Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of the Loan Parties so that such insurance shall remain in full force and effect. The Loan Parties shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At the Loan Parties’ own cost and expense, the Loan Parties shall (a) keep all their respective insurable properties and properties in which any Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Loan Parties including business interruption insurance; (b) maintain insurance coverage or a bond in such amounts as is customary in the case of companies engaged in businesses similar to the Loan Parties insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which any applicable Loan Party is engaged in business; and (e) if requested by Agent, furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof promptly after any renewal date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured with regard to liability policies and loss payee with regard to property policies, as its interests may appear, with respect to all insurance coverage referred to in clauses (a), (b) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent to the extent of its insurable interest related to the loss event giving rise to any such proceeds, (B) no such property insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ (or ten (10) days with respect to cancellation for non-payment) prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the Loan Parties to make payment for such loss to Agent and not to the Loan Parties (or any of them) and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. During the continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) (b) and (c) above with respect to its insurable interest. All loss recoveries received by Agent upon any such insurance, shall be applied as set forth in Section 2.21(c)(i) and otherwise during the existence of an Event of Default, to the extent arising with respect to any Collateral or insurance policies of the U.S. Loan Parties, to the U.S. Obligations, in such order as Agent in its Permitted Discretion shall determine and to the extent arising with respect to any Collateral or insurance policies of the Canadian Loan Parties, to the Canadian Obligations, in such order as Agent in its Permitted Discretion shall determine. Any surplus shall be paid by Agent to the applicable Loan Party or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the applicable Loan Parties to Agent promptly upon demand.

4.12.                     Failure to Pay Insurance. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and the expenses in connection therewith shall, to the extent relating to U.S. Loan Parties be charged to U.S. Borrower’s Account as a U.S. Revolving Advance of a Domestic Rate Loan and added to the U.S. Obligations, to the extent relating to Canadian Loan Parties be charged to Canadian Borrower’s Account as a Canadian Revolving Advance of a Canadian Prime Rate Loan and added to the Canadian Obligations, or, at Agent’s option, shall be paid, by U.S. Borrowers if relating to U.S. Loan Parties or by Canadian Borrowers if relating to Canadian Loan Parties, to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.

4.13.                Payment of Taxes. Unless Properly Contested, each Parent Holdco and its Subsidiaries will pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon any of them or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender is required to withhold or pay (other than Excluded Taxes) or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, would or could reasonably be expected to create a valid Lien on the Collateral, Agent may, if the applicable Loan Party fails to do so, pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent shall provide notice to Borrowing Agent of any such payment having been made. Agent will not pay any taxes, assessments or Charges to the extent that are being Properly Contested. The amount of any payment by Agent under this Section 4.13 shall to the extent relating to U.S. Loan Parties be charged to U.S. Borrower’s Account as a U.S. Revolving Advance of a Domestic Rate Loan and added to the U.S. Obligations, to the extent relating to Canadian Loan Parties be charged to Canadian Borrower’s Account as a Canadian Revolving Advance of a Canadian

Prime Rate Loan and added to the Canadian Obligations, or, at Agent’s option, shall be paid, by U.S. Borrowers if relating to U.S. Loan Parties or by Canadian Borrowers if relating to Canadian Loan Parties, to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand and, until the applicable Loan Party shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to any applicable Borrower’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14.                     Payment of Leasehold Obligations. Each Parent Holdco shall, and shall cause each of its Subsidiaries to, at all times pay, when and as due, its rental obligations under all leases under which it is a tenant and which are material (individually or in the aggregate) to the operations of such Parent Holdco and its Subsidiaries, and shall otherwise comply, in all material respects, with all other terms of such leases and keep all such leases in full force and effect and, at Agent’s reasonable request will provide evidence of having done so.

4.15.                     Receivables.

(a)                                      Nature of Eligible Receivables. Each of the Receivables identified on a Borrowing Base Certificate as an Eligible Receivable shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named on an arm’s length basis, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Borrower, or work, labor or services theretofore rendered by the applicable Borrower as of the date each such Receivable is created. Each of the Receivables identified on a Borrowing Base Certificate as an Eligible Receivable shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowing Agent to the Co-Collateral Agents.

(b)                                      Solvency of Customers. Each Customer on a Receivable identified on a Borrowing Base Certificate as an Eligible Receivable, to the best of the applicable Borrower’s knowledge, as of the date each such Receivable is created, is and will be solvent and able to pay all such Receivables on which such Customer is obligated in full when due or, with respect to such Customers of the Borrowers who are not solvent, the applicable Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)                                       Location of Borrowers. As of the Closing Date, the locations of each Borrower’s chief executive office are as set forth on Schedule 4.5. Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records (other than duplicates maintained at any Parent entity’s headquarters) shall be kept at such executive office. Further, no Canadian Loan Party shall move its chief executive office to any location outside the province of Ontario, Canada, unless at least 10 Business Days’ prior written notice thereof is provided to Agent and the Loan Parties shall have taken all actions and executed and delivered all documentation reasonably requested by Agent (including, if deemed appropriate, opinions of counsel and revised PPSA registrations) to maintain its perfected first-priority security interest (subject only to Permitted Encumbrances).

(d)                                      Collection of Receivables. Until any applicable Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence and during the continuance of an Event of Default), the Borrowers will, at their sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations. Each Borrower shall deposit in the applicable Collection Accounts or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)                                       Notification of Assignment of Receivables. At any time following the occurrence of an Event of Default but only during the continuance thereof, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. After such notices are sent, so long as an Event of Default is continuing, Agent shall have the sole right to collect such Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, shall, to the extent relating to U.S. Loan Parties be charged to U.S. Borrower’s Account as a U.S. Revolving Advance of a Domestic Rate Loan and added to the U.S. Obligations, to the extent relating to Canadian Loan Parties be charged to Canadian Borrower’s Account as a Canadian Revolving Advance of a Canadian Prime Rate Loan and added to the Canadian Obligations, or, at Agent’s option, shall be paid, by U.S. Borrowers if relating to U.S. Loan Parties or by Canadian Borrowers if relating to Canadian Loan Parties, to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.

(f)                                        Power of Agent to Act on Loan Parties’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivable; provided however, that if no Event of Default is continuing, it shall only conduct such verifications in the name of such Loan Party; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent in its Permitted Discretion to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Loan Party’s name on any notice of Lien, including financing statements under the Uniform Commercial Code or the PPSA, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement; provided, however, that Agent shall not take any action described in clauses (v) through (xi) above unless an Event of Default has occurred and is continuing. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g)           No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable). Upon the occurrence and during the continuation of an Event of Default, Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, following the occurrence and during the continuation of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h)         Cash Management.

(i)            All proceeds of Collateral of the U.S. Loan Parties shall be deposited by the U.S. Loan Parties into either (A) a collection account established at a U.S. bank or banks (each such bank, a “U.S. Blocked Account Bank”) pursuant to an arrangement with such U.S. Blocked Account Bank as may be selected by U.S. Borrowing Agent and be acceptable to Agent or (B) a collection account established at the Agent for the deposit of such proceeds (all such accounts the “U.S. Collection Accounts”). All proceeds of Collateral of the Canadian Loan Parties shall be deposited by the Canadian Loan Parties into either (A) a collection account established at a Canadian bank or banks (each such bank, a “Canadian Blocked Account Bank”) or (B) a collection account established at PNC Canada or an Affiliate of PNC for the deposit of such proceeds (all such accounts the “Canadian Collection Accounts” and together with the U.S. Collection Accounts, the “Collection Accounts”). Each applicable Loan Party, Agent and each applicable Blocked Account Bank shall, within thirty (30) days after the Closing Date (or such longer period as Agent may approve), enter into a deposit account control agreement in form and substance satisfactory to Agent directing, with respect to the U.S. Collection Accounts, such Blocked Account Bank to transfer, on each Business Day, such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such U.S. Collection Accounts shall immediately become the property of Agent and Loan Parties shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such collection account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.

(ii)           All deposit accounts and investment accounts of the Loan Parties are set forth on Schedule 4.15(h) (as such schedule may be updated from time to time in accordance with the terms of this Agreement). Within (A) thirty (30) days after the Closing Date (or such longer period, not to exceed thirty (30) additional days, as Agent may approve in writing), the Loan Parties shall have delivered to Agent control agreements with respect to all such accounts, other than those (1) containing less than $10,000 at all times, (2) utilized solely for making payroll or employee benefit related payments or (3) maintained in Canada which are not Canadian Collection Accounts and with respect to which a control agreement is not required for the perfection of Agent’s Lien thereon and (B) ninety (90) days after the Closing Date (or such longer period, not to exceed thirty (30) additional days, as Agent may approve in writing), delivered to Agent evidence, in form and substance reasonably satisfactory to Agent, that all such accounts of the U.S. Loan Parties, other than the Canadian Collection Accounts and those maintained with PNC, have been closed.

(i)            Adjustments. No Loan Party will, without the Co-Collateral Agents’ consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business.

4.16.       Inventory. To the extent Inventory held for sale or lease has been produced by a Borrower, it has been and will be produced by such Borrower in accordance, in all material respects, with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17.       Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. The Loan Parties shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18.       Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except with respect to Collateral in its possession or under its control, in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable). Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.19.       Environmental Matters.

(a)             Each Parent Holdco shall, and shall cause each of its Subsidiaries to, ensure that the Real Property and all operations and businesses conducted thereon remains in compliance with all Environmental Laws and they shall not Release or permit to be Released any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities, except in each case for noncompliance or Release which would not have and could not reasonably be expected to have a Material Adverse Effect.

(b)             In the event any Parent Holdco or any of its Subsidiaries obtains, gives or receives written notice during the Term of any Release or threat of Release occurring at the Real Property which could reasonably be expected to result in material remedial or investigatory liabilities of any Loan Party under Environmental Laws (any such event being hereinafter referred to as a “Hazardous  Discharge”) or receives any written notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws, in each case materially and adversely affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state or provincial agency responsible in whole or in part for environmental matters in the state or province in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then such Parent Holdco shall, or shall cause its Subsidiary to, within thirty (30) days, give written notice of same to Agent detailing facts and circumstances of which such Person is aware giving rise to the Hazardous Discharge or Environmental Complaint. Each Parent Holdco also shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real

Property that such Parent Holdco or any of its Subsidiaries is required to file under any Environmental Laws. The foregoing described information is to be provided to allow Agent to protect its interests and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)               Each Parent Holdco shall, and shall cause each of its Subsidiaries to, promptly forward to Agent copies of any written request for information, notification of potential liability or demand letter received by such Parent Holdco or any of it Subsidiaries from any Authority relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any site other than the Real Property used by any Loan Party to dispose of Hazardous Substances, which matter could reasonably be expected to result in material liability to any Loan Party, and shall continue to forward copies of correspondence between such Parent Holdco or such Subsidiary (as applicable) and the Authority regarding such claims to Agent until the claim is settled. Each Parent Holdco shall promptly forward to Agent copies of all documents and reports concerning such matter that any Loan Party is required to file under any Environmental Laws. The foregoing described information is to be provided to allow Agent to protect its interests and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(d)              Each Parent Holdco shall, and shall cause each of its Subsidiaries to, to the extent required by Environmental Laws, respond promptly to any Hazardous Discharge or Environmental Complaint and take all action required by Environmental Laws in order to avoid subjecting the Collateral or Real Property to any Lien under Environmental Laws other than, to the extent covered by the Environmental Indemnity, the Lien identified in the Environmental Reports with respect to the facility located in Washington, New Jersey (providing that nothing herein shall restrict any Loan Party’s use of deed restrictions or other activity and use limitation that may be necessary to achieve compliance or obtain Authority approval or closure in connection with the completion of any remedial action conducted at the Real Property). If any Loan Party shall fail to so respond or take action and such failure shall remain unabated for 30 days after receipt of written notice from Agent of the same (or such shorter period as may otherwise be required by Applicable Law), Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting the Lenders’ interests: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) after reasonable prior notice to Borrowing Agent and take such actions as are required under Environmental Laws, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Advances constituting Domestic Rate Loans if relating to the U.S. Loan Parties or Canadian Prime Rate Loans if relating to the Canadian Loan Parties and shall be paid upon demand by the U.S. Borrowers to the extent relating to any U.S. Loan Party or by the Canadian Borrowers to the extent relating to any Canadian Loan Party, and until paid shall be added to and become a part of the applicable Obligations secured by the applicable Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any applicable Loan Party.

(e)               Promptly upon the written request of Agent (which request shall be based upon Agent’s reasonable belief that a Hazardous Discharge not otherwise identified in the Environmental Reports and covered by the Environmental Indemnity has occurred at the Real Property that requires remedial or investigatory action under Environmental Laws or that is the subject of any Authority inquiry), the Loan Parties shall provide Agent, at their expense, with an environmental site assessment or other appropriate environmental report prepared by an environmental engineering firm or other advisor to the Loan Parties acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of such Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property in connection therewith. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such cleanup cost estimates, individually or in the aggregate, exceed $500,000, and such amounts would not be covered under the Environmental Indemnity, then Agent shall have the right to require the applicable Loan Party to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of the portion of these costs and expenses in excess of $500,000.

(f)               Each Parent Holdco shall, and shall cause each of its Subsidiaries to, defend and jointly and severally (subject to Section 2.24) indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to or resulting from actions on the part of Agent or any Lender, or their respective employees, agents, successors or assigns. Except as otherwise expressly provided herein, each Parent Holdco’s and its Subsidiaries’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Discharge at the Real Property, whether or not any federal, state, provincial or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Each Parent Holdco’s and its Subsidiaries’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(g)               Provisions Regarding Certain Investment Property Collateral. The operating agreement or limited partnership agreement (as applicable) of any Domestic Subsidiary of U.S. Parent Holdco hereafter formed or acquired that is a limited liability company or a limited partnership, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of [Membership Interests] [Partnership Interests] set forth herein shall apply, in any way, to the pledge by any [Member] [Partner] of a security interest in and to its [Membership Interests] [Partnership Interests] to PNC Bank, National Association, as agent for certain lenders, or its successors and assigns in such capacity (any such person, “Agent”), or to any foreclosure upon or subsequent disposition of such [Membership Interests] [Partnership Interests] by Agent. Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a [Member] [Partner] of the Company and shall have all of the rights of the [Member] [Partner] that previously owned such [Membership Interests] [Partnership Interests].”

ARTICLE V REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.         Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which such Loan Party is a party have been duly executed and delivered by such Loan Party, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which such Loan Party is a party (a) are within such Loan Party’s corporate, limited liability company or limited partnership powers (as applicable), have been duly authorized by all necessary corporate, limited liability company or limited partnership action (as applicable), are not in contravention of law or the terms of such Loan Party’s Governing Documents or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including any document governing or giving rise to any other Permitted Subordinated Debt, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect or except those which the failure to have obtained would not have, or could not reasonably be expected to have a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, charter document, operating agreement or other instrument to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including the documents governing or giving rise to any other Permitted Subordinated Debt.

5.2.         Formation and Qualification.

(a)           Each Parent Holdco and each of its Subsidiaries is duly formed and in good standing under the laws of its jurisdiction of formation and is qualified to do business and is in good standing in all jurisdictions in which qualification and good standing are necessary for such Person to conduct its business and own its property or where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. On the Closing Date, each Loan Party has delivered to Agent true and complete copies of its Governing Documents.

(b)           No Loan Party has any Subsidiaries other than as set forth on Schedule 5.2(b) or noted in the Compliance Certificates provided to Agent.

5.3.         Survival of Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.         Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Parent Holdco and its Subsidiaries have filed all federal, and all material state, provincial and local tax returns and all Canadian tax returns and other reports it is required by law to file and has paid all federal taxes and all other material taxes, assessments, fees and other governmental charges (including all Canadian taxes and similar charges) that are due and payable other than those being Properly Contested and in respect of which no Lien has been filed. To the knowledge of the Loan Parties, the provision for taxes on the books of each Parent Holdco and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current Fiscal Year, and no Loan Party has any knowledge of any material deficiency or additional assessment raised in writing in connection therewith not provided for on its books.

5.5.         Financial Statements.

(a)           The pro forma balance sheet of the Twist North America Group on a Combined and Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated by Acquisition Agreement and by this Agreement (collectively, the “Transactions”) and is accurate, complete and correct in all material respects and fairly reflects the financial condition of Twist North America Group on a Combined and Consolidated Basis as

of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied (other than the absence of footnotes and year end audit adjustments). The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by an Authorized Officer of each Parent Holdco. All financial statements referred to in this Section 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b)             The cash flow projections, projected statements of operations and projected balance sheets of Twist North America Group on a Combined and Consolidated Basis, dated December 9, 2010, for the five year period following the Closing Date (on a month-by-month basis for the first year following the Closing Date and on a year by year basis for each year thereafter) copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) are, as of the Closing Date, based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect each Parent Holdco’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period, it being understood that such Projections are by their nature prospective and contingent on a wide range of factors and that actual results may vary significantly. The Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

5.6.         Entity Name. No Loan Party has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.         O.S.H.A. and Environmental Compliance. Except as would not or could not be expected to have a Material Adverse Effect and except to the extent identified in the Environmental Reports and covered by the Environmental Indemnity:

(a)              Each Parent Holdco and its Subsidiaries have duly complied with, and their Real Property and Equipment are in compliance with, the provisions of the Federal Occupational Safety and Health Act, and any analogous state, provincial or local laws regarding worker health and/or safety and all Environmental Laws.

(b)              Each Parent Holdco and its Subsidiaries have been issued all required federal, state and local licenses, certificates or permits required under applicable Environmental Laws.

(c)               (i) There have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property other than (A) any such permitted Release or Releases of an immaterial nature or (B) Releases that customarily arise in connection with the business of a Parent Holdco and its Subsidiaries, which, in any such case, could not reasonably be expected to result in any material liability to any Loan Party; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property which require reporting, investigation, remediation or disposal under Environmental Laws; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste other than in material compliance with Environmental Laws; and (iv) no Hazardous Substances are handled by any Parent Holdco or any of its Subsidiaries on the Real Property or any premises leased by any Parent Holdco or any of its Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions, governmental regulations and Environmental Laws and in proper storage containers and as are necessary for the operation of the commercial business of a Parent Holdco and its Subsidiaries, or of any of their respective tenants.

5.8.         Solvency; No Litigation, Violation or Default.

(a)           After giving effect to the Transactions, each Borrower and the Parent Holdcos and their respective Subsidiaries taken as a whole, will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)             Except as disclosed in Schedule 5.8(b), no Parent Holdco or any Subsidiary thereof have any pending or threatened litigation, arbitration, actions or proceedings which would or could reasonably be expected to have a Material Adverse Effect.

(c)             No Parent Holdco or any Subsidiary thereof are in violation of any applicable statute, law, rule, regulation or ordinance nor is any such Person in violation of any order of any court, Governmental Body or arbitration board or tribunal, in either case which would have or could reasonably be expected to have a Material Adverse Effect.

(d)             No Parent Holdco or any Subsidiary thereof nor, to the knowledge of any Parent Holdco or any of its Subsidiaries, any other member of the Controlled Group maintains or contributes to, or has any obligation to contribute to, or within the last six years maintained, contributed to or had any obligation to contribute to, or liability, whether contingent or otherwise, under, any Pension Benefit Plan, Canadian Pension Plan, Canadian Union Plan or any Multiemployer Plan (other than such Pension Benefit Plan, Canadian Pension Plan, Canadian Union Plan or Multiemployer Plan to which Agent has consented in writing to the applicable Parent Holdco, its Subsidiaries or any other members of the Controlled Group maintaining, participating in or contributing to on or after the Closing Date). Further, except as could not reasonably be expected to have a Material Adverse Effect: (i) each Parent Holdco and each member of the Controlled Group has met all applicable minimum funding requirements under Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA in respect of each Pension Benefit Plan and no waiver of the minimum funding standards in accordance with Section 412(c) of the Code or Section 302(c) of ERISA has been applied for or obtained; (ii) each Pension Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) no Parent Holdco nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan has within the last six years been terminated by the plan administrator thereof nor by the PBGC, and, to the knowledge of the Loan Parties, there is no occurrence which could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (v) no Loan Party breached any of its responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan; (vi) no Loan Party nor, to the knowledge of any Loan Party, any fiduciary of or trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to result in any liability to any Loan Party; (vii) no Termination Event has occurred and no Parent Holdco nor any member of the Controlled Group has taken any action which could reasonably be expected to constitute or result in a Termination Event; (viii) no Parent Holdco or any Subsidiary thereof maintains or contributes to, or has any obligation to contribute to, any broad based Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (ix) no Parent Holdco nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 that has not been satisfied in whole and there exists no fact which could reasonably be expected to result in any such liability; (x) no Parent Holdco nor any member of the Controlled Group has received notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (xi) no Canadian Pension Plan has within the last six years been terminated, and, to the knowledge of the Loan Parties, there has been no occurrence and no circumstances exist that would result, or be reasonably anticipated to result, in the declaration of a termination (in whole or in part) of any Canadian Pension Plan, (xii) each Canadian Pension Plan, and any participation requirements of a Loan Party in each Canadian Union Plan, have been administered in compliance with the applicable terms, any funding agreements, any orders and all applicable laws (including any fiduciary, funding, investment and administration obligations), (xiii) all employer and employee payments, contributions or premiums to be remitted or paid to or in respect of each Canadian Pension Plan or Canadian Union Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, (xiv) there are no outstanding disputes concerning the Canadian Pension Plans or the Canadian Union Plans or the assets thereof, (xv) no material Canadian Pension Event has occurred and no Loan Party has taken any action which could reasonably be expected to constitute or result in a Canadian Pension Event, (xvi) no Parent Holdco nor any Subsidiary thereof has withdrawn, completely or partially, from any Canadian Union Plan so as to incur withdrawal liability that has not been satisfied in whole and there exists no fact which could reasonably be expected to result in any such liability, (xvii) none of the Canadian Pension Plans provides or has ever provided defined benefits and (xviii) none of the Canadian Union Plans is a multiemployer pension plan, nor has any Loan Party ever participated in such a multiemployer pension plan.

5.9.         Patents, Trademarks, Copyrights and Licenses. All issued patents, applications for issued patents, registered trademarks, applications for registered trademarks, registered copyrights, applications for registered copyrights, and registered service marks, and applications for registered service marks owned by any of the Loan Parties and registered in the United States of America or Canada are set forth on Schedule 5.9 (the “Registered Intellectual Property”) are valid and have been duly registered or filed with the appropriate Governmental Bodies. The Loan Parties own or have valid licenses to use all Intellectual Property rights which are necessary for the operation of Borrowers’ business as currently conducted. There is no pending Intellectual Property Claim relating to the Registered Intellectual Property or any other Intellectual Property owned by any Loan Party or, to the knowledge of any Loan Party, relating to any Intellectual Property licensed to any Loan Party under the License Agreements, except as set forth in Schedule 5.9 hereto. All Intellectual Property (including but not limited to the Registered Intellectual Property) owned by any Loan Party or used by any Loan Party consists of material or property developed by a Loan Party or was or is lawfully owned, acquired or licensed by a Loan Party.

5.10.       Licenses and Permits. Except as set forth in Schedule 5.10, each Parent Holdco and its Subsidiaries (a) are in compliance with and (b) have procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits would not have or could not reasonably be expected to have a Material Adverse Effect.

5.11.     Commercial Tort Claims. Except as disclosed in Schedule 5.11 or in any notice provided to Agent pursuant to the terms hereof, no Parent Holdco nor any Subsidiary thereof have any commercial tort claims in excess of $500,000 in the aggregate.

5.12.     [Reserved].

5.13.     [Reserved].

5.14.       No Labor Disputes. No Parent Holdco nor any Subsidiary thereof is involved in any labor dispute; there are no strikes or walkouts or union organization of their respective employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15.       Margin Regulations. No Parent Holdco nor any Subsidiary thereof is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.       Investment Company Act. No Parent Holdco nor any Subsidiary thereof is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.       Disclosure. No representation or warranty made by any Parent Holdco or any of their respective Subsidiaries in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party or which reasonably should be known to any Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18.       Delivery of Certain Documents. Agent has received complete copies of the Acquisition Agreement and all documents governing or giving rise to any Permitted Subordinated Debt (including all exhibits, schedules and disclosure letters referred to in any of the foregoing or delivered pursuant thereto, if any) and, in each case (and with respect to the Consulting Agreement once delivered to the Co-Collateral Agents) to the extent material to the interests of the Lenders, all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except, in each case to the extent material to the interests of the Lenders, pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19.       [Reserved].

5.20.       Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan party or affecting the Collateral conflicts in any material way with, or requires any material Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21.       [Reserved].

5.22.       Business and Property of Loan Parties. Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than that engaged in as of the Closing Date and activities reasonably ancillary and complementary thereto. On the Closing Date, the Loan Parties will own all the property and possess all of the rights and Consents necessary for the conduct of the business of the Loan Parties.

5.23.       Section 20 Subsidiaries. No Borrower intends to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24.       Anti-Terrorism Laws.

(a)           General. No Loan Party or Affiliate of any Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224. No Loan Party or Affiliate of any Loan Party nor their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)          a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)           a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)          a Person or entity who is affiliated or associated with a Person or entity listed above.

(c)           No Loan Party nor, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.25.     Trading with the Enemy. No Parent Holdco nor any Subsidiary thereof has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.26.     Federal Securities Laws. No Parent Holdco nor any Subsidiary thereof (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

ARTICLE VI        AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each of its Subsidiaries to, until the Termination Date:

6.1.    Payment of Fees. With respect to the (a) U.S. Borrowers, pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (i) the forwarding of U.S. Advance proceeds and (ii) the establishment and maintenance of any Collection Accounts utilized by a U.S. Borrower as provided for in Section 4.15(h) and (b) Canadian Borrowers, pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (i) the forwarding of Canadian Advance proceeds and (ii) the establishment and maintenance of any Collection Accounts utilized by a Canadian Borrower as provided for in Section 4.15(h). Agent may, without making demand, charge U.S. Borrower’s Account for all such fees and expenses payable by U.S. Borrowers and charge Canadian Borrower’s Account for all such fees and expenses payable by Canadian Borrowers.

6.2.    Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear, tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all commercially reasonable actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral and material to the conduct of Borrowers’ business; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof (or Canada or any province or municipality thereof) where the failure to do so would or could reasonably be expected to have a Material Adverse Effect.

6.3.    Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.4.    [Reserved].

6.5.    Financial Covenant. Achieve, when measured as of the end of each fiscal quarter set forth below for the period specified, EBITDA of no less than the amount set forth opposite thereto:

Measurement Period	Minimum Amount

Two fiscal quarters ending June 30, 2011

The greater of (i) the quotient of (A) 80% of the amount of EBITDA reported in the Twist North America Group audited financial statements for Fiscal Year 2010 delivered to Agent pursuant to Section 9.7 divided by (B) 2 and (ii) 80% of the amount of EBITDA projected for the two fiscal quarter period ending June 30, 2011 as set forth in the projections delivered to Agent pursuant to Section 9.12

Measurement Period	Minimum Amount

Three fiscal quarters ending September 30, 2011

The greater of (i) the result of (A) 80% of the amount of EBITDA reported in the Twist North America Group audited financial statements for Fiscal Year 2010 delivered to Agent pursuant to Section 9.7 multiplied by (B) 314 and (ii) 80% of the amount of EBITDA projected for the three fiscal quarter period ending September 30, 2011 as set forth in the projections delivered to Agent pursuant to Section 9.12

Four fiscal quarters ending December 31, 2011

The greater of (i) 80% of the amount of EBITDA reported in the Twist North America Group audited financial statements for Fiscal Year 2010 delivered to Agent pursuant to Section 9.7 and (ii) 80% of the amount of EBITDA projected for Fiscal Year 2011 as set forth in the projections delivered to Agent pursuant to Section 9.12

Four fiscal quarters ending as of the last day of each fiscal quarter ending after December 31, 2011	80% of the amount of EBITDA reported in the Twist North America Group audited financial statements for Fiscal Year 2010 delivered to Agent pursuant to Section 9.7

One fiscal quarter ending March 31, 2012	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2012 projections delivered to Agent pursuant to Section 9.12

Two fiscal quarters ending June 30, 2012	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2012 projections delivered to Agent pursuant to Section 9.12

Three fiscal quarters ending September 30, 2012	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2012 projections delivered to Agent pursuant to Section 9.12

Four fiscal quarters ending December 31, 2012	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2012 projections delivered to Agent pursuant to Section 9.12

One fiscal quarter ending March 31, 2013	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2013 projections delivered to Agent pursuant to Section 9.12

Measurement Period	Minimum Amount

Two fiscal quarters ending June 30, 2013	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2013 projections delivered to Agent pursuant to Section 9.12

Three fiscal quarters ending September 30, 2013	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2013 projections delivered to Agent pursuant to Section 9.12

Four fiscal quarters ending December 31, 2013	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2013 projections delivered to Agent pursuant to Section 9.12

One fiscal quarter ending March 31, 2014	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2014 projections delivered to Agent pursuant to Section 9.12

Two fiscal quarters ending June 30, 2014	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2014 projections delivered to Agent pursuant to Section 9.12

Three fiscal quarters ending September 30, 2014	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2014 projections delivered to Agent pursuant to Section 9.12

Four fiscal quarters ending December 31, 2014	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2014 projections delivered to Agent pursuant to Section 9.12

One fiscal quarter ending March 31, 2015	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2015 projections delivered to Agent pursuant to Section 9.12

Two fiscal quarters ending June 30, 2015	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2015 projections delivered to Agent pursuant to Section 9.12

Three fiscal quarters ending September 30, 2015	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2015 projections delivered to Agent pursuant to Section 9.12

6.6.         Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7.         Standards of Financial Statements. Cause all financial statements (other than budgets and projections) with respect to the Parent Holdcos and their respective Subsidiaries referred to in this Agreement as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.8.         Federal Securities Laws. Promptly notify Agent in writing if any Parent Holdco or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.9.         Exercise of Rights. Enforce all of its material rights under the Acquisition Agreement including, but not limited to all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights. Without limiting the foregoing, the applicable Loan Party shall promptly and diligently enforce its rights and remedies under the Environmental Indemnity.

6.10.       Post-Closing Deliveries.

(a)           Termination of Specified Liens. Within 25 days after the Closing Date (or such longer period, not to exceed thirty (30) additional days, as Agent may approve in writing), deliver to Agent copies of UCC-3 termination statements filed with respect to the Liens set forth on Schedule 6.10(a).

(b)           Certain Stock Certificates. Within 30 days after the Closing Date (or such longer period, not to exceed thirty (30) additional days, as Agent may approve in writing), deliver to Agent the original certificates evidencing the Equity Interest of each of Cebal Americana Rercursos Humanos, Cebal Americas de Reynosa, TP1 Mexicana S.A. de C.V. and Cepillos de Matamoros S.A. de C.V. pledged to Agent pursuant to the terms of the Pledge Agreements, together with duly executed stock powers with respect thereto.

(c)           Intellectual Property Registrations. Within 60 days after the Closing Date (or such longer period, not to exceed thirty (30) additional days, as Agent may approve in writing), deliver to Agent evidence, in form and substance satisfactory to Agent in its Permitted Discretion, of the transfer, as of record, of the Registered Intellectual Property of the Loan Parties registered in the United States of America or Canada.

ARTICLE VII      NEGATIVE COVENANTS.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, until the Termination Date:

7.1.        Merger, Consolidation, Acquisition and Sale of Assets.

(a)           Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; or

(b)           Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement;

provided, that (i) any Subsidiary which is wholly-owned, directly or indirectly by a U.S. Loan Party, may merge, amalgamate, consolidate or sell, lease, transfer or otherwise dispose of its assets with, into, or to any U.S. Loan Party (other than U.S. Parent Holdco), so long as, in the case of any such merger or consolidation, such U.S. Loan Party shall be the survivor thereof, (ii) any Subsidiary which is wholly- owned, directly or indirectly by a Canadian Loan Party, may merge, amalgamate, consolidate or sell, lease, transfer or otherwise dispose of its assets with, into, or to any Canadian Loan Party (other than Canadian Parent Holdco), so long as, in the case of any such merger or consolidation, such Canadian Loan Party shall be the survivor thereof, (iii) any Foreign Subsidiary (other than a Canadian Loan Party) may merge, amalgamate, consolidate with or into any other wholly-owned Foreign Subsidiary and (iv) in order to effectuate a Permitted Acquisition, a Loan Party or Subsidiary thereof may enter into a merger so long as such Loan Party or such Subsidiary (as applicable) is the survivor of such merger or, in respect of any amalgamation between a Canadian Loan Party and a wholly-owned Foreign Subsidiary, the amalgamated corporation is liable, by operation of law or otherwise, for the obligations of the amalgamating corporations under this Agreement and the Other Documents.

7.2.         Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3.         Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business of obligations not otherwise prohibited from being incurred by such Person hereunder, (c) the endorsement of checks in the Ordinary Course of Business and (d) unless otherwise provided in Section 7.8, guarantees of Indebtedness permitted under Section 7.8.

7.4.         Investments. Purchase, acquire or maintain Equity Interests, Indebtedness, obligations or any other interest in, any Person (in each case, “investments”), except for:

(a)              obligations issued or guaranteed by the United States of America or any agency thereof;

(b)              commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency;

(c)               certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;

(d)              U.S. or Canadian money market funds that invest solely in obligations issued or guaranteed by the United States of America, Canada or an agency thereof;

(e)               pursuant to a Hedge Agreement permitted under Section 7.23;

(f)               Permitted Acquisitions;

(g)           loans to its employees (other than employees of Sun Capital or Sun Capital Manager) in the Ordinary Course of Business not to exceed the aggregate amount of $100,000 for all employees of the Parent Holdcos and their respective Subsidiaries at any time outstanding;

(h)           investments in existence on the Closing Date and described in Schedule 7.4;

(i)              securities and other investments that any Parent Holdco or any of its Subsidiaries may acquire in connection with any dispositions of assets that are permitted hereunder as long as all conditions attendant to any such permitted transaction are and remain satisfied and the Agent shall have a perfected first priority Lien thereon (subject only to Permitted Encumbrances) and, if required pursuant hereto and the Other Documents, such securities or other investments are duly endorsed to and/or delivered to the Agent (together, in the case of Equity Interests, with executed stock powers and irrevocable proxies, in form and substance reasonably satisfactory to Agent);

(j)              investments agreed to in writing by the Required Lenders and received in connection with the bankruptcy or reorganization of suppliers and Customers or in settlement of delinquent obligations of, and other disputes with, Customers and suppliers, arising in the Ordinary Course of Business,

(k)             the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business,

(l)              equity investments in or intercompany loans to (in each case, in the Ordinary Course of Business) any other Loan Party (other than to a Parent Holdco) or by any Subsidiary of a Loan Party to such Loan Party (other than a Parent Holdco); provided that, in the case of any intercompany loans, the parties with respect thereto have executed and delivered an Intercompany Subordination Agreement to Agent and such loans owing to a Loan Party are evidenced by notes endorsed and delivered to the Agent (and the Agent shall have a first priority perfected security interest therein (subject only to Permitted Encumbrances)) and, in the case of any such Equity Interest, such Equity Interests are pledged to and delivered to the Agent (together with executed stock powers and irrevocable proxies relating thereto in form and substance reasonably satisfactory to Agent) and the Agent shall have a first priority perfected security interest therein (subject only to Permitted Encumbrances);

(m)           equity investments in, or loans to, Foreign Subsidiaries that are not Loan Parties which are wholly-owned, directly or indirectly, by a Loan Party in an aggregate amount not to exceed $5,000,000 during the Term; provided that, (i) average Undrawn Availability during the thirty (30) day period immediately prior to the making of such investment or loan after giving pro forma effect to such investment or loan, and immediately after giving effect to such investment or loan Undrawn Availability will be, $10,000,000 or greater, (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to such investment or loan, (iii) on a pro forma basis after giving effect to such investment or loan, the Loan Parties would be in compliance with the covenant set forth in Section 7.6 when measured as of the last day of the most recently ended fiscal quarter, (iv) in the case of any loans, such loan is evidenced by a note endorsed and delivered to the Agent (and the Agent shall have a first priority perfected security interest therein (subject only to Permitted Encumbrances)) and (v) in the case of any equity investment, subject to the limitations set forth in the definition of “Collateral”, the Equity Interests acquired with respect thereto are pledged to, and the original certificates evidencing the same are delivered to, the Agent (together with executed stock powers and irrevocable proxies relating thereto in form and substance reasonably satisfactory to Agent) and the Agent shall have a first priority perfected security interest therein (subject only to Permitted Encumbrances);

(n)             a loan by U.S. Parent Holdco to Twist Beauty Packaging UK Ltd. in an aggregate amount not to exceed $35,000,000 to the extent (i) such loan is evidenced by a note endorsed and delivered to the Agent (and the Agent shall have a first priority perfected security interest therein (subject only to Permitted Encumbrances)) (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to the making of such loan and (iii) average Undrawn Availability during the thirty (30) day period (or if less than 30 days have elapsed since the Closing Date, during the number of days elapsed since the Closing Date) immediately prior to the making of such loan after giving pro forma effect to such loan, and immediately after giving effect to such loan Undrawn Availability will be, $10,000,000 or greater;

(o)             investments consisting of endorsements for collection or deposit in the Ordinary Course of Business and with respect to negotiable instruments for collection;

(p)             security deposits provided to landlords, utility companies and governmental authorities in the Ordinary Course of Business;

(q)             Permitted Joint Ventures; and

(r)              other investments (other than of a type set forth above) not exceeding $1,000,000 in the aggregate in any Fiscal Year as long as no Default or Event of Default is in existence prior to the making thereof or would otherwise result therefrom; provided that any such loans shall be evidenced by notes to be endorsed and delivered to the Agent and any other instruments or securities evidencing any of the foregoing shall be endorsed and delivered to the Agent.

7.5.    [Reserved].

7.6.    Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or capitalized lease) that would cause the aggregate amount of all Capital Expenditures made by the Twist North America Group on a Combined and Consolidated Basis, to exceed in any Fiscal Year, 115% of the amount of Capital Expenditures projected to be made in such Fiscal Year, as set forth in the most recent projections delivered to Agent pursuant to Section 9.12. Notwithstanding the foregoing, to the extent that the amount of Capital Expenditures made by the Parent Holdcos and their respective Subsidiaries in any Fiscal Year is less than the amount of Capital Expenditures permitted to be made in such Fiscal Year (without giving effect to any additional amount available as a result of this sentence), (a) up to fifty percent (50%) of such difference may be carried forward and used to make Capital Expenditures in the immediately succeeding Fiscal Year (but not any subsequent Fiscal Year), and (b) in such immediately succeeding Fiscal Year all Capital Expenditures shall be applied first to the permissible amount of Capital Expenditures for such period.

7.7.    Distributions, etc.

(a)           Repay any of the Permitted Sponsor Acquisition Subordinated Debt (other than the Indebtedness described in clause (f) of the definition thereof) or pay or make any distribution on any Equity Interests of any Loan Party or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any such Equity Interests of any Loan Party except:

(i)            Borrowers may declare and pay dividends or make other distributions to their respective Parent Holdcos to pay franchise taxes, consolidated or combined federal, state or local taxes, including estimated taxes, in each case, then due and not payable directly by Borrowers which payments in the aggregate by Borrowers are not in excess of the aggregate tax liabilities that would have been payable by Borrowers calculated on a stand-alone basis;

(ii)               any Subsidiary that is not a Loan Party may declare and pay dividends or make other distributions in respect of its Equity Interests to its Parent or to any other wholly-owned direct or indirect Subsidiary of its Parent Holdco;

(iii)              in the case of a Parent Holdco, make deemed repurchases of its capital stock that arise as a result of a cashless stock warrant or option exercise;

(iv)             the Parent Holdcos and their respective Subsidiaries may declare and pay dividends or make other distributions payable solely in its Equity Interests ratably to all holders of such interests (provided that such Equity Interests may not be redeemable or convertible into any other security which is payable or redeemable, in each case, prior to a date six months following the Term (as extended from time to time));

(v)              U.S. Borrowers may declare and pay a dividend or make a distribution to U.S. Parent Holdco in the amount of and to the extent used to make the loan permitted to be made under Section 7.4(n);

(vi)             Borrowers may declare and pay dividends or make other distributions to their respective Parent Holdcos to be used by such Parent Holdco’s Parent to repurchase such Parent Holdco’s or such Parent’s Equity Interests owned by former directors or employees of its Subsidiaries (other than employees of Sun Capital or Sun Capital Manager), and, their estates, spouses or former spouses in connection with the termination of such employee’s employment (or such director’s directorship) and Borrowers may make distributions to fund or effect such purchases and/or issue unsecured notes and/or make payments on any notes issued in connection with any such repurchase; provided, that (1) no Default or Event of Default shall have occurred and be continuing at the time of such repurchase or distribution or would otherwise result therefrom, (2) any such repurchase or distribution is used promptly to repurchase such Equity Interest or make such payments, and (3) the aggregate amount of all such repurchase or distributions shall not exceed $250,000 in cash for each Fiscal Year during the term of this Agreement; and

(vii)            the Loan Parties and their Subsidiaries may declare and pay dividends or make other distributions, directly or indirectly, to the holders of the Equity Interests of the Parent Holdcos and/or repay the amounts due and owing by a Loan Party as a borrower with respect to the Permitted Sponsor Acquisition Subordinated Debt (other than the Indebtedness described in clause (f) of the definition thereof which may be paid in accordance with the Intercompany Subordination Agreement), in an aggregate amount for all such dividends, distributions and payments not to exceed $20,000,000 during the Term so long as (A) average Undrawn Availability during the thirty (30) day period immediately prior to the making of such payment, dividend or distribution after giving pro forma effect to such payment, dividend or distribution, and immediately after giving effect to such dividend or distribution Undrawn Availability will be, the greater of (1) $10,000,000 or (2) the outstanding principal balance of the Term Loan, (B) no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to such payment, dividend or distribution and (C) on a pro forma basis after giving effect to such payment, dividend or distribution, the Fixed Charge Coverage Ratio for the most recently ended fiscal quarter and the fiscal quarter in which such payment, dividend or distribution is to be made shall be 1.10:1.00.

(b)              Pay or make any distribution on any of its Equity Interests to enable the payment of, its pro rata share of any consulting, management or advisory fees, any similar fee or amount, or any other amounts pursuant to the Consulting Agreement other than (i) Permitted Consulting Fees and (ii) the reimbursement of reasonable out-of-pocket expenses payable pursuant to the Consulting Agreement; provided, however, if a Default or Event of Default has occurred and is continuing, no more than $250,000 in the aggregate per Fiscal Year may be reimbursed to Sun Capital Manager pursuant to the Consulting Agreement with respect to such expenses.

7.8.         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of:

(a)              Indebtedness to Lenders hereunder and under the Other Documents;

(b)              Hedge Agreements permitted under Section 7.23;

(c)               Permitted Purchase Money Indebtedness;

(d)              Indebtedness existing on the date hereof and described in Schedule 7.8,

(e)               unsecured contingent obligations arising by endorsement of instruments for deposit or collection in the Ordinary Course of Business,

(f)               unsecured Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, so long as such Indebtedness is incurred in the Ordinary Course of Business,

(g)               other unsecured Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding,

(h)              Indebtedness (inclusive of intercompany loans permitted pursuant to and subject to the limitations set forth in Section 7.4(m)) of Foreign Subsidiaries (other than Canadian Loan Parties) in an aggregate amount not to exceed $5,000,000 outstanding at any one time; provided that such Indebtedness (other than the Obligations) is not secured by or guaranteed (including via any make-whole or keep well arrangement or agreement) by any Loan Party or any other Domestic Subsidiary and the incurrence thereof would not result in an Event of Default (including on a pro-forma basis pursuant to Section 6.5),

(i)                unsecured intercompany indebtedness among a Parent Holdco and its Subsidiaries (other than any loan from a Loan Party to a Parent Holdco) which is subject to the Intercompany Subordination Agreement and otherwise permitted hereunder,

(j)               [reserved],

(k)              Permitted Subordinated Debt,

(l)                refinancings of Indebtedness described in clauses (d) and (e) above so long as the principal amount thereof is not increased, the weighted average life to mature is not shortened, no additional collateral therefor shall be granted and, if the Indebtedness being refinanced is subordinated to the Obligations, the replacement Indebtedness shall be subordinated on the same terms as such Indebtedness being so refinanced,

(m)           deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, indemnity, performance, surety and appeal bonds and other obligations of like nature, in each case arising in the Ordinary Course of Business, and

(n)             Indebtedness of a Subsidiary of a Borrower acquired pursuant to a Permitted Acquisition to the extent that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness does not exceed $1,000,000.

7.9.         Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10.       Transactions with Affiliates. Except as otherwise specifically permitted hereunder, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11.       After Acquired Real Property. Acquire any fee interest in Real Property after the date hereof with a Current Value (as defined below) in excess of $500,000 (each an “After Acquired Property”), without (a) promptly notifying Agent thereof, which notice shall set forth with specificity a description of the interest acquired, the location of the Real Property, any structures or improvements thereon, either an appraisal or the applicable Parent Holdco’s or such Subsidiary’s good-faith estimate of the current value of such Real Property (for purposes of this Section, the “Current Value”), and copies of any purchase money mortgages with respect thereto and (b) to the extent such After Acquired Property is not subject to a purchase money Lien the terms of which prohibit Agent from receiving a Lien thereon, if requested by Agent, furnishing to Agent, within a reasonable time following Agent’s request therefor, the following, each in form and substance reasonably satisfactory to Agent: (i) a Mortgage with respect to such Real Property and related assets located at the After Acquired Property, each duly executed by the applicable Loan Party or Subsidiary and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the reasonable opinion of Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of Agent and the Lenders thereunder, (iii) a title insurance policy satisfactory to Agent, (iv) a survey of such Real Property, certified to Agent and to the issuer of the title insurance policy referred to in clause (iii) above by a licensed professional surveyor reasonably satisfactory to Agent, and (v) such other documents or instruments (including opinions of counsel) as Agent may reasonably require.

7.12.         Subsidiaries.

(a)           Form or acquire any Subsidiary unless;

(i)            such Subsidiary executes and delivers to the Agent promptly and in any event within ten (10) Business Days after the formation or acquisition thereof, at the option of the Agent, (A) either (1) a joinder agreement (in the form of Exhibit 7.12 hereto) pursuant to which, among other things, such Subsidiary becomes an additional Borrower hereunder or (2) a Guaranty guaranteeing the Obligations and a Guarantor Security Agreement securing the Obligations, except that, in each case of clauses (1) and (2) above, a direct or indirect Subsidiary of a Canadian Loan Party (other than a U.S. Loan

Party) that is a Tax Preferred Subsidiary shall only guarantee the Canadian Obligations or become a Canadian Borrower, (B) certificates evidencing all of the Equity Interest of any Person owned by such Subsidiary or any promissory notes or other similar instruments required to be delivered under this Agreement, the Pledge Agreement or under any such Guarantor Security Agreement, (C) undated stock powers executed in blank or any other proper instruments of transfer, (D) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (E) to the extent such Subsidiary owns real property that is not subject to a purchase money Lien the terms of which prohibit Agent from receiving a Lien thereon, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority (to the extent provided in the Intercreditor Agreement) Lien on such real property, a title insurance policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Agent in its Permitted Discretion, together with such other agreements, instruments and documents as the Agent may require in its Permitted Discretion whether comparable to the documents required under Section 7.11 or otherwise, (F) any other documents required by this Agreement or any Guarantor Security Agreement and (G) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect, establish the first priority (to the extent provided in the Intercreditor Agreement) of or otherwise protect any Lien purported to be covered by this Agreement, the Pledge Agreement, any such Guarantor Security Agreement or any Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in this Agreement and the Other Documents and that substantially all property and assets of such Subsidiary shall, subject to Section 2.24, become Collateral for the Obligations; provided, however, nothing contained in this Section 7.12(a) shall (x) require a Tax Preferred Subsidiary to guaranty the U.S. Obligations, execute a joinder to become a U.S. Borrower hereunder, pledge any of its assets with respect to the U.S. Obligations, (y) require the property or assets of any Tax Preferred Subsidiary (including the equity of any other Tax Preferred Subsidiary owned by such Tax Preferred Subsidiary) to be Collateral or (z) require that any Person pledge any Equity Interest of a Tax Preferred Subsidiary with respect to the U.S. Obligations (except for 65% of the Equity Interest of a first-tier Tax Preferred Subsidiary); and

(ii)           each owner of the Equity Interest of any such Subsidiary to execute and deliver, promptly and in any event within ten (10) Business Days after the formation or acquisition of such Subsidiary, an amendment to the Pledge Agreement or Guarantor Security Agreement, as applicable, to reflect the ownership of such Equity Interest, together with (A) certificates evidencing all of the Equity Interest of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agent; provided, however, nothing contained in this Section 7.12(b) shall require a Tax Preferred Subsidiary to guaranty the U.S. Obligations, pledge any of its assets with respect to the U.S. Obligations, or require that any Person pledge any Equity Interest of a Tax Preferred Subsidiary with respect to the U.S. Obligations (except for 65% of the Equity Interest of a first-tier Tax Preferred Subsidiary); or

(b)              Except for Permitted Joint Ventures, enter into any partnership, joint venture or similar arrangement.

7.13.     Fiscal Year and Accounting Changes. (a) Change its Fiscal Year from that in effect as of the Closing Date or, upon prior notice to and the consent of Agent (to be granted one time after closing upon the Required Lenders’ and the Loan Parties’ agreement as to necessary adjustments and calculations of the financial covenants (including the component definitions thereof) and Fiscal Year dollar limitations, in each case, set forth herein resulting from such change), to a Fiscal Year ending as of a date to be determined by the Loan Parties or (b) except upon prior written notice to and consent of the Required Lenders, make any material change (including, in each case, as a result of any permitted change to its Fiscal Year) (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except (A) as required by law, (B) for elections and characterizations permitted by law and made in the ordinary course of business and (C) for elections permitted by law which, in the reasonable business judgment of the Loan Parties, would reasonably be expected to reduce the overall tax burden to the Loan Parties.

7.14.       Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than as set forth in Section 5.22.

7.15.       Amendment of Certain Documents. Amend, modify or waive any term of (a) its Governing Documents, the Consulting Agreement, License Agreements, the Acquisition Agreement or the Permitted Joint Venture Documents (i) in a manner that is material and adverse to the Lenders and/or Agent, as determined in the Permitted Discretion of Agent and (ii) without providing notice thereof to Agent in the succeeding monthly reporting package delivered to Agent pursuant to Section 9.2, and a copy of such amendment, to the extent such amendment is material to the interests of Agent and the Lenders and (b) any document or agreement governing or giving rise to Permitted Subordinated Debt (i) except as permitted in the Subordination Agreement relating thereto and (ii) without providing notice thereof to Agent in the succeeding monthly reporting package delivered to Agent pursuant to Section 9.2, and a copy of such amendment, to the extent such amendment is material to the interests of Agent and the Lenders.

7.16.       Compliance with ERISA and Canadian Pension Laws. Except where any failure to comply could not reasonably be expected to result in material liability to any Loan Party: (i) maintain, or permit any of its Subsidiaries to maintain, or become obligated to contribute, or permit any of its Subsidiaries to become obligated to contribute to, any Pension Benefit Plan or Canadian Pension Plan, other than those Pension Benefit Plans and Canadian Pension Plans disclosed on Schedule 7.16 or as to which Agent has provided its prior written consent, (ii) engage, or permit any of its Subsidiaries to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) fail to satisfy, or permit any of its Subsidiaries to fail to satisfy, the minimum funding standards of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, (iv) terminate, or permit any of its Subsidiaries to terminate, any Pension Benefit Plan where such event could reasonably be expected to result in any liability of any Parent Holdco or any of its Subsidiaries or the imposition of a Lien on the property of any Parent Holdco or any of its Subsidiaries pursuant to Section 430(k) of the Code or Section 4068 of ERISA (except for any Liens which do not prime or have priority over the Liens securing the Obligations and which are being Properly Contested), (v) assume, or permit any Subsidiary of any Parent Holdco to assume, any obligation to contribute to any Multiemployer Plan or Canadian Union Plan, (vi) incur, or permit any of its Subsidiaries to incur, any withdrawal liability to any Multiemployer Plan or Canadian Union Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event or Canadian Pension Event, (viii) fail to comply, or permit any of its Subsidiaries to fail to comply, in all material respects, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) postpone or delay, or allow any of its Subsidiaries to postpone or delay, any funding requirement under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Benefit Plan, (x) fail to comply, or permit any of its Subsidiaries to fail to comply, in all material respects with the requirements of all Applicable Laws in respect of any Canadian Pension Plan, (xi) with respect to any Canadian Pension Plan, fail to satisfy, or permit any of its Subsidiaries to fail to satisfy, the minimum funding standards of applicable pension benefits standards legislation, or (xii) terminate, or permit any of its Subsidiaries to terminate (in whole or in part), any Canadian Pension Plan where such event could reasonably be expected to result in any liability of any Parent Holdco or any of its Subsidiaries or the imposition of a Lien on the property of any Parent Holdco or any of its Subsidiaries.

7.17.          [Reserved].

7.18.       Anti-Terrorism Laws. Nor shall it permit any Affiliate or agent to:

(a)           Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b)             Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c)             Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. The Loan Parties shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Loan Parties’ compliance with this Section.

7.19.       Membership/Partnership Interests. Unless consented to by Agent (and all actions, filings and deliveries necessary and desirable in the Permitted Discretion of Agent to perfect Agent’s first priority security interest have been completed to Agent’s reasonable satisfaction) and except with respect to Subsidiaries existing on the Closing Date with respect to which Agent has received all original certificates evidencing the Equity Interests of such Subsidiaries, elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company Equity Interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company Equity Interests or partnership interests, as the case may be.

7.20.       Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

7.21.       Payments of Certain Indebtedness. At any time, directly or indirectly pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Permitted Subordinated Debt except as expressly permitted in the Subordination Agreement with respect thereto.

7.22.     Limitation on Certain Restrictive Agreements. Enter into or suffer to exist any contractual obligation which in any way (a) prohibits the granting of Liens to Agent on such Persons assets (other than (i) customary restrictions and conditions in the documentation with respect to Permitted Encumbrances of the types described in clauses (h), (j) or (p) thereof, (ii) customary restrictions on assignment in licensing agreements and (iii) restrictions on the granting of liens in the Equity Interests or assets of a Permitted Joint Venture), (b) prohibits any Loan Party from paying or prepaying the Obligations, or (c) restricts the ability of any Subsidiary of any Parent Holdco to (i) make any dividends or distributions or (ii) to transfer any of its property or assets to its Parent Holdco or any of its Subsidiaries other than (A) this Agreement and the Other Documents, (B) customary restrictions and conditions in the documentation with respect to Permitted Encumbrances of the types described in clauses (h), (j) or (p) thereof or customary restrictions on assignment in licensing agreements and (C) restrictions on such actions by a Permitted Joint Venture.

7.23.       Hedging Transactions. Enter into any (a) Hedge Agreement other than to protect itself from fluctuations in interest rates, currency exchange rates or commodity prices in the normal conduct of its business; it being agreed that in no circumstance shall it enter into, or permit any of its Subsidiaries to enter into any such Hedge Agreement for speculative purposes (b) Hedge Agreement which is secured by a Lien on any assets of any Parent Holdco or any of its Subsidiaries other than a Lender-Provided Interest Rate Hedge.

ARTICLE VIII    CONDITIONS PRECEDENT.

8.1.         Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Co-Collateral Agents, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)             Notes. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b)             Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and/or PPSA financing statements) required by this Agreement, any related agreement or under law, or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received (i) an acknowledgment copy, or other evidence reasonably satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto as Agent has requested in its Permitted Discretion to be delivered on or before the Closing Date, (ii) evidence satisfactory to Agent that no Liens other than Permitted Encumbrances exist with respect to the Collateral and (iii) copies of authenticated demands for termination, within the meaning of Section 9-513 of the Uniform Commercial Code, of the Liens set forth on Schedule 6.10(a);

(c)             [Reserved];

(d)             Company Proceedings of Loan Parties. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents to which it is a party and any certificate or other documents to be delivered by it pursuant hereto (collectively, and with respect to each such Loan Party, the “Documents”) and (ii) the granting by such Loan Party of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(e)             Incumbency Certificates of Loan Parties. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing the Documents, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(f)             [Reserved];

(g)             [Reserved];

(h)             Certificates. Agent shall have received copies of the Governing Documents of each Loan Party, and all amendments thereto, certified (where applicable) by the Secretary of State or other appropriate official of its jurisdiction of organization together with copies of all agreements of the Loan Parties’ respective equity holders, in each case, certified as accurate and complete by the Secretary of such Loan Party;

(i)              Good Standing Certificates. Agent shall have received good standing certificates for each Loan Party dated as of a date prior to the Closing Date acceptable to Agent’s counsel, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization and each jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification and the failure to be so qualified is not remediable by the payment of a nominal fee;

(j)              Legal Opinion. Agent shall have received the executed legal opinion of each of Kirkland & Ellis LLP, Cordray, Wagner & Schneller and McMillan LLP, in form and substance reasonably satisfactory to Agent, which shall cover such matters incident to the transactions contemplated by the Documents as Agent may reasonably require and the Loan Parties hereby authorize and direct such counsel to deliver such opinions to Agent and Lenders;

(k)             No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which would have or could, in the reasonable opinion of Agent, be reasonably expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body which would have or could, in the reasonable opinion of Agent, be reasonably expected to have a Material Adverse Effect;

(l)              Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(1);

(m)           Collateral Examination. Each Co-Collateral Agent shall have (i) completed its field exams of each Borrower’s Collateral, books and records and locations of operations and (ii) received and been satisfied with its review of appraisals of the Inventory and Equipment of the Borrower;

(n)             Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(o)             Financial Statements. The Co-Collateral Agents shall have received and been satisfied with their review of (i) the Pro Forma Financial Statements, (ii) the unaudited financial statements of U.S. Parent Holdco and its Subsidiaries as of the month most recently ended prior to the Closing Date and (iii) the unaudited financial statements of BP Canada as of the month most recently ended prior to the Closing Date;

(p)             Receipt of Certain Documents and Review of Capital Structure. Agent shall have (i) received final executed copies (certified as being true, correct and complete copies thereof by an Authorized Officer of U.S. Parent Holdco) of the Acquisition Agreement, the documents governing Permitted Sponsor Subordinated Debt, and in each case, all related agreements, documents and instruments as in effect on the Closing Date, including, without limitation, evidence of the transfer of all registered intellectual property to a Loan Party and (ii) reviewed and been satisfied with the capital structure of Parent Holdco and its Subsidiaries after giving effect to the Transactions;

(q)             Insurance. Agent shall have received in form and substance reasonably satisfactory to Agent, certified copies of the Loan Parties’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of the Loan Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(r)              Payment Instructions. Agent shall have received written instructions from the U.S. Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(s)             [Reserved];

(t)              Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the Transactions; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(u)             No Adverse Material Change. (i) since December 31, 2009, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(v)             [Reserved];

(w)            Execution and Delivery of Other Documents. Agent shall have received, all duly executed and in form and substance reasonably satisfactory to Agent: (i) the Canadian Security Documents, (ii) the Guaranties, (iii) the Guarantor Security Agreements, (iv) the Pledge Agreement, (v) the Intercompany Subordination Agreement, (vi) the Collateral Assignment of Acquisition Agreement, (vii) the Sponsor Subordination Agreements and (viii) the Other Documents contemplated to be delivered as of the Effective Date;

(x)             Contract Review. Agent shall have received true, correct, executed and complete copies of, as certified by an Authorized Officer of U.S. Parent Holdco, and been satisfied with its review of, the License Agreements, the documents governing the Permitted Sponsor Subordinated Debt, and the Permitted Joint Venture Documents;

(y)             Closing Certificate. Agent shall have received a closing certificate signed by an Authorized Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date and (ii) on such date no Default or Event of Default has occurred or is continuing;

(z)             Borrowing Base. Agent shall have received evidence from the U.S. Borrowers that the aggregate amount of U.S. Eligible Receivables and U.S. Eligible Inventory is sufficient in value and amount to support the U.S. Advances in the amount requested by U.S. Borrowing Agent on the Closing Date;

(aa)         Undrawn Availability. After giving effect to the initial Advances hereunder and the making of the loan permitted under Section 7.4(n) (if such loan is to be made on the Closing Date), Borrowers shall have Undrawn Availability of at least $10,000,000;

(bb)         Compliance with Laws. Agent shall be reasonably satisfied that the Parent Holdcos and their respective Subsidiaries are in compliance, in all material respects, with all pertinent federal, provincial, state, local, municipal or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act;

(cc)         Environmental Review. The Co-Collateral Agents shall have received such reports and information as they may request and be satisfied with their review thereof with respect to the Loan Party’s environmental compliance, including (a) a review of indemnification limitations and the impact on the Loan Party’s cash flows and (b) a review of all applicable insurance policies; and

(dd)         Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2.         Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)           Representations and Warranties. Each of the representations and warranties made by a Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date other than representations and warranties relating to a specific earlier date and in such case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(b)           No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however solely to the extent and subject to the limitations set forth in Sections 15.2(e) and 15.2(f), that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)           Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

(d)           Material Adverse Effect. Since the Closing Date, there shall not have occurred any event, condition or event, condition or state of facts which would have or could reasonably be expected to have a Material Adverse Effect.

Each request for an Advance by Borrowing Agent hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

ARTICLE IX        INFORMATION.

The Loan Parties shall, until the Termination Date:

9.1.         Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2.         Schedules. Deliver to the Co-Collateral Agents on or before the twentieth (20th) day of each month for the first three (3) months following the Closing Date and the fifteenth (15th) day of each month thereafter, or more frequently as required by the Co-Collateral Agents as and for the prior month, (or such shorter period as may be applicable): (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports inclusive of reconciliations to the general ledger, (d) a Borrowing Base Certificate (inclusive of reconciliations to the general ledger) in form and substance satisfactory to the Co-Collateral Agents (which shall be calculated as of the last day of the prior month (or such shorter period as may be applicable) and which shall not be binding upon the Co-Collateral Agents or restrictive of the Co-Collateral Agents’ rights under this Agreement), (e) a day-by-day report as to application of cash and credits to the Collateral and Borrowers’ Account, (f) copies of all amendments required to be delivered pursuant to Section 7.15, (g) the Undrawn Availability as of the end of each day during such month (or shorter period as may be applicable) and (h) the amount of all Priority Payables and/or circumstances which may reasonably be expected to give rise to Priority Payables. In addition, Borrowers will deliver to the Co-Collateral Agents at such intervals as the Co-Collateral Agents may require: (w) confirmatory assignment schedules, (x) copies of Customer’s invoices, (y) evidence of shipment or delivery, and (z) such further schedules, documents and/or information regarding the Collateral as the Co-Collateral Agents may require including trial balances and test verifications. The Co-Collateral Agents shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable (it being agreed however that at any time other than during the continuance of an Event of Default, the Co-Collateral Agents shall make all such verifications in the name of the applicable Borrower) and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to the Co-Collateral Agents and executed by Borrowing Agent on behalf of the Borrowers and delivered to the Co-Collateral Agents from time to time solely for the Co-Collateral Agents’ convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to the Co-Collateral Agents shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3.         Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, with a Compliance Certificate stating, to the best knowledge of an Authorized Officer of each Parent Holdco, such Parent Holdco and its Subsidiaries is in compliance in all material respects, except where such failure does not constitute an Event of Default under this Agreement, with all federal, state, provincial and local Environmental Laws. To the extent any such Person is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Parent Holdco or such Subsidiary will implement in order to achieve full compliance.

9.4.         Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5.         Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Parent Holdco and its Subsidiaries as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness in excess of $2,000,000 in principal amount, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Loan Party proposes to take with respect thereto.

9.6.         [Reserved].

9.7.         Annual Financial Statements. Furnish Agent and Lenders within one hundred eighty (180) days after the end of each Fiscal Year (i) the audited consolidating financial statements of the Twist North America Group and such unaudited financial statements on a Combined and Consolidated Basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, with respect to such consolidating financial statements, reported upon without qualification by an independent certified public accounting firm selected by the Parent Holdcos and reasonably satisfactory to Agent (the “Accountants”), it being understood that PriceWaterhouseCoopers is acceptable to Agent and (ii) with respect to their Fiscal Year 2010, a balance sheet of the Borrowers on a consolidated basis, giving effect to the Transactions and prepared from the audited consolidating financial statements of the Borrowers and in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, with respect to such audited consolidating financial statements, reported upon without qualification by the Accountants. The report of the Accountants shall be accompanied by a copy of any management letter of the Accountants addressed to any Parent Holdco and a statement of the Accountants certifying that (x) they have caused this Agreement to be reviewed, (y) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under Sections 6.5 or 7.6 of this Agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth the Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.7 hereof. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8.         Quarterly Financial Statements. Furnish Agent and Lenders within thirty (30) days after the end of each quarter, the balance sheet, including statements of income and cash flow of the Twist North America Group on a Combined and Consolidated Basis reflecting results of operations from the beginning of the Fiscal Year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Twist North America Group’s business. The reports shall be accompanied by a Compliance Certificate.

9.9.         Monthly Financial Statements. Furnish Agent and Lenders within thirty (30) days after the end of each month, the consolidating balance sheets, including statements of income and cash flows, along with a separate report as to intercompany activities, of each of the Parent Holdcos and their respective Subsidiaries reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Twist North America Group’s business. The reports shall be accompanied by a Compliance Certificate.

9.10.       Other Reports. Furnish Agent as soon as available, but in any event (a) within ten (10) days after the issuance thereof, with copies of all material written notices, reports and financial statements sent or delivered by or to any Parent Holdco or any of their respective Subsidiaries pursuant to the Acquisition Agreement or any of the documents governing or giving rise to Permitted Subordinated Debt and (b) within ten (10) days after the receipt thereof, with copies of all material notices received under or in connection with the Acquisition Agreement or any of the documents governing or giving rise to Permitted Subordinated Debt.

9.11.       Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by the Parent Holdcos and their respective Subsidiaries including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.12.       Projected Operating Budget. Furnish Agent and Lenders, no later than thirty (30) days after the beginning of each Fiscal Year commencing with Fiscal Year 2011, a month by month projected operating budget and cash flow of the Twist North America Group on a Combined and Consolidated Basis for such Fiscal Year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be in form and substance reasonably satisfactory to the Co-Collateral Agents and accompanied by a certificate signed by an Authorized Officer of each Parent Holdco to the effect that (a) such projections are based on underlying assumptions which were believed to be reasonable as of the date made, and reflect such Parent Holdco’s judgment, based on assumptions (which assumptions shall be detailed in such certificate) which were believed to be reasonable at the time made regarding what was believed to be at such time a reasonably likely operating budget for the projected period, and (b) confirming nothing has occurred in the interval between the date of determination of the reasonableness of the assumptions referenced above and the date of the delivery of such projections to Agent to render such Parent Holdco’s belief regarding the foregoing assumptions no longer reasonable; provided, however, since such projections are by their nature prospective and contingent on a wide range of factors, actual results therefore may vary significantly.

9.13.       Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, a written report summarizing all material variances from the budgets submitted by the Parent Holdcos pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14.       Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of such Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of such Loan Party, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15.       ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (a) any Parent Holdco or any of their respective Subsidiaries knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Parent Holdco, such Subsidiary or any applicable member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Parent Holdco or any of their respective Subsidiaries knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Parent Holdco or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed by any Parent Holdco or any of their respective Subsidiaries (or, to the knowledge of any Loan Party, any member of the Controlled Group) with respect to any Pension Benefit Plan together with all communications received by any Parent Holdco or any member of the Controlled Group with respect to such request, (d) any material increase in the benefits of any Pension Benefit Plan shall occur, (e) any Loan Party or, to the knowledge of any Loan Party, any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (f) any Parent Holdco or any of their respective Subsidiaries shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Parent Holdco, any of their respective Subsidiaries or, to the knowledge of any Loan Party, any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability with respect to a Multiemployer Plan, together with copies of each such notice; (h) any Parent Holdco, any of their respective Subsidiaries or, to the knowledge of any Loan Party, any member of the Controlled Group shall fail to satisfy the minimum funding standards under Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA; (i) any Parent Holdco, any of their respective Subsidiaries or, to the knowledge of any Loan Party, any member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan. The Loan Parties shall promptly deliver to Agent all information require to be reported to the PBGC under Section 4010 of ERISA and such other documents or governmental reports or filings related to any Pension Benefit Plan as Agent shall reasonably request. Promptly following any request therefor, the Loan Parties shall deliver to the Agent copies of any documents or notices described in Sections 101(j), (k) or (l) of ERISA or any information requested under Section 4221(e) of ERISA that any Loan Party or any member of the Controlled Group may request with respect to any Pension Benefit Plan or Multiemployer Plan, as applicable; provided, that, if any Loan Party or any member of the Controlled Group has not requested such documents or notices from the administrator or sponsor of the applicable Pension Benefit Plan or Multiemployer Plan, then the applicable Loan Party or the applicable member of the Controlled Group shall, upon reasonable request by Agent, promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to Agent promptly after receipt thereof.

9.16.       Canadian Pension Plan Notices and Requests. Furnish Agent with prompt (and in any event within five (5) Business Days) written notice in the event that any Loan Party knows or has reason to know that a Canadian Pension Event has occurred, together with a written statement describing such Canadian Pension Event and the action, if any, which any Loan Party has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by any applicable regulatory authority.

9.17.       Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

ARTICLE X         EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.       Nonpayment. Failure by any Borrower to pay (a) any principal on the Obligations when due, whether at maturity or by reason of acceleration or by notice of intention to prepay, or by required prepayment or (b) any other Obligations within 3 days after demand therefor (if such amounts are not charged to the applicable Borrowers’ Account as provided in this Agreement);

10.2.       Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any Other Document or in any certificate or document executed by any Loan Party in favor of the Agent or any Lender, or in any financial statement delivered to or certified by any Loan Party or any Subsidiary thereof shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3.       Financial Information. Failure by any Loan Party to, except as otherwise expressly provided in Section 10.5 below (a) (i) furnish financial information when due, or (ii) when requested which is unremedied for a period of fifteen (15) days of such request, or (b) permit the inspection of its books or records in accordance with this Agreement;

10.4.       Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (in each case, other than a Permitted Encumbrance) against any material portion of any Borrower’s Inventory or Receivables or against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days;

10.5.       Noncompliance. Except as otherwise provided for in Sections 10.1 or 10.3, failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant (a) contained in Sections 2.22, 4.3, 4.7, 4.9, 4.11, 4.15(h), 4.19(b), 6.5, 6.10, 7, 9.2, 9.7, 9.8, 9.9, 9.12 and 9.13, (b) contained in Sections 4.2, 4.12, 4.13, 6.3, 9.1, 9.4, 9.5, 9.14, 9.16 and 9.17 which is not cured within ten (10) days from the occurrence of such failure or neglect or (c) contained in any other section of this Agreement or contained in any Other Document which is not cured within thirty (30) days from the occurrence of such failure or neglect;

10.6.       Judgments. With respect to: (a) the WWD Litigation, any judgment(s), non-interlocutory order(s), decree(s) or arbitration award(s) are rendered against any Loan Party or any settlement agreement(s) are entered into by any Loan Party which, with respect to any of the foregoing, require aggregate payments by the Loan Parties in excess of $2,500,000 unless (i) after giving pro forma effect to the payment of such amount, average Undrawn Availability during the thirty (30) day period immediately prior to the making of such payment (after giving pro forma effect to such payment), and immediately after giving effect to such payment Undrawn Availability will be, $10,000,000 or greater and (ii) after such amount is in fact paid average Undrawn Availability during the thirty (30) day period immediately prior to the making of such payment (after giving pro forma effect to such payment), and immediately after giving effect to such payment Undrawn Availability is, $10,000,000 or greater; or (b) any other matter, any judgment or judgments are rendered against any Loan Party for an aggregate amount in excess of $2,000,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7.       Bankruptcy. Any Parent Holdco or any of their respective Subsidiaries shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, interim receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case or proceeding seeking to adjudicate it a bankrupt or insolvent or seeing a liquidation, dissolution, winding-up, reorganization, restructuring, arrangement, protection, relief or composition of it or its debts under any state, provincial or federal bankruptcy laws (as now or hereafter in effect) in the United States of America or Canada or any other jurisdiction relating to bankruptcy, insolvency, relief or protection of debtors, (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing; provided, however, any Subsidiary may voluntarily cease operations and be dissolved to the extent all assets of such Subsidiary are transferred to a Loan Party as permitted under the terms of this Agreement;

10.8.       Inability to Pay. Any Parent Holdco or any of their respective Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business; provided, however, any Subsidiary may voluntarily cease operations and be dissolved to the extent all assets of such Subsidiary are transferred to a Loan Party as permitted under the terms of this Agreement;

10.9.       [Reserved];

10.10.     [Reserved];

10.11.     Lien Priority. Except as contemplated under this Agreement, any Liens relating to a material portion of Collateral created hereunder or provided for hereby or under any related agreement for any reason cease to be or are not valid and perfected Liens having a first priority interest subject to Permitted Encumbrances;

10.12.     [Reserved];

10.13.     Cross Default. An event of default has occurred under the documents governing or giving rise to Permitted Subordinated Debt or under any other agreement or instrument to which a Loan Party is bound governing or giving rise to Indebtedness of $2,000,000 or more in principal amount, which event of default is not cured or waived within any applicable grace period;

10.14.     Breach of Guaranty. Termination of any Guaranty or Guaranty Security Agreement or similar agreement executed and delivered to Agent in connection with the, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.15.     Change of Control. Any Change of Control shall occur;

10.16.     Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender;

10.17.     Licenses. (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Loan Party, the continuation of which is material to the continuation of such Loan Party’s business, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (b) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect;

10.18.     Seizures. Any material portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.19.     Operations. Any event occurs which is of a type covered by a Parent Holdco’s and/or its Subsidiaries’ business interruption insurance or which otherwise constitutes an unplanned interruption of the operations of such Parent Holdco’s and/or any of its Subsidiaries’ manufacturing facilities which continues for more than two consecutive weeks, unless such Parent Holdco or such Subsidiary, as applicable, shall (a) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (b) receive such proceeds in the amount described in clause (a) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (a) and (b) of this section, an Event of Default shall be deemed to have occurred if such Parent Holdco or such Subsidiary, as applicable, shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.20.     Pension Benefit Plans. Any failure by any Loan Party to comply with the requirements of Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Pension Benefit Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party shall incur, or in the opinion of Agent be reasonably likely to incur, any liability to a Pension Benefit Plan, a Multiemployer Plan or the PBGC (or two or more) which, in the reasonable judgment of Agent, would be reasonably likely to result in aggregate liability to any Loan Party of $2,000,000 or more;

10.21.     Invalidity of Certain Agreements, etc. Any Subordination Agreement or intercreditor agreement delivered to Agent in connection with this Agreement shall cease to be in full force and effect, or any Person party to any such agreement shall breach the provisions thereof or shall contest in any manner the validity, binding nature or enforceability of any such provision or a proceeding shall be commenced by any such Person or any Governmental Body having jurisdiction over such Person, seeking to establish the invalidity or unenforceability thereof;

10.22.     Garnishment by Canadian Tax Authorities. A requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section in respect of any Loan Party of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent, any Lender or any other Person in respect of any Loan Party or otherwise issued in respect of any Loan Party involving an amount in excess of $250,000; or

10.23.     Canadian Pension Event. A Canadian Pension Event shall occur and, as a result of such Canadian Pension Event, together with all such other events or conditions, any Loan Party shall incur, or in the opinion of Agent be reasonably likely to incur, a liability which, in the reasonable judgment of Agent, would be reasonably likely to result in aggregate liability to any Loan Party of $2,000,000 or more.

ARTICLE XI        LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.       Rights and Remedies.

(a)           Upon the occurrence and during the continuation of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been waived or cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances. Upon the occurrence of any Event of Default, Agent (x) may by appointment in writing appoint a receiver, interim receiver, receiver and manager or agent (each referred to as the “Receiver”) of any Collateral located in Canada and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of such Collateral and (y) shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require such Loan Party to make the Collateral available to Agent at a convenient place; provided that in connection with the foregoing, the Agent does not breach the peace and otherwise conducts itself in accordance with Applicable Law. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the applicable Borrowing Agent reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to such Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of any Loan Party’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory, provided that (x) such license shall be exercisable only for so long as an Event of Default is continuing and (y) such license shall terminate upon the Termination Date and (b) Equipment for the purpose of completing the manufacture of unfinished goods, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the applicable Loan Parties shall remain liable to Agent and Lenders therefor.

(b)           To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Borrowers, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c)           Notwithstanding the foregoing provisions of this Section 11.1 to the contrary, (i) during the 15 day period following the occurrence of any Event of Default under Section 10.6(a) the Agent and the Lenders shall not accelerate the Obligations or exercise any rights or remedies with respect to the Collateral, in each case, to the extent such actions would be permitted solely as a result of such Event of Default, and (ii) such Event of Default shall be deemed cured to the extent that, within 15 days after the occurrence of such Event of Default, the judgment(s), non-interlocutory order(s), decree(s), arbitration award(s) or settlement amounts giving rise to such Event of Default are paid in full and the amount thereof which exceeds $2,000,000 is paid with proceeds of equity contributions or Permitted Sponsor Subordinated Debt.

11.2.       Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3.       Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply (a) each U.S. Borrower’s property held by Agent and/or such Lender to reduce the U.S. Obligations and each Canadian Borrower’s property held by Agent and/or such Lender to reduce the Canadian Obligations.

11.4.       Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.       Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of:

(a)           the U.S. Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral of any U.S. Loan Party may, at Agent’s discretion (and shall following acceleration of the Loans), be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent payable by the U.S. Loan Parties in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to such Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent payable by the U.S. Loan Parties;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders payable by the U.S. Loan Parties to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the U.S. Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the U.S. Obligations (including the payment or Cash Collateralization of any outstanding U.S. Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus (including pursuant to the Intercreditor Agreement or any other applicable subordination or intercreditor agreement),

(b)           The Canadian Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral of any Canadian Loan Party may, at Agent’s discretion (and shall following acceleration of the Loans), be paid over or delivered as follows;

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent payable by any Canadian Loan Party in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to such Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent by any Canadian Loan Party;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders payable by any Canadian Loan Party to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Canadian Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Canadian Obligations (including the payment or Cash Collateralization of any outstanding Canadian Letters of Credit);

SIXTH, to all other Canadian Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus (including pursuant to the Intercreditor Agreement or any other applicable subordination or intercreditor agreement).

(c)           In carrying out the foregoing subsections (a) and (b), (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (y) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (z) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

ARTICLE XII      WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.       Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.       Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.       Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE XIII    EFFECTIVE DATE AND TERMINATION.

13.1.       Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Parent Holdco, each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 17, 2015 (the “Term”) unless sooner terminated as herein provided. U.S. Borrowing Agent may terminate this Agreement at any time upon five (5) Business Days’ prior written notice and payment in full in cash of all of the Obligations (other than contingent indemnification obligations with respect to which no claims have been made) and provision of the required Cash Collateralization of the Letter of Credit Obligations (such termination date, the “Early Termination Date”).

13.2.       Termination. The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding any contingent indemnification obligations upon which no claims have been made) have been paid in full in cash. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that any Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding any contingent indemnification obligations upon which no claims have been made) have been paid in full in cash after the termination of this Agreement or Borrowers have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code or the PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to any Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding any contingent indemnification obligations upon which no claims have been made) have been paid in full in cash. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (including any required repayment or Cash Collateralization of the Letter of Credit obligations, but excluding any contingent indemnification obligations upon which no claims have been made) have been paid in full in cash.

ARTICLE XIV     REGARDING AGENT.

14.1.       Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto. Without limiting the foregoing, Agent is authorized to act as the representative (fondé de pouvoir) of the Lenders (notwithstanding that Agent may also be a Lender) for purposes of any hypothec granted by each Credit Party pursuant to Article 2692 of the Civil Code of Quebec to secure debentures or similar investments issued for the benefit of the Lenders including the Canadian Security Documents granted in favor of the Agent in its capacity as fondé pouvoir under Article 2692 of the Civil Code of Quebec.

14.2.       Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.       Lack of Reliance on Agent and Resignation. Independently and without reliance upon any Co-Collateral Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Loan Parties. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by the Loan Parties pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of the Loan Parties, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agents and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowing Agents. Any Co-Collateral Agent may resign at any time upon written notice to Borrowing Agents and Agent and the resignation of such Co-Collateral Agent shall become effective immediately upon the delivery of such written notice.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4.       Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5.       Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6.       Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7.       Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances

(or, if no Advances are outstanding, according to its applicable Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable).

14.8.       Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9.       Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates pursuant to the terms of this Agreement which any applicable Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10.     Borrowers’ Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11.     No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, their respective Affiliates or agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12.     Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13.     Collateral Matters.

(a)           The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon the payment in full in cash of all Obligations (other than unasserted contingent indemnification Obligations); or constituting property being sold or disposed of in compliance with the terms of this Agreement and the Other Documents; or constituting property in which any applicable Loan Party owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 14.13(a).

(b)           Without in any manner limiting the Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 14.13(a)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 14.13(a). Either without such confirmation (if the Agent has not requested such confirmation) or upon receipt by the Agent of such confirmation (if the Agent has requested such confirmation), and upon prior written request by Borrowing Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent to the extent permitted by Section 14.13; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations any Loan Party in respect of) all interests in the Collateral retained by any applicable Loan Party.

(c)           The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to this Agreement or any Other Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 14.13 or in any Other Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

14.14.     Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions. Each Parent Holdco and each Borrower by its execution and delivery of this Agreement or any joinder hereto hereby, on its behalf and on behalf of its Subsidiaries that are Loan Parties, consents to the foregoing.

14.15.     Releases of Guarantee and Lien. Notwithstanding anything to the contrary contained herein or in any Other Document, Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 15.2) to take any action reasonably requested by any Loan Party having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit any disposition of the applicable Collateral or Guarantor, in each case as permitted hereunder or by any Other Document or that has been consented to in accordance with Section 15.2.

14.16.     Co-Collateral Agents. No Person party hereto as a Co-Collateral Agent shall have, unless otherwise expressly provided for in this Agreement, any rights, liabilities, duties or responsibilities under this Agreement or any Other Document in its capacity as such. Notwithstanding anything contained in this Agreement or any Other Document to the contrary, all determinations under this Agreement and the Other Documents (including modifications to such Other Documents) related, directly or indirectly, to the Collateral, Formula Amounts, eligibility standards and Reserves, intercreditor and subordination arrangements, collateral information rights, access rights, appraisal rights, audit rights, cash management rights or control agreement rights (including, for the avoidance of doubt, any such determinations which are assigned to the Co-Collateral Agents pursuant to this Agreement and the Other Documents) shall be made by Co-Collateral Agents as set forth in this Section 14.16 (hereinafter collectively referred to as a “Collateral Matter”). If a Co-Collateral Agent makes any proposal with respect to a Collateral Matter (including without limitation, proposes an adjustment or revision or interpretation of Formula Amount eligibility standards or reserves), the other Co-Collateral Agent shall respond to such proposal as promptly as practicable. In the event that Co-Collateral Agents cannot agree on a determination with respect to a Collateral Matter, the determination shall be made by the individual Co-Collateral Agent either asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by Borrowers, as applicable; provided, that, in the event an issue cannot be resolved by either the more conservative credit judgment or declining to permit a requested action by Borrowers or Loan Parties (such as the selection or replacement of an appraisal firm), then the decision of the Agent shall be final. Agent shall implement any decision on determination by Co-Collateral Agents as arrived at pursuant to the terms hereof. In order to effectuate the intent of this Section 14.16, Agent agrees to promptly deliver to Co-Collateral Agents copies of all documents, notices and other information delivered by a Loan Party to Agent (to the extent such Loan Party is not also required to deliver such item to the Co-Collateral Agents) with respect to Collateral Matters, including without limitation, Borrowing Base Certificates, reports related to sales, collections, the administration of accounts and inventory, and notices relating to liens. Likewise, if Agent is entitled to request additional information from a Loan Party with respect to any Collateral Matter, Agent shall make any such request upon the direction of a Co-Collateral Agent. Notwithstanding the foregoing, nothing contained in this Section 14.16 shall be deemed to expand the rights provided under this Agreement to Agent, any Co-Collateral Agent or any Lender with respect to the Formula Amount, eligibility standards, Advance Rates or Reserves.

ARTICLE XV      MISCELLANEOUS.

15.1.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the applicable Borrowing Agent at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon the applicable Borrowing Agent which, as to U.S. Borrowing Agent, each U.S. Loan Party irrevocably appoints as such Loan Party’s agent and, as to Canadian Borrowing Agent, each Canadian Loan Party irrevocably appoints as such Loan Party’s agent, for the purposes of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against any Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the Borough of Manhattan, County of New York, State of New York.

15.2.       Entire Understanding.

(a)           This Agreement and the documents executed concurrently herewith contain the entire understanding between the Loan Parties, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the applicable Loan Parties’, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)           The Required Lenders, Agent with the consent in writing of the Required Lenders, and the applicable Loan Parties may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by such Loan Parties (or by Borrowing Agent on behalf of the Borrowers), for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or such Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that (w) without the consent of the Required Term Loan Lenders, no such supplemental agreement may change the amortization or application of prepayments with respect to the Term Loan, (x) no such supplemental agreement may change the rights and duties of Agent without Agent’s consent thereto, (y) no such supplemental agreement may change the rights and duties of any Co-Collateral Agent without such Co-Collateral Agent’s consent thereto, and (z) no such supplemental agreement shall, without the consent of all Lenders:

(i)            increase the Commitment Percentages, the maximum dollar commitment of any Lender, the Maximum Revolving Advance Amount, the Maximum Canadian Revolving Advance Amount or the Maximum U.S. Revolving Advance Amount;

(ii)           extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by any Borrower to Lenders pursuant to this Agreement;

(iii)                               alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

(iv)                              release all or substantially all of the Collateral (other than in accordance with the provisions of this Agreement);

(v)                                 increase the Advance Rates above the Advance Rates in effect on the Closing Date;

(vi)                              release any Guarantor from its obligations hereunder or under the Other Documents.

(c)                                  Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the applicable Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)                                 If any action to be taken by the Lenders or Agent hereunder requires the unanimous consent, authorization or agreement of all Lenders, and a Lender that is not also a Co- Collateral Agent (such Lender a “Holdout Lender”) fails to give its consent, authorization or agreement, then, provided that the Required Lenders (or Required Term Loan Lenders, as applicable) have provided such consent, authorization or agreement, Agent or Borrowing Agent (with the approval of Agent), upon at least five (5) Business Days’ prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders that are reasonably acceptable to Agent (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver a Commitment Transfer Supplement, subject only to the Holdout Lender being repaid all of its outstanding Obligations without any premium or penalty of any kind whatsoever (other than breakage expenses and other amounts pursuant to Section 2.2(b)(v). If the Holdout Lender shall refuse or fail to execute and deliver any such Commitment Transfer Supplement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Commitment Transfer Supplement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 15.3. Until such time as the Replacement Lender shall have acquired all of the Obligations, the Commitments and the other rights and obligations of the Holdout Lender hereunder and under the Other Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Loans and to purchase its pro rata share of its participation in each Letter of Credit.

(e)                                  Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (iii) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders (provided, that Required Lenders (or, if there are then only two Lenders, any Co- Collateral Agent) may prospectively revoke Agent’s ability to make Out-of-Formula Loans), voluntarily permit the outstanding Canadian Revolving Advances at any time to exceed the Canadian Formula Amount by up to ten percent (10%) of the Canadian Formula Amount and/or the U.S. Revolving Advances at any time to exceed the U.S. Formula Amount by up to ten percent (10%) of the U.S. Formula Amount, in each case, for up to thirty (30) consecutive Business Days in any ninety (90) day period

(collectively, the “Out-of-Formula Loans”); provided, that, (i) the aggregate amount of Out-of-Formula Loans and Protective Advances shall not exceed 10% of the U.S. Formula Amount or Canadian Formula Amount, as applicable, (ii) the aggregate amount of Out-of-Formula Loans, Protective Advances and the other then outstanding Revolving Advances shall not exceed the Maximum Revolving Advance Amount and (iii) the aggregate amount of Out-of-Formula Loans and Protective Advances shall not exceed $5,000,000 at any one time outstanding. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the applicable Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, or collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds.

(f)                                   In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 15.2, the Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion (provided, that Required Lenders (or, if there are then only two Lenders, any Co-Collateral Agent) may prospectively revoke Agent’s ability to make such Protective Advances), (i) after the occurrence and during the continuation of a Default or an Event of Default, or (i) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make U.S. Revolving Advances to the U.S. Borrowers and/or Canadian Revolving Advances to the Canadian Borrowers (collectively, “Protective Advances”) on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement; provided, that at (x) any time after giving effect to any Protective Advance (i) the outstanding Canadian Revolving Advances do not exceed one hundred and ten percent (110%) of the Canadian Formula Amount, (ii) the outstanding U.S. Revolving Advances do not exceed one hundred and ten percent (110%) of the U.S. Formula Amount, (iii) the aggregate amount of Protective Advances, Out-of-Formula Loans and other then outstanding Revolving Advances shall not exceed the Maximum Revolving Advance amount, and (iv) the aggregate amount of Protective Advances and Out-of-Formula Loans shall not exceed $5,000,000 at any one time outstanding and (y) the Agent may, not withstanding anything above to the contrary, make Protective Advances after the occurrence and during the continuation of a Default or an Event of Default to the extent the aggregate amount of such Protective Advances and Out-of-Formula Loans does not exceed $2,500,000.

15.3.                     Successors and Assigns; Participations; New Lenders.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the Loan Parties party hereto, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)                                 Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances (other than the U.S. Swing Loans and Canadian Swing Loans) to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances (other than the U.S. Swing Loans and Canadian Swing Loans) held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances (other than the U.S. Swing Loans and Canadian Swing Loans) or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances (other than the U.S. Swing Loans and Canadian Swing Loans). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.2(b) expressly requiring the unanimous vote of all Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Each Borrower hereby agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be further subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 2.20. Each Borrower also hereby agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Sections 3.7, 3.8, 3.9 and 3.10 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to any of Sections 3.7, 3.8, 3.9 and 3.10 than would have been paid to the participating Lender on such date if no participation had been sold and provided that such Participant shall not be entitled to the benefits of Section 3.10 unless such Participant has complied and will comply with Section 3.10 as if it were a Lender). Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR §5f.103 -1(c) for the recordation in book entry form of the names and addresses of its Participants and their rights with respect to principal amounts (and stated interest) of each Participant’s interest in the Loans and other Obligations from time to time. The entries in each Participation Register shall be conclusive and the Loan Parties and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Sections 3.7, 3.8, 3.9 and 3.10). The Participation Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Any Lender, with the consent of Agent and (other than at any time after the occurrence and during the continuance of an Event of Default) U.S. Borrowing Agent, which consents shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Advances (other than the U.S. Swing Loans and Canadian Swing Loans) under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, Agent and, in the absence of a continuing Event of Default, U.S. Borrowing Agent, and delivered to Agent for recording with a processing fee of $3,500 to be paid by the transferor Lender; it being agreed however that no consent of

Agent or U.S. Borrowing Agent shall be required for a transfer by any Lender to any Affiliate of such Lender (so long as such Affiliate is not primarily engaged in the business of making private equity investments, unless such Affiliate is also a Lender hereunder) or any fund primarily engaged in the business of making or owning commercial loans and which is owned or managed by, or under common ownership or management with, any such Lender. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with the Commitment Percentages as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. During the continuance of an Event of Default, U.S. Borrowing Agent hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. U.S. Borrowing Agent shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. U.S. Borrowing Agent hereby consents to the addition of such Purchasing CLO. U.S. Borrowing Agent shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)                                  Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Advances and any other Obligations are registered obligations, the right, title and interest of the Lenders in which shall be transferrable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 15.3(e) shall be construed so that the Advances and any other Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by U.S. Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)                                   Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning any Loan Party which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of the Loan Parties.

(g)                                  Notwithstanding anything herein to the contrary, in the event Sun Capital, Sun Management or any other Affiliate of any Loan Party shall become a Lender or Participant hereunder or otherwise hold any portion of the Obligations (an “Affiliate Holder”), it being understood and agreed that the provisions of this subsection (g) shall in no way be deemed consent thereto: (i) the amount of the Obligations held by such Affiliate Holder shall be disregarded in any determination of Required Lenders, (ii) no such Affiliate Holder shall have any right to vote on, consent to or approve any matter requiring the vote, consent or approval of all or any Lenders, (iii) notwithstanding any provision of this Agreement to the contrary, neither Agent, nor any Lender shall have any obligation to provide to such Affiliate Holder any information with respect to the transactions contemplated by this Agreement, the Other Documents, any Loan Party or any other matter relating thereto, whether or not Agent or such Lender has elected to provide such information to any other Lender and (iv) such Affiliate Holders may not have a Commitment Percentage in excess of 20%.

15.4.                     Application of Payments. Subject to Section 2.24, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5.                     Indemnity. Each Loan Party shall indemnify Agent, each Co-Collateral Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent, any Co-Collateral Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent, any Co-Collateral Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 15.5 by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. The foregoing is not intended to limit the parties’ obligations in Section 4.19. Additionally, if any taxes (excluding Excluded Taxes, but including any intangibles taxes, stamp tax or recording tax) shall be payable by Agent, Co-Collateral Agents, Lenders or any Loan Party on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, the Loan Parties will pay (or will promptly reimburse Agent, Co-Collateral Agents and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 15.5 harmless from and against all liability in connection therewith.

15.6.                     Notice. Any notice or request hereunder may be given to a Borrowing Agent on behalf of any applicable Loan Parties or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 15.6) in accordance with this Section 15.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:

(a)                                 In the case of hand-delivery, when delivered;

(b)                                 If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)                                  In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)                                 In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)                                  In the case of electronic transmission, when actually received;

(f)                                   In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 15.6; and

(g)                                  If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)                               If to Agent or PNC at:

PNC Bank, National Association

C/o PNC Business Credit

4720 Piedmont Row Drive, Suite 300

Charlotte, North Carolina 28210

Attention:                                         Portfolio Manager

Telephone:                                   (704) 551-8511

Facsimile:                                         (704) 643-7918

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention:                                         Lisa Pierce

Telephone:                                   (412) 762-6442

Facsimile:                                         (412) 762-8672

with an additional copy to:

Bingham McCutchen LLP

355 South Grand Avenue, Suite 4400

Los Angeles, California 90071

Attention:                                         Mark Spitzer

Telephone:                                   (213) 680-6400

Facsimile:                                         (213) 680-6499

(B)                               If to GECC:

General Electric Capital Corporation

500 West Monroe

Chicago, Illinois 60661

Attention: Twist Beauty Packaging Account Manager

Telephone: (312) 463-2343

Facsimile: (312) 441-7211

and:

Attention: Andrew Packer

Telephone: (312) 441-6876

Facsimile: (312) 441-6876

with a copy to:

General Electric Capital Corporation

201 Merritt Seven

Norwalk, Connecticut 06851

Attention: Barbara Gould

Telephone: (203) 956-4377

Facsimile: (203) 956-4216

(C)                               If to a Lender other than Agent, as specified on the signature pages hereof

(D)                               If to Borrowing Agent or any other Loan Party:

c/o Twist Beauty Packaging US, Inc.

191 Route 31 North

P.O. Box 977

Washington, New Jersey 07882

Attention:                                         Fabrice Beaussant

Telephone:                                   (908) 835-5270

Facsimile:                                         (908) 319-9431

with a copy to:

Sun Capital Partners, Inc.

5200 Tower Center Circle, Suite 600

Boca Raton, Florida 33486

Attention:                                         Todd Plosker

C. Deryl Couch

Telephone:                                   (561) 394-0550

Facsimile:                                         (561) 394-0540

and to:

Sun European Partners, LLP

6 Gracechurch Street, 4th Floor

London, EC3V 0AT

Attention:                                         David Culpan

Telephone:                                   +44 (0) 207-256-3678

Facsimile:                                         +44 (0) 207-621-1856

and to:

Kirkland & Ellis, LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:                                         Jocelyn A. Hirsch

Telephone:                                   (312) 862-2301

Facsimile:                                         (312) 862-2200

15.7.                     Survival. The obligations of the Loan Parties under Sections 2.2(b)(v) 3.7, 3.8, 3.9, 4.19(f) and 15.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8.                     Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9.                     Expenses. All reasonable out-of-pocket costs and expenses including reasonable attorneys’ fees and disbursements incurred by Agent, on its behalf or on behalf of Lenders, and Lenders, (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (b) with regard to the Lead Arrangers only, in connection with the entering into, modification, amendment and administration of this Agreement (including costs and expenses with respect to electronic distribution services for distribution of documents and information to the Lenders), the Subordination Agreements or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder, under the Subordination Agreements and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Loan Party or any other Person party to the Subordination Agreements or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement, the Subordination Agreements and all related agreements, documents and instruments, may to the extent relating to U.S. Borrowers be charged to U.S. Borrower’s Account as a U.S. Revolving Advance of a Domestic Rate Loan and added to the U.S. Obligations, to the extent relating to Canadian Borrowers be charged to Canadian Borrower’s Account as a Canadian Revolving Advance of a Domestic Rate Loan and added to the Canadian Obligations.

15.10.              Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11.              Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12.              Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13.              Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or similar method of electronic transmission shall be deemed to be an original signature hereto.

15.14.              Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto. In the event of a direct conflict between the provisions of this Agreement and the provisions contained in any Other Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Agreement shall control and govern.

15.15.              Confidentiality; Sharing Information.

(a)                                 Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature but in no event with less than a standard of care as may be imposed on Agent, such Lender or such Transferee pursuant to Applicable Law; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify Borrowing Agent of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b)                                 Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by any Loan Party or Subsidiary thereof pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

15.16.              Publicity. Each Loan Party and each Lender hereby authorizes Agent to make customary announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate, in each case, subject to the prior approval of Borrowing Agent, such approval not to be unreasonably withheld, conditioned or delayed.

15.17.              Regulatory Compliance.

(a)                                 Certifications From Banks and Participants; USA PATRIOT Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of

America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)                                 Canadian Anti-Money Laundering & Anti-Terrorism Compliance. The Agent and/or the Lenders may be subject to Canadian Anti-Money Laundering & Anti-Terrorism Legislation and “know your customer” rules and regulations, and they hereby notify the Loan Parties that in order to comply with such legislation, rules and regulations, they may be, among other things, required to obtain, verify and record information pertaining to the Loan Parties, which information may relate to, among other things, the names, addresses, corporate directors, corporate registration numbers, corporate tax numbers, corporate shareholders and banking transactions of the Loan Parties. Each Loan Party hereby agrees to take such actions and to provide, upon request, such information and access to information regarding the Loan Parties that is required to enable Agent and each Lender to comply with such Canadian Anti-Money Laundering & Anti-Terrorism Legislation and “know your customer” rules and regulations.

15.18.              Borrowing Agency Provisions.

(a)                                 U.S. Borrowing Agent.

(i)                                     Each U.S. Borrower hereby irrevocably designates U.S. Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such U.S. Borrower, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of U.S. Borrowing Agent.

(ii)                                  The handling of the credit facility for the U.S. Borrowers as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the U.S. Borrowers and at their request. Neither Agent nor any Lender shall incur liability to any U.S. Borrower as a result thereof. To induce Agent, Co-Collateral Agents and Lenders to do so and in consideration thereof, each U.S. Borrower hereby indemnifies Agent, each Co-Collateral Agent and each Lender and holds Agent, each Co-Collateral Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent, any Co-Collateral Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the U.S. Borrowers as provided herein, reliance by Agent, any Co-Collateral Agent or any Lender on any request or instruction from U.S. Borrowing Agent or any other action taken by Agent, Co-Collateral Agent or any Lender with respect to this Section 15.18(a) except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(iii)                               Subject to Section 2.24, all U.S. Obligations shall be joint and several, and each U.S. Borrower shall make payment upon the maturity of the U.S. Obligations by acceleration or otherwise, and such obligation and liability on the part of each U.S. Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any U.S. Borrower, failure of Agent or any Lender to give any U.S. Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any U.S. Borrower, the release by

Agent or any Lender of any Collateral now or thereafter acquired from any U.S. Borrower, and such agreement by each U.S. Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other U.S. Borrowers or any Collateral for the U.S. Obligations or the lack thereof. Each U.S. Borrower waives all suretyship defenses.

(iv)                              All requests for U.S. Advances or other actions taken on behalf of U.S. Borrowers shall be clearly identified as such so as to enable Agent to monitor and identify such transactions.

(b)                                 Canadian Borrowing Agent.

(i)                                     Each Canadian Borrower hereby irrevocably designates Canadian Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Canadian Borrower, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Canadian Borrowing Agent.

(ii)                                  The handling of the credit facility for the Canadian Borrowers as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Canadian Borrowers and at their request. Neither Agent nor any Canadian Lender shall incur liability to any Canadian Borrower as a result thereof. To induce Agent and Canadian Lenders to do so and in consideration thereof, each Canadian Borrower hereby indemnifies Agent and each Canadian Lender and holds Agent and each Canadian Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Canadian Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Canadian Borrowers as provided herein, reliance by Agent or any Canadian Lender on any request or instruction from Canadian Borrowing Agent or any other action taken by Agent or any Canadian Lender with respect to this Section 15.18(b) except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(iii)                               Subject to Section 2.24, all Canadian Obligations shall be joint and several, and each Canadian Borrower shall make payment upon the maturity of the Canadian Obligations by acceleration or otherwise, and such obligation and liability on the part of each Canadian Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Canadian Borrower, failure of Agent or any Lender to give any Canadian Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Canadian Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Canadian Borrower, and such agreement by each Canadian Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Canadian Borrowers or any Collateral for the Canadian Obligations or the lack thereof. Each Canadian Borrower waives all suretyship defenses.

(iv)                              All requests for Canadian Advances or other actions taken on behalf of Canadian Borrowers shall be clearly identified as such so as to enable Agent to monitor and identify such transactions.

15.19.              Language. The parties have requested that this Agreement and the Other Documents be drawn up in the English language. Les parties ont requis que cette convention ainsi que tous les documents qui y sont envisagés ou qui s’y rapportent soient rédigés en langue anglaise.

[signature pages follow]

Each of the parties has signed this Agreement as of the day and year first above written.

TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation

By:	/s/ Michael J. McConvery
Name:	Michael J. McConvery
Title:	VP and Asst. Secretary

TWIST BEAUTY PACKAGING US, INC., a Delaware corporation

By:	/s/ Fabrice Beaussant
Name:	Fabrice Beaussant
Title:	VP and Asst. Secretary

TECHPACK AMERICA INC., a Delaware corporation

By:	/s/ Jose Valentin M. F. Filipe
Name:	Jose Valentin M. F. Filipe
Title:	President and COO

COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company

By:	/s/ Jose Valentin M. F. Filipe
Name:	Jose Valentin M. F. Filipe
Title	President

CEBAL MEXICANA, LP, a Texas limited partnership

By:	Pechiney Plastic Packaging Texas, Inc.
Its:	General Partner

By:	/s/ Robert Pelliciari
Name:	Robert Pelliciari
Title:	VP and Secretary

Signature Page to Credit Agreement

BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation

By:	/s/ D. Rampersaud
Name:	Deo Rampersaud
Title:	Director

BEAUTY PACKAGING CANADA, INC., an Ontario corporation

By:	/s/ D. Rampersaud
Name:	Deo Rampersaud
Title:	Director

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Co-Collateral Agent, Agent and a U.S. Lender

By:	/s/ Scott Goldstein
Name:	Scott Goldstein
Title:	VP

U.S. Commitment Percentage: 50%

Canadian Commitment Percentage: 0%

Signature Page to Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as a Co-Collateral Agent, a U.S. Lender and a Canadian Lender

By:	/s/ Jennifer Pricco
Name:	Jennifer Pricco
Title:	Duly Authorized Signatory

U.S. Commitment Percentage: 50%

Canadian Commitment Percentage: 50%

Signature Page to Credit Agreement

PNC BANK CANADA BRANCH, as a Canadian Lender

By:	/s/ Mike Danby
Name:	Mike Danby
Title:	Assistant Vice President

U.S. Commitment Percentage: 0%

Canadian Commitment Percentage: 50%

Signature Page to Credit Agreement

EXHIBIT B-1

BORROWING BASE CERTIFICATE

Alcan Packaging

Sources & Uses

	11/26/2010	9/30/2010	9/30/2010
Sources	Prefund	UW	Survey
AR Availability (US)	$16,565.0	$23,036.0	$22,915.1
AR Availability (Canada)	$0.0	$0.0	$121.0
Inventory Availability	$10,244.6	$10,076.0	$9,901.9
Equipment Term Loan	$15,900.0	$15,900.0	$16,000.0
Cash Equity from Sun Capital	$11,700.0	11,700.0	11,700.0

Total Sources	$54,409.7	$60,712.0	$60,638.0

	11/26/2010	9/30/2010	9/30/2010
Uses	Prefund	UW	Survey
Purchase Price Allocation	$15,000.0	$15,000.0	$15,000.0
A/P Over 60 Days	205.1	607.0	606.5
Expenses/Fees	600.0	600.0	600.0
Priority Payables	$261.6	$0.0	$0.0

Excess Availability *	38,343.0	44,505.0	44,431.5
Total Uses	$54,409.7	$60,712.0	$60,638.0

* Minimum excess availability of $10,000M is required at closing.

The undersigned hereby certifies that the above representations are true and correct and subject to all conditions of the Loan and Security Agreement. We also represent that to the best of our knowledge, there does not exist a condition which may precipitate a default under the terms of the Loan and Security Agreement or any amendment thereto.

/s/ Beaussant	/s/ Beaussant	12-10-10
Signature of Preparer	Authorized Signature, Title	Date

BEAUSSANT	BEAUSSANT
Name of Preparer	Name of Authorized Signer

PNC Business Credit Revolving Credit, Term Loan and Security Agreement

Borrowing Base Certificate

Alcan Packaging	Certificate #	1110-01
	Period Ended	11/26/2010

To induce PNC Bank, National Association (“Agent”) to make a loan advance pursuant to the Revolving Credit, Term Loan and Security Agreement dated as of as well as amendments between the undersigned and Lender, we hereby certify as of the above date, the following:

			From	To			Total	FC North America	Tubes America	Beauty Solutions
Accounts Receivable	1	Previous Certificate As Balances	10/31/10				$56,522,218.85	$11,156,238.00	$17,863,809.59	$27,522,171.16
	2	Gross Dates Since last Certificate	11/01/10	11/26/10	*		20,344,153.57	7,095,623.00	9,599,797.64	3,648,745.33
	3	Collections Since last Certificate	11/01/10	11/26/10	+		(25,956,000.85)	(8,180,917.00)	(12,897,053.34)	(4,878,030.51)
	4	Credits Since Last Certificate	11/01/10	11/26/10	-		(531,882.00)	(262,880.00)	(231,53.37)	(37,478,89)
	5	Non AR Cash Since Last Certificate	11/01/10	11/26/10%			—	—	—	—
	6	Other Adjustments	11/01/10	11/26/10			(455,952.92)	(30.00)	—	(455,912,12)
	6a	Adj Change in Currency Exchange Rate	11/01/10	11/26/10	+/-		17,071.68	$0.00	17.071.98	—
	6b	AIR adjustments to be posted in Nov	11/01/10	11/26/10	+/-		420,848.85	$0.00	—	420,448.93
	6c	Unreconciled Variance	11/01/10	11/26/10	+/-		42,417.51	$0.00	—	42,417.31
	7	Total AR Now Being Certified to Bank (Sum of “1 thru “6)				#	$50,402,878.03	$9,788,034.00	$14,352,102.60	$26,262,741.43
	8	Ineligible AR Per Attached		10/31/10	-		$(30,814,587.71)	$(5,285,393.35)	$(2,838,072.62)	(322,811,121.73)
	9	Not Eligible AR (7- “8)				#	$19,488.290.32	$4,522,840.64	$11,514,029.98	$3,451,619.70
		Advance Rate						85.0%	85.0%	85.0%
	10	Gross AR Availability before sublimits					$18,565.018.17	$3,844,244.54	$9,786,925.49	$2,933,878.74
	11	sublimits
	12	Gross AR Availability after sublimits					$16,565,048.77	$3,844,244.54	$9,785,925.49	$2,933,876.74

						Total	FC North America	Tubes America	Beauty Solutions
Inventory	13	Gross Inventory (Raw Materials) as of	10/31/10			$18,521,090.90	$3,720,967.30	$12,792,123.60	$0.00
	14	Ineligible Inventory				$(4,303,144.63)	$(3,212,470.03)	(1,090,674.60)	$0.00
	15	Not Eligible Inventory (Raw Materials)				$12,217,946.27	$516,457.27	$11,701,449.00	$0.00
		Advances Rates					52.8%	52.8%	0.0%
	16	Gross Inventory Availability (Raw Materials)				$6,451,075.63	$272.710.59	$6,178,365.07	$0.00

	17	Gross Inventory (Finished Goods) as of	10/31/10			$10.078,428.85	$3,707,504.07	$4,744,283.85	$1,628,560.30
	18	Ineligible Inventory				$(1,660,828.15)	$(794,891.55)	$(498,821.98)	$(387,112.59)
	19	Not Eligible Inventory (Finished Goods)				$9,417,602.70	$2,812,672.48	$4245,481.91	$1,259,463.31
		Advance Rota (Finished Goods)					52.8%	52.8%	52.8%
	20	Gross Inventory Availability (Furnished Goods)				$4,446,494.23	$1,537,891.07	$2,241.603.89	$664,999.27
	21	Combined Gross Inventory Availability (RM &FG)				$10,895,588.18	$1,810,601.53	$8,418,958.96	$664,999.27
	22	Rent Reserves				$650,958.11	$173,025.00	$447,960.33	$29,970.78
	23	Combined Net Inventory Availability				$10,244,613.75	$1,637,576.63	$7,372,008.63	$635,028.49
	24	Aggregate Inventory Sub limit				$20,000,000.00	$20,000,000.00	$20,000,000.00	$20,000,000.00
	25	Adjusted Inventory Availability				$10,244,613.75	$1,637,576,63	$7,972,008.63	$635.028.49

Collateral Reserves	26	Gross Combined Availability before sublimits				$28,809,680.52	$3,481,821.17	$17,756,934.12	$3,568,905.23
	27	Availability Stock		-		0.00	0.00	0.00	000
	28	Other Reserves		-		0.00	0.0c	0.00	0.00
	29	Gross Revolving Loan Value				$26,809,660.52	$5,481,821.17	$17,758,934.12	$3,568,905.23
	30	Canadian Revolves Sublimit
	31	Gross Revolving Loan Value after Canadian Sublimit				$26,906,660.52	$5,481,821.17	$17,758,831.12	$3,568,905.23
	32	Aggregate Revolver time				44,100,000.00
	33	Net Loan value				$28,809,650.52	$5,481,821.17	$17,758,934.12	$3,503,905.23

Loan & Advances	34	Revolver Loan Balance per Previous Certificate
	35	Net Collections Since Last Certificates		-		$—
	36	Advance Frequested		+		$—
	37	Misc Loan Adjustment		%		$—
	38	New Loan Balance (sum of “25thru “)				$—	$—	$—	$—
	39	Reserves for Losers of Credit, BA & Others		*
	40	Total Loans & Reserves					$—	$—	$—
	41	Loan Availability				$28,809,650.52	$5,481,821.17	$17,758,934.12	$3,568,905.23
	42	Remaining Revolves Availability			$25,809,650.52
	43	Remaining Line Availability			$44,100.000.00

The undersigned hereby certifies that the above represtations are true and correct and and subject to all condition of the Loan and Security Agreement.

We also represent that to the best of our knowledge. there does not exist a condition which may precipitate a default under the terms of the Loan and Security Agreement or any amendment thereto.

/s/ Beaussant	12-10-10
Authorized Signature Title	Date

/s/ Beaussant
Name of Authorized Signer

For Bank Use Only

$
Date of Advance	Amount

Exhibit C-1

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Parent Holdcos]

COMPLIANCE CERTIFICATE                , 20

PNC Bank, National Association

One Piedmont Town Center

4720 Piedmont Row Drive

Suite 300

Charlotte, North Carolina 28210

Attention: Portfolio Manager

The undersigned, being, respectively, an Authorized Officer of Twist Beauty Packaging Holding Corp., a Delaware corporation (“U.S. Parent Holdco”), and an Authorized Officer of Beauty Packaging Canada Holdings, Inc., an Ontario corporation (“Canadian Parent Holdco” together with U.S. Parent Holdco, the “Parent Holdcos” and each a “Parent Holdco”), give this certificate to PNC Bank, National Association (“PNC”), as agent for the below-defined Lenders (in such capacity, the “Agent”), in accordance with the requirements of Section [9.7/9.8/9.9] ([Annual/Quarterly/Monthly] Financial Statements) of that certain Revolving Credit, Term Loan and Security Agreement dated as of December [ ], 2010, among Parent Holdcos, certain of their Subsidiaries signatory thereto as borrowers (the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), General Electric Capital Corporation (“GECC”) as sole arranger and book-runner, and PNC and GECC, as co-collateral agents, (as such agreement may be amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Credit Agreement”).

Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Credit Agreement.

1.              Attached hereto as Schedule A [are the consolidating balance sheets, including statements of income and cash flows, along with a separate report as to intercomany activities, of each of the Parent Holdcos and their respective Subsidiaries reflecting results of operations from the beginning of Fiscal Year       to the end of [indicate applicable month end date] and for the month ending                    - use this language for certificates delivered pursuant to Section 9.9] [is the balance sheet, including statements of income and cash flow of the Twist North America Group on a Combined and Consolidated Basis reflecting results of operations from the beginning of Fiscal Year         to the end of [indicate applicable quarter end date] and for the quarter ending                   - use this language for certificates delivered pursuant to Section 9.8] [are [(i)] the audited consolidating financial statements of the Twist North America Group and such unaudited financial statements on a Combined and Consolidated Basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of Fiscal Year         to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, along with the report on such audited financial statements by the Accountants [and -include only for 2010 delivery -(ii) an audited balance sheet of the Borrowers for their Fiscal Year 2010 on a consolidated basis, giving effect to the Transactions along with the report thereon by the Accountants] use this language for certificates delivered pursuant to Section 9.7] (the “Financial Statements”).

2.     Based upon my review of the Financial Statements , I hereby certify that:

a.              Section 6.5, the EBITDA requirement is [satisfied / not satisfied] at $        when compared to the amount of (i) $              required for the        quarter period ending       and (ii) $             required for the         quarter period ending               , as calculated on Schedule B hereto.

b.              Section 7.6, Capital Expenditures, is [satisfied / not satisfied] as $          is [less/more] than the allowable amount of $           for the Fiscal Year            , as calculated on Schedule B hereto.

3.     No Default exists on the date hereof, other than:                         [if none, so state]; and

4.              As of the date hereof, the Loan Parties are current in payment of all accrued rent, warehouse fees, and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding any Loan Party’s failure to pay or delay in payment of any such rent or other charges.

5.              Additionally, as of the date hereof, as required by Section 9.3, to the best of my knowledge, the Parent Holdcos and their respective Subsidiaries are in compliance in all material respects with all federal, state, provincial and local Environmental Laws, other than:                           [if none, so state; otherwise set forth with specificity all areas of non-compliance and the proposed action the applicable Parent Holdco or Subsidiary thereof will implement in order to achieve full compliance].

6.              The Financial Statements present fairly and accurately in all material respects the financial position of the Persons referenced therein and were prepared in accordance with GAAP applied on a basis consistent with prior practices [with the exception that such Financial Statements are subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Twist North America Group - include for monthly or quarterly deliveries].

[Signature Page Follows]

TWIST BEAUTY PACKAGING
HOLDING CORP.,
a Delaware corporation

By:
Name:
Title:

BEAUTY PACKAGING CANADA
HOLDINGS, INC.,
an Ontario corporation

By:
Name:
Title:

Schedule A

Financial Statements

See attached.

Schedule B

Financial Covenant Calculations

EXHIBIT S-1

SUBORDINATED AGREEMENT FOR PERMITTED SPONSOR SUBORDINATED DEBT

SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT, dated as of [                       , 201     ] (this “Agreement”) is by and among [                                    ], a [                                  ] (together with any successor or assigns thereof or any subsequent holder of the Subordinated Obligations, as such term is defined below, the “Subordinated Lender”), [TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“U.S. Parent Holdco”), BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation (“Canadian Parent Holdco” and together with U.S. Parent Holdco, the “Parent Holdcos” and each a “Parent Holdco”), TWIST BEAUTY PACKAGING US, INC., a Delaware corporation (“Twist”), TECHPACK AMERICA, INC., a Delaware corporation (“Techpack”), COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company (“Cosmetech”), CEBAL MEXICANA, LP, a Texas limited partnership (“Cebal LP” and, collectively with Twist, Techpack, Cosmetech, each other Person joined as a party to the Senior Credit Agreement as a “U.S. Borrower” in accordance with, and all of their respective permitted successors and assigns (including any trustee or debtor-in-possession for or of any such Person), “U.S. Borrowers” and each a “U.S. Borrower”), BEAUTY PACKAGING CANADA, INC., an Ontario corporation (“BP Canada” and, collectively each other Person joined as a party to the Senior Credit Agreement as a “Canadian Borrower”, and all of their respective permitted successors and assigns (including any trustee or debtor-in-possession for or of any such Person), “Canadian Borrowers” and each a “Canadian Borrower”; the Canadian Borrowers and the U.S. Borrowers are referred to herein as the “Borrowers” and each a “Borrower”), PECHINEY PLASTIC PACKAGING TEXAS, INC., a Delaware corporation (“Pechiney”) and CEBAL MEXICANA LLC, a Delaware limited liability company (“Cebal LLC” and together with Pechiney, the Parent Holdcos and each other Person which becomes a “Guarantor” with respect to the Senior Credit Agreement, and all of their respective permitted successors and assigns (including any trustee or debtor-in-possession for or of any such Person), the “Guarantors”; the Guarantors and Borrowers being collectively, the “Obligors” and each an “Obligor”)](1), and PNC BANK, NATIONAL ASSOCIATION, as agent (in such capacity and together with any successor administrative agent, and any administrative agent under any other Senior Credit Agreement (as such term is defined below), the “Senior Agent”) for the Senior Lenders (as such term is defined below) under the Initial Senior Credit Agreement (as such term is defined below).

The parties hereto hereby agree as follows:

1.             Definitions. Unless otherwise defined herein, terms defined in the Senior Credit Agreement (as defined below) and used herein shall have the meanings given to them in the Senior Credit Agreement. Any term referenced herein by cross-reference to a defined term in the Senior Credit Agreement shall be deemed to be a cross-reference to a defined term in the Initial Senior Credit Agreement or the same or comparable term in any other Senior Credit Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. In addition, the following terms shall have the meanings ascribed to them:

(1) Include only the entities that are obligors to both the Senior and Subordinated Lenders.

“Bankruptcy Code”: United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time.

“Collateral”: collectively, any and all property from time to time subject to security interests or liens to secure payment or performance of the Senior Obligations or the Subordinated Obligations.

“Initial Senior Credit Agreement”: that certain Revolving Credit, Term Loan and Security Agreement, dated as of the date first written above, by and among the Parent Holdcos, the Borrowers, the Senior Agent and the Senior Lenders, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Insolvency Event”: (a) any Obligor or any of its Subsidiaries commencing any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Obligor or any of its Subsidiaries making a general assignment for the benefit of its creditors; (b) there being commenced against any Obligor or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above; (c) there being commenced against any Obligor or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets; (d) any Obligor or any of its Subsidiaries taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; or (e) any Obligor or any of its Subsidiaries generally not paying, or being unable to pay, or admitting in writing its inability to pay, its debts as they become due.

“Insolvency Proceeding”: any case, proceeding or other action of the type described in the definition of Insolvency Event.

“Obligor” and “Obligors”: have the respective meanings set forth in the preamble to this Agreement.

“Postpetition Interest”: any interest or entitlement to fees or expenses that accrues after the commencement of any Insolvency Proceeding, whether or not such interest or fees are allowed or allowable as a claim in such proceeding.

“Reorganization Subordinated Securities”: (a) Equity Interests (as defined in the Senior Credit Agreement) of any Obligor or any other Person, which Equity Interests are provided for by a plan of reorganization, composition, arrangement, adjustment or readjustment of such Obligor or of its Equity Interests, which plan has been adopted pursuant to a proceeding under the Bankruptcy Code or other federal or state judicial proceeding and confirmed or approved by the court having jurisdiction of such proceeding; provided that if such Equity Interests provide for mandatory redemption or mandatory dividend payments, the payment thereof shall be subordinated in right of payment, at least to the extent provided in this Agreement with respect to the Subordinated Obligations, to the payment of all Senior Obligations and to the payment of all debt securities or Equity Interests issued in exchange for the Senior Obligations to the holders of Senior Obligations and in no event shall such Equity Interests have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Senior Obligations have at least the same benefit of the obligation of such Person, and (b) debt securities of any Obligor or any affiliate of any Obligor as reorganized, arranged or readjusted, or debt securities of any Obligor or any affiliate of any Obligor (or any other Person provided for by a plan of reorganization, arrangement or readjustment succeeding to the assets and liabilities of any Obligor or any affiliate of any Obligor), that are subordinated, to at least the same extent as the Subordinated Obligations, to the payment of all Senior Obligations that will be outstanding after giving effect to such plan of reorganization, arrangement or readjustment, so long as (i) the non-default rate of interest and the default rate of interest on such debt securities shall not exceed the effective non-default rate of interest and the default rate of interest (as the case may be) in effect with respect to the Subordinated Obligations on the date hereof and disclosed to the Senior Agent, (ii) after giving effect to such plan of reorganization, arrangement or readjustment such debt securities shall not be entitled to the benefits of covenants or defaults more beneficial to the holders of such debt securities than those in effect with respect to the Senior Obligations or the Subordinated Obligations on the date hereof as disclosed to the Senior Agent, (iii) such debt securities shall not require cash interest to be paid more frequently than is required under the Subordinated Loan Documents on the date hereof as disclosed to the Senior Agent, and (iv) such debt securities shall not provide for amortization, including mandatory prepayment provisions, commencing earlier than six months following the final scheduled maturity date of the Senior Obligations (as modified by such plan of reorganization or readjustment).

“Senior Agent”: has the meaning set forth in the preamble to this Agreement.

“Senior Credit Agreement”: the Initial Senior Credit Agreement, as the same may be amended, restated, refinanced, replaced, modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such Senior Credit Agreement (whether provided by the original Senior Lenders, successors to the Senior Lenders or any other lenders). Reference herein to the Senior Credit Agreement shall be deemed to mean and include any and all documentation executed and/or delivered in connection with any refinancings, restatements or reconstitutions of the Initial Senior Credit Agreement and any other Senior Credit Agreement.

“Senior Lender”: any financial institution from time to time party to the Senior Loan Documents, as agent, lender or other provider of loans, advances and/or other financial accommodations, in each case, together with any successors or assigns thereof, and “Senior Lenders” shall mean all such institutions collectively; provided, that references herein to Senior Lenders shall mean and include any replacement agents, lenders or other providers of loans, advances and/or other financial accommodations in connection with any refinancing or reconstitution of the Senior Obligations.

“Senior Loan Documents”: the Senior Credit Agreement, the Senior Notes, the Senior Security Documents, the guarantees of any Obligor with respect to the U.S. Obligations (as defined in the Senior Credit Agreement) and the Canadian Obligations (as defined in the Senior Credit Agreement) and all other instruments, documents and agreements that from time to time are executed and/or delivered by the Obligors or any of their Subsidiaries in connection therewith, in each case, as the same may be amended, restated, replaced, modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such Senior Loan Documents (whether provided by the original Senior Lenders, successors to the Senior Lenders or other lenders). Reference herein to Senior Loan Documents shall be deemed to mean and include any and all documentation executed and/or delivered in connection with any refinancings, restatements or reconstitutions of the Senior Loan Documents.

“Senior Loans”: loans, advances and other financial accommodations (including the issuing or guaranteeing of any letters of credit, bankers acceptances or other similar instruments) made by the Senior Agent and/or the Senior Lenders to the Obligors and their Subsidiaries pursuant to the Senior Credit Agreement and the other Senior Loan Documents.

“Senior Note”: the promissory notes of the Borrowers outstanding from time to time under the Senior Credit Agreement, together with any amendments, modifications, supplements, restatements, extensions, reissuances, increases or renewals thereto or thereof. Reference herein to Senior Notes shall be deemed to mean and include any promissory notes or similar documents executed and/or delivered in connection with any refinancings or reconstitutions of the Senior Loan Documents.

“Senior Obligations”: all obligations and liabilities of whatever kind or nature owing by any of the Obligors and/or their Subsidiaries to the Senior Agent or any of the Senior Lenders under or pursuant to this Agreement and/or any of the Senior Loan Documents (including, without limitation, in respect of interest accruing at any default rate and any Postpetition Interest), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether arising under, out of, or in connection with, this Agreement, any of the Senior Loan Documents and any other document made, delivered or given by any Obligor, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Senior Agent and Senior Lenders that are required to be paid by the Obligors pursuant to the terms of the Senior Credit Agreement, this Agreement or any other Senior Loan Document, and all professionals fees in connection with the administration of any Insolvency Proceeding involving any Obligor, whether or not allowed or allowable as a claim in any such proceeding).

“Senior Security Documents”: all documents and instruments, now existing or hereafter arising, which create or purport to create a security interest in property to secure payment or performance of the Senior Obligations, in each case, as amended, restated, replaced, supplemented or otherwise modified from time to time, including, without limitation, amendments, modifications, supplements and restatements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such Senior Security Documents (whether provided by the original Senior Lenders, successors to the Senior Lenders or other lenders). Reference herein to Senior Security Documents shall be deemed to mean and include any and all such documentation executed and/or delivered in connection with any refinancings or reconstitutions of the Senior Loan Documents.

“Subordinated Guaranty” that certain General Continuing Guaranty dated as of the date first written above by the Guarantors in favor of Subordinated Lender and/or any other guaranty from time to time made by any Obligor in favor of the Subordinated Lender, in each case, as the same may be amended, restated, extended, refinanced or otherwise modified in accordance with the terms hereof. Reference herein to the Subordinated Guaranty shall be deemed to mean and include any and all similar documentation executed and/or delivered in connection with any refinancings or reconstitutions of the Subordinated Guaranty to the extent permitted in accordance with the terms of this Agreement.

“Subordinated Lender”: has the meaning set forth in the preamble to this Agreement.

“Subordinated Loan”: the loans made by the Subordinated Lender to the Obligors pursuant to the Subordinated Loan Documents.

“Subordinated Loan Documents”: collectively, the Subordinated Note, the Subordinated Security Documents, the Subordinated Guaranty and any other documents or instruments executed or binding upon the Obligors or their properties that from time to time evidence the Subordinated Obligations or secure or support payment or performance thereof, in each case, as amended, restated, extended, refinanced or otherwise modified in accordance with the terms hereof. References herein to the Subordinated Loan Documents shall be deemed to mean and include any and all documentation executed and/or delivered in connection with any refinancings or reconstitutions of the Subordinated Loan Documents to the extent permitted in accordance with the terms of this Agreement.

“Subordinated Note”: that certain [Senior Subordinated Secured Promissory Note] dated [              , 201      ] executed by the Obligors [                    ] and/or any other promissory note from time to time made by any Obligor in favor of the Subordinated Lender, in each case, as the same may be amended, restated or otherwise modified in accordance with the terms hereof. Reference herein to the Subordinated Note shall be deemed to mean and include any and all similar documentation executed and/or delivered in connection with any refinancings or reconstitutions of the Subordinated Note to the extent permitted in accordance with the terms of this Agreement.

“Subordinated Obligations”: all obligations and liabilities of whatever kind or nature owing by any of the Obligors and/or their Subsidiaries to the Subordinated Lender under or pursuant to any of the Subordinated Loan Documents (including, without limitation, interest accruing and capitalizing at the then applicable rate provided in the Subordinated Note after the maturity of the Subordinated Loan and interest accruing and capitalizing at the then applicable rate provided in the Subordinated Note after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding relating to any Obligor or any Subsidiary thereof, whether or not a claim for Postpetition Interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any of the Subordinated Loan Documents, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Subordinated Lender that are required to be paid by any Obligor pursuant to the terms of the Subordinated Loan Documents).

“Subordinated Security Documents”: all documents and instruments executed by any Obligor or any Subsidiary thereof which create or purport to create a security interest in property to secure payment or performance of the Subordinated Obligations, in each case, as the same may be amended, restated, extended, refinanced or otherwise modified from time to time in accordance with the terms hereof. References herein to the Subordinated Security Documents shall be deemed to mean and include any and all such similar documentation executed and/or delivered in connection with any refinancings or reconstitutions of the Subordinated Loan Documents to the extent permitted in accordance with the terms of this Agreement.

“Termination Date”: the date following the irrevocable termination of all Senior Loan Documents and all obligations of the Senior Agent and/or the Senior Lenders to make loans or extend credit under any and all Senior Loan Documents and upon which all of the Senior Obligations (other than contingent obligations for which no claim has been made at such time) are paid in full, in cash, and all letters of credit issued thereunder have been terminated or cash collateralized (including through a satisfactory supporting letter of credit) on terms satisfactory to the Senior Agent (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such letters of credit plus unreimbursed letter of credit obligations).

2.                                      Payment Subordination.

(a) Except as otherwise expressly permitted pursuant to Section 3(a) hereof, each of the Obligors and the Subordinated Lender hereby agrees, for itself and each future holder of the Subordinated Obligations, that (i) other than with respect to the accrual and capitalization of interest on the Subordinated Obligations and so long as the Termination Date shall not have occurred, no Obligor shall request or accept and the Subordinated Lender shall not make or extend, any additional loans, advances, letters of credit, bankers acceptance or any other extension of credit to or for the benefit of any Obligor at any time from and after the date of this Agreement, including under and pursuant to the Subordinated Loan Documents and (ii) all Subordinated Obligations are expressly “subordinate and junior in right of payment” (as that phrase is defined in Section 2(b) hereof) to all Senior Obligations. This Agreement shall be deemed to constitute a “subordination agreement” under and within the meaning of Section 510 of the Bankruptcy Code.

(b) “Subordinate and junior in right of payment” means that (i) no part of the Subordinated Obligations shall have any claim to the assets of any Obligor or any of its Subsidiaries that is senior to, or parri passu with, the claim of the Senior Obligations regardless of how any such claim arises, whether by grant, statute, operation of law, subrogation or otherwise, and (ii) unless and until the Termination Date shall have occurred, without the express prior written consent of the Senior Agent: (A) no Subordinated Lender will take, demand or receive from any Obligor or any Subsidiary of any Obligor, and no Obligor shall or shall permit any of its Subsidiaries to, make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of (of whatever kind or nature, whether in cash, property, securities or otherwise) or give any security for the whole or any part of the Subordinated Obligations, including, without limitation, any letter of credit or similar credit support facility to support payment of the Subordinated Obligations, in each case other than as expressly permitted pursuant to Section 3(a) hereof; (B) no Subordinated Lender will accelerate for any reason the scheduled maturities of any amount owing under the Subordinated Obligations; it being agreed however that the Subordinated Lender may accelerate the Subordinated Obligations if and to the extent the Senior Lenders shall have accelerated the Senior Obligations; or (C) exercise any rights with respect to the Collateral securing the Subordinated Obligations or any other assets or properties of any Obligor, commence or prosecute any enforcement of any rights or remedies under the Subordinated Loan Documents, including the rights of set-off or recoupment, or exercise any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or the Bankruptcy Code, as the case may be, except that the Subordinated Creditor shall be permitted to (v) if an Insolvency Proceeding has been commenced by or against any Obligor, file proofs of claim with respect to the Subordinated Obligations, (w) take any action (not adverse to the priority status of the Liens on the Collateral securing any of the Senior Obligations, or the rights of Senior Agent or any Senior Lender in order to perfect its Lien in and to the Collateral to the extent not otherwise prohibited under this Agreement, (x) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Subordinated Lender, including any claims secured by the Collateral, if any, (y) vote on any plan of reorganization or arrangement, file any proof of claim, make other filings and motions that are, in each case, in accordance with Section 11(b) with respect to the Subordinated Obligations and the Collateral; and (z) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by either Senior Agent to the extent that any such action would not restrain, hinder, limit, delay for any material period (as determined by the Senior Agent in its sole discretion) or otherwise interfere with the exercise of remedies by Senior Agent (it being understood that Subordinated Lender shall not be entitled to receive any proceeds thereof unless otherwise expressly permitted herein).

(c)                                  The expressions “prior payment in full,” “payment in full,” “paid in full” and any other similar terms or phrases (including, without limitation, any such terms or phrases qualified by “in cash”) when used herein with respect to the Senior Obligations shall mean the termination of all of the Senior Loan Documents and all commitments of the Senior Lenders to extend credit or make Loans to the Obligors thereunder and the payment in full, in immediately available funds, of all of the Senior Obligations (other than contingent obligations for which no claim has been made at such time) and all letters of credit issued thereunder have been terminated or cash collateralized (including through a satisfactory supporting letter of credit) on terms satisfactory to the Senior Agent (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such letters of credit plus unreimbursed letter of credit obligations).

3.                                      Permitted Payments.

(a)                                 Unless permitted under Section 11(h) hereunder or otherwise consented to by the Senior Lenders, the Subordinated Lender shall not accept from Obligors any cash payments of principal, interest or fees on account of the Subordinated Obligations, but may accrue and capitalize interest, fees and expenses on the Subordinated Obligations as permitted under the provisions of the Subordinated Note as in effect on the date hereof. Nothing in this Agreement shall be deemed to authorize the making of any such payments by any of the Obligors or any Subsidiary thereof not otherwise permitted pursuant to the terms of the Senior Loan Documents. Other than as expressly set forth in Sections 3(a) and 11(h), no payments, proceeds or distributions shall be made by any Obligor or any Subsidiary thereof or accepted by the Subordinated Lender on account of the Subordinated Obligations until after the Termination Date, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, and any payment, proceeds or distributions made by an Obligor or received (including by set-off, recoupment, as the proceeds of any Collateral or any other manner) by the Subordinated Lender other than as expressly permitted above shall be deemed the property of the Senior Agent and the Senior Lenders, shall be segregated by the Subordinated Lender and be deemed to have been received by and held by the Subordinated Lender in trust for the Senior Agent and the Senior Lenders, and shall be turned over by the Subordinated Lender as soon as practical to the Senior Agent in the identical form received (with any necessary endorsements) for distribution to the Senior Lenders in accordance with the Senior Loan Documents. Senior Agent is hereby authorized to make any such endorsements as agent for the Subordinated Lender. This authorization is coupled with an interest and is irrevocable until the Termination Date.

(b)                                 No Senior Default shall be deemed to have been waived for purposes of this Section 3 unless and until the Obligors and the Subordinated Lender shall have received a written notice of the waiver of such Senior Default from each applicable Senior Agent.

(c)                                  If the Subordinated Lender receives payment pursuant to Section 3(a) or a distribution of, or payment on, Reorganization Subordinated Securities pursuant to Section 11(h), such payment or distribution shall be deemed to constitute a representation by the Obligors to the Senior Agent and the Senior Lenders that each of the conditions set forth in Section 3(a) or Section 11(h), as applicable, are satisfied and that such payment or distribution is otherwise permitted by such Sections 3(a) or 11 (h), as applicable, and the Senior Loan Documents.

(d)                                 Notwithstanding the foregoing, the provisions of Section 3(a) shall not be applicable to the extent that the provisions of Section 4 hereof are applicable.

4.                                      Additional Provisions Concerning Subordination. The Subordinated Lender and the Obligors further hereby agree that upon the occurrence of any Insolvency Event:

(a)                                 all Senior Obligations shall be paid in full before any payment or distribution of whatever kind or nature is made by or with the assets of any of the Obligors with respect to any of the Subordinated Obligations; provided however, that distributions of Reorganization Subordinated Securities in accordance with Section 11(h) shall be permitted prior to repayment in full of the Senior Obligations; and

(b)                                 any payment or distribution of assets of any Obligor, whether in kind, cash, property or securities, to which the Subordinated Lender would be entitled except for the provisions hereof, shall be paid or delivered by the Obligors, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other Person making such payment or distribution, directly to the Senior Agent, for its benefit and the benefit of the Senior Lenders, to the extent necessary to pay in full all Senior Obligations, before any payment or distribution of any kind or nature shall be made to the Subordinated Lender.

5.                                      Rights in Collateral; Exercise of Remedies; Application of Proceeds.

(a)                                 Notwithstanding anything to the contrary contained in the Senior Credit Agreement and any other Senior Loan Document or any Subordinated Loan Document and irrespective of

(i)                                     the time, order or method of attachment or perfection of the security interests created by any Senior Security Document or any Subordinated Security Document,

(ii)                                  the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Collateral,

(iii)                               anything contained in any filing or agreement to which either of the Senior Agent, any Senior Lender or the Subordinated Lender now or hereafter may be a party;

(iv)                              the avoidance, subordination, invalidity or lapse of any Liens granted by any of the Obligors or any of their Subsidiaries in favor of the Senior Agent or any of the Senior Lenders pursuant to the Senior Loan Documents; or

(v)                                 the rules for determining perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors,

any security interest in any Collateral pursuant to any Senior Security Documents has and shall have priority over any security interest in such Collateral pursuant to any Subordinated Security Document. Upon the request of the Senior Agent and at the Obligors’ expense, the Subordinated Lender agrees to file its initial UCC financing statements or to file amendments to any of its UCC financing statements and any other publicly filed instruments, in each case, to expressly acknowledge that the liens evidenced thereby are junior and subordinate to those securing the Senior Obligations, such financing statements, amendments and other filings to be in form and substance reasonably satisfactory to the Senior Agent.

(b)                                 The Subordinated Lender acknowledges and agrees that the Senior Obligations are, in part, revolving in nature and that the amount thereof that may be increased or reduced and subsequently reborrowed, and that the terms of the Senior Loan Documents may be modified, extended or amended from time to time, and that the aggregate amount of the Senior Obligations may be replaced or refinanced, in each event, without the consent of or notice to the Subordinated Lender and without affecting the provisions hereof.

(c)                                  So long as the Termination Date shall not have occurred, whether or not any Insolvency Event has occurred,

(i)                                     the Subordinated Lender will not (A) except as provided in Section 2(b) exercise or seek to exercise any rights or exercise any remedies with respect to any Collateral or (B) except as provided in Section 2(b) institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure or (C) contest, protest or, except as set forth in Section 11(g) hereof, object to any foreclosure proceeding or action brought by the Senior Agent or any of the Senior Lenders or any other exercise by the Senior Agent or any of the Senior Lenders of any rights and remedies under any Senior Loan Documents; and

(ii)                                  the Senior Agent and the Senior Lenders shall each have the exclusive right to enforce rights and exercise remedies with respect to the Senior Obligations and neither the Senior Agent nor the Senior Lenders shall be required to marshal any Collateral.

(d)                                 In exercising rights and remedies with respect to the Collateral, the Senior Agent and the Senior Lenders may enforce the provisions of the Senior Security Documents and exercise remedies thereunder and under any other Senior Loan Documents, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur expenses in connection with such sale or disposition and to exercise all rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction.

(e)                                  From and after the Termination Date, the Subordinated Lender shall have the right to enforce the provisions set forth in the Subordinated Loan Documents and exercise remedies thereunder.

(f)                                   Any money, property or securities realized upon the sale, disposition or other realization by the Senior Agent and/or any of the Senior Lenders upon all or any part of the Collateral, shall be applied by the Senior Agent and the Senior Lenders to the Senior Obligations in such order as the Senior Agent and the Senior Lenders deem appropriate in their sole discretion (subject to any limitations thereon in the Senior Loan Documents).

(g)                                  The Senior Agent’s rights with respect to the Collateral include the right to release any or all of the Collateral from the Lien of any Senior Security Document or Subordinated Security Document in connection with the sale of such Collateral, provided, that (i), except as otherwise provided in the applicable Senior Loan Documents or consented to by Subordinated Lender, the net proceeds of any such sale when applied to (A) the Senior Obligations shall be applied to permanently reduce the Senior Obligations and, to the extent applied to the outstanding principal amount of the Senior Obligations, the lending commitments of the Senior Lenders under the Senior Credit Agreement, and (B) any other Senior Obligations shall be made in accordance with the Senior Loan Documents governing such obligations and (ii) all such net proceeds from such sale or other realization on the Collateral shall be subject to the last sentence of Section 6(a). If the Senior Agent shall determine, in connection with any sale of Collateral, that the release of the Lien of any Subordinated Security Document on such Collateral in connection with such sale is necessary or advisable, the Subordinated Lender shall execute such release documents and instruments and shall take such further actions as the Senior Agent shall reasonably request subject to the last sentence of Section 6. The Subordinated Lender hereby irrevocably constitutes and appoints the Senior Agent and any officer of the Senior Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Subordinated Lender and in the name of the Subordinated Lender or in the Senior Agent’s own names, from time to time in the Senior Agent’s discretion, for the purpose of carrying out the terms of this Agreement if and to the extent the Subordinated Lender fails to take any such action promptly after the Senior Agent’s demand therefor, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, executing and/or filing any financing statements, endorsements, assignments or other instruments of transfer or release. The Subordinated Lender hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this paragraph.

6.                                      Consents and Waivers of the Subordinated Lender.

(a)                                 The Subordinated Lender hereby consents and agrees that, without the necessity of any reservation of rights against the Subordinated Lender, and without notice to or further assent by the Subordinated Lender:

(i)                                     any demand for payment of any Senior Obligations made by Senior Agent or any Senior Lender may be rescinded in whole or in part by Senior Agent or such Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Obligors or any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, or any obligation or liability of the Obligors or any other party under any of the Senior Loan Documents, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Agent or the Senior Lenders; and

(ii)                                  any of the Senior Loan Documents may be amended, modified, supplemented or terminated, in whole or in part, as the applicable Senior Agent and/or Senior Lenders may deem advisable from time to time, and any collateral security at any time held by Senior Agent for the payment of any of the Senior Obligations may be, subject to Section 5(g) and the last sentence of this Section 6(a), sold, exchanged, waived, surrendered or released, in each case all without notice to or further assent by the Subordinated Lender, who will remain bound under this Agreement, and all without impairing, abridging, releasing or affecting the subordination provided for herein. The Lien releases described in Sections 5 and 6 shall not constitute a waiver or release by the Subordinated Lender of any Lien that Subordinated Lender may have, if any, on the proceeds of the Collateral that is sold, exchanged, waived, surrendered or released in accordance with the terms of this Agreement prior to the time that such proceeds are applied to pay the Senior Obligations or the Subordinated Obligations in accordance with the terms of the Senior Loan Documents and this Agreement, provided that nothing in this sentence shall be construed to permit the Subordinated Lender not to release its liens on the Collateral in accordance with Sections 5 and 6.

(b)                                 The Subordinated Lender hereby waives any and all (i) notice of the creation, renewal, extension or accrual of any of the Senior Obligations, (ii) notice of or proof of reliance by the Senior Agent or any of the Senior Lenders upon this Agreement, (iii) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase the Subordinated Lender’s risk hereunder, (iv) notice of presentment for payment, demand, protest, (v) notice thereof as to any instrument among the Senior Loan Documents, (vi) notice of any Event of Default under the Senior Loan Documents and (vii) all other notices (except if such notice is specifically required to be given to the Subordinated Lender under this Agreement) and demands to which the Subordinated Lender might otherwise be entitled. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred in reliance upon this Agreement, and all dealings among the Obligors (or any of them), the Senior Agent and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. The Subordinated Lender acknowledges and agrees that the Senior Agent and the Senior Lenders have relied upon the subordination provided for herein in entering into the Senior Credit Agreement and in making funds available to Obligors thereunder. The Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

(c)                                  To the maximum extent not prohibited by applicable law, the Subordinated Lender hereby waives any right that the Subordinated Lender may have whether such right arises under the Uniform Commercial Code of any applicable jurisdiction or other applicable law, to receive notice of any of the Senior Agent’s or Senior Lenders’ intended disposition of any Collateral or of any of the Senior Agent’s or Senior Lenders’ proposed retention of any Collateral in satisfaction of the Senior Obligations (or any portion thereof). The Subordinated Lender further agrees that in the event any Obligor or any its Subsidiaries consents or fails to object to a proposed retention of any Collateral by the Senior Agent or any of the Senior Lenders in satisfaction of the Senior Obligations (or a portion thereof), the Subordinated Lender hereby consents to such proposed retention regardless of whether the Subordinated Lender is provided with notice of such proposed retention.

(d)                                 To the maximum extent permitted by law, the Subordinated Lender waives any claim it might have against Senior Agent, any Senior Lender, their respective directors, officers, employees or agents with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of such Person with respect to any exercise of rights or remedies under the applicable Senior Loan Documents or any transaction relating to the Collateral, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable) of such Person. Neither the Senior Agent, any Senior Lender nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Obligor or the Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(e)                                  Solely after the Termination Date has occurred, the Subordinated Lender shall be subrogated to the rights of the Senior Agent and any Senior Lender to the extent that distributions otherwise payable to the Subordinated Lender have been applied to the payment of the Senior Obligations in accordance with the provisions of this Agreement. The Senior Agent and any Senior Lender shall have no obligation or duty to protect any of the Subordinated Lender’s rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall the Senior Agent or any Senior Lender be liable for any loss to, or impairment of, any subrogation rights held by Subordinated Lender.

7.                                      Negative Covenants of the Subordinated Lender. Until such time as the Termination Date shall have occurred, the Subordinated Lender shall not, without the prior written consent of the Senior Agent:

(a)                                 sell, assign, or otherwise transfer, in whole or in part, the Subordinated Obligations or any interest therein to any other Person (a “Transferee”) or create, incur or suffer to exist any security interest, lien, charge or other encumbrance whatsoever upon the Subordinated Obligations in favor of any Transferee unless (and any transfer to any such Transferee in violation of this provision shall be deemed void and of no force or effect): (i) such assignment or transfer is to a Transferee which is a fund or account managed by or under common management with the Subordinated Lender and the Transferee of which shall be bound by all terms and provisions hereof or (ii) such assignment or transfer is to any other Transferee and (A) such action is made expressly subject to this Agreement and (B) such Transferee expressly acknowledges to Senior Agent, by a writing in form and substance satisfactory to Senior Agent, the subordination provided for herein and agrees to be bound by all of the terms hereof;

(b)                                 permit any of the Subordinated Loan Documents to be amended, modified or otherwise supplemented other than an amendment or modification which decreases the Subordinated Obligations to the extent permitted under the Senior Loan Documents;

(c)                                  commence, or join with any creditors other than the Senior Agent and the Senior Lenders, collectively, in commencing any Insolvency Proceeding or seeking to have a trustee, receiver, liquidator or similar official appointed for any Obligor, or take or attempt to take any action to take possession, foreclose upon, liquidate or otherwise proceed against any Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon the Collateral;

(d)                                 assert, collect, take any action or institute any proceeding to collect, or enforce all or any part of the Subordinated Obligations or any claims in respect thereof, except as specifically provided for herein;

(e)                                  take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Subordinated Obligations pari passu with, or senior to, the Liens under the Senior Loan Documents;

(f)                                   except as permitted pursuant to Section 11(g) of this Agreement, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings

(including, without limitation, any Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Collateral by the Senior Agent or any of the Senior Lenders or the taking or enforcing of any other action, rights or proceeding by the Senior Agent or any of the Senior Lenders in respect of the Collateral or the Senior Obligations; or

(g)                                  initiate or prosecute or join with any other Person to initiate or prosecute any claim, action, objection or other proceeding (i) challenging the enforceability of any claim of Senior Agent or any Senior Lenders in any Insolvency Proceeding, (ii) challenging the enforceability of any liens or security interests in assets securing the Senior Obligations, (iii) asserting any claims which the Obligors may hold with respect to Senior Agent or any Senior Lender, or (iv) except as permitted pursuant to Section 11(g) of this Agreement, objecting to any sale or other disposition of the Obligors’ assets consented to by the Senior Agent and/or any of the Senior Lenders in any Insolvency Proceeding.

8.                                      Senior Obligations Unconditional. All rights and interests of the Senior Agent and the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lender and Obligors hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Security Documents or any other Senior Loan Documents;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, extension, renewal or restatement of the terms of the Senior Credit Agreement or any other Senior Loan Document;

(c)                                  any exchange, release or non-perfection of any security interest in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, or any refinancing, replacement, refunding, extension, renewal or restatement of all or any portion of all or any of the Senior Obligations or any guarantee thereof; or

(d)                                 any other circumstances which otherwise might constitute a defense available to, or a discharge of, an Obligor in respect of the Senior Obligations, or of the Subordinated Lender or any Obligor in respect of this Agreement.

9.                                      Representations and Warranties. The Subordinated Lender represents and warrants to the Senior Agent and the Senior Lenders that on the date hereof:

(a)                                 (i) the Subordinated Loan Documents have been issued to it for good and valuable consideration, (ii) the Subordinated Obligations are owned by the Subordinated Lender free and clear of any security interests, liens, charges or encumbrances whatsoever arising from, through or under the Subordinated Lender, (iii) the Subordinated Obligations are payable solely and exclusively to the Subordinated Lender and to no other Person and are payable without deduction for any defense, offset or counterclaim and (iv) the Subordinated Loan Documents constitute the only evidence of the Subordinated Obligations;

(b)                                 the Subordinated Lender has the corporate power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(c)                                  this Agreement constitutes a legal, valid and binding obligation of the Subordinated Lender enforceable against the Subordinated Lender in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (whether determined in a case in equity or at law);

(d)                                 the execution, delivery and performance of this Agreement will not violate any provision of any law, rule, regulation, writ, order, judgment or decree binding upon the Subordinated Lender or any term of any indenture, loan agreement, security agreement or other material contract to which the Subordinated Lender is a party or by which it is bound and will not result in the creation or imposition of any Lien on any of the properties or revenues of the Subordinated Lender pursuant to any requirement of law affecting or any contractual obligation of the Subordinated Lender, except the interests of the Senior Agent under this Agreement; and

(e)                                  no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any stockholder or creditor of the Subordinated Lender), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

10.                               No Representation by Senior Agent or Senior Lenders. Neither the Senior Agent, for itself, or on behalf of any of the Senior Lenders, has made or otherwise makes to the Subordinated Lender, any representations or warranties, express, or implied, nor does the Senior Agent or the Senior Lenders assume any liability to the Subordinated Lender with respect to (a) the financial or other condition of the Obligors or any other obligor under any instruments of guarantee with respect to the Senior Obligations, (b) the enforceability, validity, value or collectibility of the Senior Obligations or the Subordinated Obligations, any collateral therefor, or any guarantee or security which may have been granted in connection with any of the Senior Obligations or the Subordinated Obligations or (c) the Obligors’ title or right to transfer any collateral or security.

11.                               Provisions Applicable After Insolvency Event and During Insolvency Proceeding.

(a)                                 The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of any Insolvency Event. All references in this Agreement to the Obligors shall be deemed to include such Obligor as a debtor-in-possession and any receiver or trustee for such Obligor in any Insolvency Proceeding.

(b)                                 The Subordinated Lender agrees not to support or vote in favor of any plan of reorganization or arrangement of any Obligor (and shall be deemed to have voted to reject any plan of reorganization or arrangement) unless such plan (i) pays off, in cash in full, all Senior Obligations, (ii) is accepted by the class of Senior Lenders voting thereon and is supported by the Senior Agent or (iii) incorporates this Agreement by reference and continues the rights and priorities set forth herein with respect to the Senior Obligations, the Subordinated Obligations and the Collateral in a manner which is not adverse to the Senior Agent and the Senior Lenders subsequent to the date of any such plan of reorganization or arrangement.

(c)                                  Until the Termination Date shall have occurred, and other than the actions permitted to be taken pursuant to Sections 2(b) or 11(g), the Subordinated Lender hereby agrees that it will not file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case, in respect of any of the Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Senior Agent and the Senior Lenders (including the validity and enforceability thereof) or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise.

(d)                                 If any Obligor or any Subsidiary thereof becomes the subject of an Insolvency Proceeding, and if the Senior Agent and the Senior Lenders desire to consent to the use of cash collateral under the Bankruptcy Code or to provide financing to any Obligor under the Bankruptcy Code (“DIP Financing”), then the Subordinated Lender agrees that it (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing so long as the Subordinated Lender retains a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same relative priority with respect to the Liens of the Senior Agent as existed prior to the commencement of the Insolvency Event, (ii) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing; provided that if all of the Senior Lenders shall have been provided adequate protection, then the Subordinated Lender may also request and accept adequate protection to the extent such protection does not entitle the Subordinated Lender priority to any assets or payments that are senior to, or pari passu with, the Senior Obligations or otherwise contravene the terms of this Agreement, (iii) will subordinate (and will be deemed hereunder to have subordinated) any Liens under any Subordinated Loan Documents (A) to such DIP Financing on the same terms as such Liens are subordinated to the Liens relating to the Senior Loan Documents (and such subordination will not alter in any manner the terms of this Agreement) and (B) to any adequate protection provided to the Senior Agent and the Senior Lenders and (iv) agrees that notice received three days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

(e)                                  The Subordinated Lender agrees that it will not (i) seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Collateral without the consent of the Senior Agent or (ii) seek or offer to provide financing to any Obligor under any DIP Financing unless consented to by the Senior Agent.

(f)                                   The Subordinated Lender agrees that it will not object, contest or support any other Person objecting to or contesting (i) any request by the Senior Agent or any of the Senior Lenders for adequate protection or (ii) any objection by the Senior Agent or any of the Senior Lenders to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to the Senior Agent or any of the Senior Lenders under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

(g)                                  Except as set forth in the following proviso, the Subordinated Lender shall not oppose any sale or disposition of any assets of any Obligor that is supported by the Senior Agent and, to the extent not objected to in accordance with the following proviso, the Subordinated Lender shall be deemed to have consented to any such sale or disposition pursuant to Section 363 of the Bankruptcy Code and to have its Lien released in such asset; provided that notwithstanding the foregoing, the Subordinated Lender shall retain such rights to object to any such sale or disposition as any unsecured creditor would possess.

(h)                                 If, in any Insolvency Proceeding involving an Obligor, Reorganization Subordinated Securities, whether or not secured by Liens upon any property of the reorganized debtor, are distributed pursuant to a plan of reorganization, plan of arrangement or proposal, or similar dispositive restructuring plan, (i) on account of the Senior Obligations, or (ii) on account of the Subordinated Obligations, or (iii) all on account of the Senior Obligations and the Subordinated Obligations, then the Subordinated Lender shall have the right to receive such Reorganization Subordinated Securities so long as the provisions of this Agreement (x) survive the distribution of such Reorganization Subordinated Securities pursuant to such plan and (y) apply, in the case of Reorganization Subordinated Securities which are debt securities, with like effect to such Reorganization Subordinated Securities and the Liens securing such Reorganization Subordinated Securities.

(i)                                     Nothing contained herein shall prohibit or in any way limit the Senior Agent or any of the Senior Lenders from objecting in any Insolvency Proceeding or otherwise to any action taken by the Subordinated Lender, including any request for adequate protection or assertion of rights and remedies under the Subordinated Loan Documents or otherwise.

12.                               Invalidated Payments. To the extent that the Senior Agent or any of the Senior Lenders receives payments on, or proceeds of Collateral for, the Senior Obligations which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to any Obligor or any Subsidiary thereof, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then to the extent of such payment or proceeds received, the Senior Obligations, or part thereof, intended to be satisfied shall be reinstated and shall continue in full force and effect as if such payments or proceeds had not been received by Senior Agent or any Senior Lender and this Agreement shall be reinstated with respect thereto.

13.                               Further Assurances. The Subordinated Lender and the Obligors may at any time, and from time to time upon the written request of the Senior Agent shall, in each case, at their own expense, promptly and duly execute and deliver such further instruments and documents and take such further actions as Senior Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

14.                               Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Agent and the Senior Lenders, collectively, on the one hand, and the Subordinated Lender, on the other hand, and no other Person shall have any right, benefit or other interest under this Agreement.

15.                               Legend. The Subordinated Lender and each Obligor will cause each of the Subordinated Loan Documents to bear upon its face a legend referring to this Agreement and indicating that such documents are subordinated as provided herein.

16.                               Specific Performance. The Senior Agent is hereby authorized to demand specific performance of this Agreement at any time when the Subordinated Lender shall have failed to comply with any of the provisions of this Agreement applicable to the Subordinated Lender whether or not the Obligors shall have complied with any of the provisions hereof applicable to the Obligors, and the Subordinated Lender hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

17.                               Powers Coupled With An Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Termination Date shall have occurred.

18.                               Notices; Appointment as Agent. All notices, requests and demands to or upon the Senior Agent, the Senior Lenders, the Obligors or the Subordinated Lender to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (a) when delivered by hand, (b) if given by mail, when deposited in the mails by certified mail, return receipt requested or (c) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

If to the Senior Agent or to any Senior Lender:

c/o PNC Bank, National Association

4720 Piedmont Row Dr., Suite 300

Charlotte, North Carolina 28210

Facsimile: (704) 643-7918

Attention: Portfolio Manager

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Facsimile: (412) 762-8672

Attention: Lisa Pierce

with an additional copy to:

Bingham McCutchen, LLP

555 South Grand Avenue, Suite 4400

Los Angeles, California 90071

Telephone: (213) 680-6400

Facsimile: (213) 680-6499

Attention: Mark Spitzer

If to any Obligor:

c/o Twist Beauty Packaging US, Inc.

191 Route 31 North

P.O. Box 977

Washington, New Jersey 07882

Facsimile:

Attention:

If to the Subordinated Lender:

5200 Tower Center Circle, Suite 600

Boca Raton, Florida 33486

Facsimile: (561) 394-0540

Attention: Todd Plosker

C. Deryl Couch

with a copy to:

Kirkland & Ellis, LLP

300 N. LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Jocelyn A. Hirsch

The Senior Agent, the Obligors and the Subordinated Lender may change their respective addresses and transmission numbers for notices by notice in the manner provided in this Section. In addition, each Senior Lender hereby appoints the Senior Agent as its agent and representative hereunder to take such actions, receive and give all notices and grant all acquitences in accordance with the terms of this Agreement.

19.                               Counterparts. This Amendment may be executed by the parties hereto separately in one or more counterparts and by electronic mail or facsimile signature, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

20.                               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.                               Integration. This Agreement represents the agreement of the Senior Agent, the Subordinated Lender and the Obligors with respect to the subject matter hereof and there are no promises or representations by the Senior Agent, any of the Subordinated Lender or the Obligors relative to the subject matter hereof not reflected herein.

22.                               Amendments in Writing; No Waiver: Cumulative Remedies.

(a)                                 None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Senior Agent and the Subordinated Lender; provided that if any such amendment or supplement hereto modifies the obligations of any of the Obligors hereunder or under the Senior Loan Documents or the Subordinated Loan Documents in any material adverse respect, the consent of such Obligor being so impacted shall also be required, otherwise the consent of the Obligors is not required. Senior Agent may, on behalf of the Senior Lenders, in each case to the extent not prohibited by the terms of the Senior Credit Agreement, enter into amendments to this Agreement (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to each Senior Agent; (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Senior Loan Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Senior Loan Documents; or (iv) to make conforming changes in connection with a refinancing of the Senior Obligations.

(b)                                 No failure to exercise, nor any delay in exercising, on the part of the Senior Agent or any of the Senior Lenders, of any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)                                  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

23.                               Section Headings. The section headings used in this Agreement are for convenience of reference only, and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

24.                               Successors and Assigns. This Agreement shall be binding upon the successors, heirs, administrators, executors and assigns of each of the Obligors and the Subordinated Lender and shall inure to the benefit of the Senior Agent, the Senior Lenders and their respective successors and assigns.

25.                               GOVERNING LAW: CONSENT TO JURISDICTION AND VENUE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE SENIOR LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS

ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE OBLIGORS, THE SUBORDINATED LENDER AND THE SENIOR AGENT HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK OR NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE OBLIGORS, THE SUBORDINATED LENDER AND THE SENIOR AGENT (OR ANY OF THEM) PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SUCH LOCATIONS AND, PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE SENIOR AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE SENIOR OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SENIOR AGENT. THE OBLIGORS AND SUBORDINATED LENDER EACH EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE OBLIGORS AND THE SUBORDINATED LENDER EACH HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE OBLIGORS AND THE SUBORDINATED LENDER EACH HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINTS AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT (OR ITS APPOINTED AGENT) AT THE ADDRESS SPECIFIED IN SECTION 18 ABOVE, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH OBLIGOR’S OR SUBORDINATED LENDER’S (OR ITS AGENT’S) ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

26.                               MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE SENIOR LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

27.                               Agency for Perfection. The Senior Agent and the Senior Lenders, on the one hand, and the Subordinated Lender, on the other hand, appoints the other as agent and bailee for purposes of perfecting such Person’s Liens on their respective Collateral in the possession or under the control of such other Person and, in the case of Collateral over which Senior Agent, a Senior Lender or Subordinated Lender has control, as “representative” for the other Person for whom such Person is acting; provided that such agent or bailee for perfection shall have no duty or any liability to protect or preserve any rights for any such other Person pertaining to the Collateral in its possession or in its control other than for gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Following the occurrence of the Termination Date, the Senior Agent, upon the request of and at the joint and several expense of the Obligors and the Subordinated Lender, shall deliver (except as otherwise required by applicable law or court order) any Collateral in the Senior Agent’s possession to the Subordinated Lender (in each case, without representation, warranty or recourse) and shall deliver such notices of termination of its interests in the Collateral or termination of its status as “Controlling Party” (or comparable concept) as the Subordinated Lender or the Obligors may reasonably request in writing.

28.                               Obligors’ Acknowledgments and Agreements. Each Obligor (a) acknowledges the provisions of this Agreement as they relate to the relative rights of the Senior Agent, the Senior Lenders, and the Subordinated Lender as between such creditors (collectively, the “Creditors”), (b) agrees that, except as expressly otherwise provided in this Agreement, the terms of this Agreement shall not give any Obligor any, nor modify any, substantive rights vis-à-vis any Creditor, or any obligations or liabilities owing to such Creditor, under any instrument, document, agreement or arrangement, (c) if any Creditor shall enforce its rights or remedies in violation of the terms of this Agreement, agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of the Senior Loan Documents or Subordinated Loan Documents (as applicable) by any Creditor, or the enforcement by any such Creditor of any other instrument, document or agreement under which such Obligor is bound or assert such violation as a counterclaim or basis for set-off or recoupment against any such Creditor and agrees to abide thereby and to keep, observe and perform the several matters and things therein intended to be kept, observed and performed by it, and specifically agrees not to make any payments contrary to the terms of this Agreement; provided, however, no default or event of default shall arise under the Senior Loan Documents or the Subordinated Loan Documents as a result of any Obligor complying with the provisions of this Agreement and (d) acknowledges and agrees that a breach of any of the terms and conditions of this Section 28 by any Obligor or Subsidiary thereof shall constitute an “Event of Default” under the Senior Loan Documents and the Subordinated Loan Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SUBORDINATED LENDER:

[ ]

By:
Name:
Title:

Signature Page to Subordination Agreement

SENIOR AGENT:

PNC BANK, NATIONAL ASSOCIATION, AS THE SENIOR AGENT

By:
Name:
Title:

Signature Page to Subordination Agreement

OBLIGORS:

[TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation

By:
Name:
Title:

TWIST BEAUTY PACKAGING US, INC., a Delaware corporation

By:
Name:
Title:

TECHPACK AMERICA INC., a Delaware corporation

By:
Name:
Title:

COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company

By:
Name:
Title:

CEBAL MEXICANA, LP, a Texas limited partnership

By:
Name:
Title:

Signature Page to Subordination Agreement

PECHINEY PLASTIC PACKAGING TEXAS, INC., a Delaware corporation

By:
Name:
Title:

CEBAL MEXICANA LLC, a Delaware limited liability company

By:
Name:
Title:

BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation

By:
Name:
Title:

BEAUTY PACKAGING CANADA, INC., an Ontario corporation

By:
Name:
	Title:	](2)

(2) Include only the applicable Obligors

Signature Page to Subordination Agreement

Exhibit 2.1(a)

Form of

U.S. REVOLVING CREDIT NOTE

$[ ]	December [ ], 2010

This U.S. Revolving Credit Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement dated as of December [      ], 2010 (as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“Parent Holdco”), TWIST BEAUTY PACKAGING US, INC., a Delaware corporation (“Twist”), TECHPACK AMERICA INC., a Delaware corporation (“Techpack”), COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company (“Cosmetech”), CEBAL MEXICANA, LP, a Texas limited partnership (“Cebal LP” and, collectively with Twist, Techpack, Cosmetech, each other Person joined as a party to the Credit Agreement as a “U.S. Borrower” in accordance with Section 7.12 thereof, and all of their respective permitted successors and assigns, collectively, the “U.S. Borrowers” and each a “U.S. Borrower”), BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation, BEAUTY PACKAGING CANADA, INC., an Ontario corporation, PNC BANK CANADA BRANCH and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as lenders to the Canadian Borrowers (the “Canadian Lenders”), financial institutions named therein or which hereafter become a party thereto, (together with the Canadian Lenders, collectively, “Lenders”), GECC and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as co-collateral agents, book-runners and agents, and PNC, as administrative and collateral agent for Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, the U.S. Borrowers hereby, jointly and severally, promise to pay to the order of [                       ], at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816 or at such other place as Agent may from time to time designate to U.S. Borrowing Agent in writing:

(i)            the principal sum of [                             ] DOLLARS ($[                ]) or, if different, from such amount, the unpaid principal balance of [                             ]’s Commitment Percentage of the U.S. Revolving Advances as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)           interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is one of the U.S. Notes referred to in the Credit Agreement and is secured, inter alia, by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 or 10.8 of the Credit Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

[remainder of page intentionally blank]

Each U.S. Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

TWIST BEAUTY PACKAGING US, INC., a Delaware corporation

By:
Name:
Title:

TECHPACK AMERICA INC., a Delaware corporation

By:
Name:
Title:

COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company

By:
Name:
Title:

CEBAL MEXICANA, LP, a Texas limited partnership

By:
Name:
Title:

Signature Page to U.S. Revolving Credit Note

Exhibit 2.1(b)

Form of

CANADIAN REVOLVING CREDIT NOTE

CDN$[ ]	December [ ], 2010

This Canadian Revolving Credit Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement dated as of December [     ], 2010 (as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“Parent Holdco”), TWIST BEAUTY PACKAGING US, INC., a Delaware corporation (“Twist”), TECHPACK AMERICA INC., a Delaware corporation (“Techpack”), COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company (“Cosmetech”), CEBAL MEXICANA, LP, a Texas limited partnership (“Cebal LP” and, collectively with Twist, Techpack, Cosmetech, each other Person joined as a party to the Credit Agreement as a “U.S. Borrower” in accordance with Section 7.12 thereof, and all of their respective permitted successors and assigns, collectively, the “U.S. Borrowers” and each a “U.S. Borrower”), BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation, BEAUTY PACKAGING CANADA, INC., an Ontario corporation, PNC BANK CANADA BRANCH and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as lenders to the Canadian Borrowers (the “Canadian Lenders”), financial institutions named therein or which hereafter become a party thereto, (together with the Canadian Lenders, collectively, “Lenders”), GECC and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as co-collateral agents, book-runners and agents, and PNC, as administrative and collateral agent for Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, the Canadian Borrowers hereby, jointly and severally, promise to pay to the order of PNC Bank Canada Branch, at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816 or at such other place as Agent may from time to time designate to Canadian Borrowing Agent in writing:

(i)            the principal sum of [                      ] CANADIAN DOLLARS (CDN$[                   ]) or, if different, from such amount, the unpaid principal balance of [                            ]’s Commitment Percentage of the Canadian Revolving Advances as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)           interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is one of the Canadian Notes referred to in the Credit Agreement and is secured, inter alia, by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 or 10.8 of the Credit Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

[remainder of page intentionally blank]

Each Canadian Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

BEAUTY PACKAGING CANADA, INC.,
an Ontario corporation

By:
Name:
Title:

Signature Page to Canadian Revolving Credit Note

Exhibit 2.4

Form of

TERM NOTE

$[ ]	December [ ], 2010

This Term Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement dated as of December [       ], 2010 (as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“Parent Holdco”), TWIST BEAUTY PACKAGING US, INC., a Delaware corporation (“Twist”), TECHPACK AMERICA INC., a Delaware corporation (“Techpack”), COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company (“Cosmetech”), CEBAL MEXICANA, LP, a Texas limited partnership (“Cebal LP” and, collectively with Twist, Techpack, Cosmetech, each other Person joined as a party to the Credit Agreement as a “U.S. Borrower” in accordance with Section 7.12 thereof, and all of their respective permitted successors and assigns, collectively, the “U.S. Borrowers” and each a “U.S. Borrower”), BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation, BEAUTY PACKAGING CANADA, INC., an Ontario corporation, PNC BANK CANADA BRANCH and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as lenders to the Canadian Borrowers (the “Canadian Lenders”), financial institutions named therein or which hereafter become a party thereto, (together with the Canadian Lenders, collectively, “Lenders”), GECC and PNC, as co-collateral agents, book-runners and agents, and PNC, as administrative and collateral agent for Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, the U.S. Borrowers hereby, jointly and severally, promise to pay to the order of [         ], at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816, or at such other place as Agent may from time to time designate to U.S. Borrowing Agent in writing:

(i)                                     the principal sum of [         ] DOLLARS ($[         ]), payable in accordance with the provisions of the Credit Agreement and subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)                                  interest on the principal amount of this Note from time to time outstanding, payable at the Term Loan Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is one of the Term Notes referred to in the Credit Agreement and is secured, inter alia, by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 or 10.8 of the Credit Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

[remainder of page intentionally blank]

Each U.S. Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

TWIST BEAUTY PACKAGING US, INC.,
a Delaware corporation

By:
Name:
Title:

TECHPACK AMERICA INC.,
a Delaware corporation

By:
Name:
Title:

COSMETECH MABLY INTERNATIONAL, LLC,
a New York limited liability company

By:
Name:
Title:

CEBAL MEXICANA, LP,
a Texas limited partnership

By:
Name:
Title:

Signature Page to Term Note

EXHIBIT 5.5(b)

FINANCIAL PROJECTIONS

EXHIBIT 7.12

Form of

JOINDER

This Joinder (this “Joinder”) is executed and delivered as of this           day of                     , 20       by                                                    , a                                     (“New Borrower”), TWIST BEAUTY PACKAGING US, INC., a Delaware corporation (“Twist”), TECHPACK AMERICA, INC., a Delaware corporation (“Techpack”), COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company (“Cosmetech”), CEBAL MEXICANA, LP, a Texas limited partnership (“Cebal LP” and, together with Twist, Techpack and Cosmetech, the “Existing U.S. Borrowers”), and BEAUTY PACKAGING CANADA, INC., an Ontario corporation (“Existing Canadian Borrower” and together with the Existing U.S. Borrowers, the “Existing Borrowers”) in favor of PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative and collateral agent (in such capacity, the “Agent”) for itself and the Lenders under and as defined in the Credit Agreement referred to below.

Reference is hereby made to that certain Revolving Credit, Term Loan and Security Agreement dated as of December 16, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation, BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation, the Existing Borrowers, the lenders from time to time party thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as sole arranger and book runner, GECC and PNC as co-collateral agents, and Agent.

Under the terms of the Credit Agreement, New Borrower is required, and does agree, to expressly join the Credit Agreement as a [U.S./Canadian] Borrower, and hereby agrees that it shall be deemed a party to the Credit Agreement as if New Borrower were originally signatory thereto. New Borrower hereby agrees to be bound by, and a maker and obligor of, all representations, warranties, indemnities, undertakings, covenants, limitations, waivers, exclusions, acknowledgements and agreements under the Credit Agreement relating to, pertaining to, or binding upon, a [U.S./Canadian] Borrower or made or agreed to by a [U.S./Canadian] Borrower to or for the benefit of the Agent and/or any of the Lenders.

Without limiting the foregoing: (a) New Borrower, as security for the payment and performance in full of the Obligations, does hereby grant, assign, and pledge to Agent, for the benefit of the [U.S./Canadian] Lenders, a security interest in and Lien on all personal property of the New Borrower including all property of the type described in the Credit Agreement as “Collateral” and (b) New Borrower appoints [Twist as its U.S. Borrowing Agent] [BP Canada as its Canadian Borrowing Agent] in accordance with the terms of Section 15.18 of the Credit Agreement. The information on the attached Schedules [ ] hereto is hereby added to Schedules [ ] to the Credit Agreement. This Joinder is a supplement to, and not a novation of, the Credit Agreement, which remains in full force and effect, and the provisions of which are incorporated herein by reference.

[Signature Pages Follow]

IN WITNESS WHEREOF, New Borrower and the Existing Borrowers have executed and delivered this Joinder as part of the Credit Agreement as of the date and year first set forth above.

[ ]
a [ ]

By:
Name:
Title:

TWIST BEAUTY PACKAGING US, INC.,
a Delaware corporation

By:
Name:
Title:

TECHPACK AMERICA INC.,
a Delaware corporation

By:
Name:
Title:

COSMETECH MABLY INTERNATIONAL, LLC,
a New York limited liability company

By:
Name:
Title:

CEBAL MEXICANA, LP,
a Texas limited partnership

By:
Name:
Title:

BEAUTY PACKAGING CANADA, INC.,
an Ontario corporation

By:
Name:
Title:

ACCEPTED AND AGREED:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit 8.1(1)

Form of

FINANCIAL CONDITION CERTIFICATE

December [   ], 2010

I, [                         ], in my capacity as an Authorized Officer of TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“U.S. Parent Holdco”) and not in my individual capacity, certify that I am the duly elected, qualified and acting [                    ] of U.S. Parent Holdco and that U.S. Parent Holdco is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. I further certify to paragraphs 1 and 2 below.

I, [                          ], in my capacity as an Authorized Officer of BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation (“Canadian Parent Holdco” and together with U.S. Parent Holdco, the “Parent Holdcos”) and not in my individual capacity, certify that I am the duly elected, qualified and acting [                     ] of Canadian Parent Holdco and that Canadian Parent Holdco is a corporation duly organized, existing and in good standing under the laws of the province of Ontario. I further certify to paragraphs 1 and 2 below.

1.                                      This Certificate is made and delivered to PNC BANK, NATIONAL ASSOCIATION (“PNC”), each of the other lenders from time to time party to the below-defined Credit Agreement (together with PNC, collectively, the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”) as sole arranger and book-runner, GECC and PNC as co-collateral agents (in such capacities, the “Co-Collateral Agents”) and PNC in its capacity as agent for the Lenders (in such capacity, “Agent”) pursuant to the terms of a Revolving Credit, Term Loan and Security Agreement among Parent Holdcos, their respective subsidiaries from time to time party thereto as borrowers (the “Borrowers”), the Lenders, the Co-Collateral Agents and Agent (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), for the purpose of inducing Agent and the Lenders, now and from time to time hereafter, to advance monies and extend credit and other financial accommodations to Borrowers pursuant to the Credit Agreement. I understand that you are relying on this Certificate. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

2.                                      I have reviewed the following and am fully familiar with the process pursuant to which they were generated:

a.                                      Pro Forma Balance Sheet of the Twist North America Group on a Combined and Consolidated Basis attached hereto as Exhibit A.

b.                                      Projections for Twist North America Group on a Combined and Consolidated Basis attached hereto as Exhibit B

[Signature Page Follows]

TWIST BEAUTY PACKAGING HOLDING CORP.,
a Delaware corporation

By:
Name:
Title:

BEAUTY PACKAGING CANADA HOLDINGS,
INC., an Ontario corporation

By:
Name:
Title:

Signature Page to Financial Condition Certificate

EXHIBIT A

PRO FORMA BALANCE SHEET

EXHIBIT B

PROJECTIONS

EXHIBIT 2.25(a)

U.S. SWING NOTE

U.S. SWING LOAN NOTE

$5,000,000	Date: December 16, 2010

This U.S. Swing Loan Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement dated as of December 16, 2010 (as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“Parent Holdco”). TWIST BEAUTY PACKAGING US, INC., a Delaware corporation (“Twist”). TECHPACK AMERICA, INC., a Delaware corporation (“Techpack”). COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company (“Cosmetech”), CEBAL MEXICANA, LP, a Texas limited partnership (“Cebal LP” and, collectively with Twist, Techpack, Cosmetech, each other Person joined as a party to the Credit Agreement as a “U.S. Borrower” in accordance with Section 7.12 thereof, and all of their respective permitted successors and assigns, collectively, the “U.S. Borrowers” and each a “U.S. Borrower”), BEAUTY PACKAGING CANADA, INC., an Ontario corporation, PNC BANK CANADA BRANCH and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as lenders to the Canadian Borrowers (the “Canadian Lenders”), financial institutions named therein or which hereafter become a party thereto, (together with the Canadian Lenders, collectively, “Lenders”), GECC and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as co-collateral agents, book-runners and agents, and PNC, as administrative and collateral agent for Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, the U.S. Borrowers jointly and severally hereby promise to pay to the order of PNC, at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816 or at such other place as Agent may from time to time designate to U.S. Borrowing Agent in writing:

(i)                                     the principal sum of FIVE MILLION DOLLARS ($5,000,000) or, if different from such amount, the unpaid principal balance of the U.S. Swing Loans as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)                                  interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is the U.S. Swing Loan Note referred to in the Credit Agreement and is secured, inter alia, by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 or 10.8 of the Credit Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Loan Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

Each U.S. Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

TWIST BEAUTY PACKAGING US, INC.,
a Delaware corporation

By:
Name:
Title:

TECHPACK AMERICA INC.,
a Delaware corporation

By:
Name:
Title:

COSMETECH MABLY INTERNATIONAL, LLC,
a New York limited liability company

By:
Name:
Title:

CEBAL MEXICANA, LP,
a Texas limited partnership

By:
Name:
Title:

Signature Page to U.S. Swing Loan Note

EXHIBIT 2.25 (b)

CANADIAN SWING NOTE

CANADIAN SWING LOAN NOTE

CDN$1,500,000	Date: December 16, 2010

This Canadian Swing Loan Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement dated as of December 16, 2010 (as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“ Parent Holdco”), TWIST BEAUTY PACKAGING US, INC., a Delaware corporation (“Twist”), TECHPACK AMERICA, INC., a Delaware corporation (“Techpack”), COSMETECH MABLY INTERNATIONAL, LLC, a New York limited liability company (“Cosmetech”), CEBAL MEXICANA, LP, a Texas limited partnership (“Cebal LP” and, collectively with Twist, Techpack, Cosmetech, each other Person joined as a party to the Credit Agreement as a “U.S. Borrower” in accordance with Section 7.12 thereof, and all of their respective permitted successors and assigns, collectively, the “U.S. Borrowers” and each a “U.S. Borrower”), BEAUTY PACKAGING CANADA, INC., an Ontario corporation, PNC BANK CANADA BRANCH and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as lenders to the Canadian Borrowers (the “Canadian Lenders”), financial institutions named therein or which hereafter become a party thereto, (together with the Canadian Lenders, collectively, “Lenders”), GECC and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as co-collateral agents, book-runners and agents, and PNC, as administrative and collateral agent for Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, the Canadian Borrowers jointly and severally hereby promise to pay to the order of PNC Bank Canada Branch, at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816 or at such other place as Agent may from time to time designate to Canadian Borrowing Agent in writing:

(i)            the principal sum of ONE MILLION FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CDN$ 1,500,000) or, if different from such amount, the unpaid principal balance of the Canadian Swing Loans as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)           interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is the Canadian Swing Loan Note referred to in the Credit Agreement and is secured, inter alia, by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 or 10.8 of the Credit Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Loan Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable and documented out-of-pocket attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

Each Canadian Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

BEAUTY PACKAGING CANADA, INC.,
an Ontario corporation

By:
Name:
Title:

Signature Page to Canadian Swing Loan Note

Exhibit 15.3

Form of

COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of           , among                                              (the “Transferor Lender”), each Purchasing Lender executing this Commitment Transfer Supplement (each, a “Purchasing Lender”), and PNC Bank, National Association (“PNC”) as agent for the Lenders (as defined below) under the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 15.3 of the Revolving Credit, Term Loan and Security Agreement, dated as of December [ ], 2010, Twist Beauty Packaging US, Inc., a Delaware corporation (“Twist”), Techpack America Inc., a Delaware corporation (“Techpack”), Cosmetech Mably International, LLC, a New York limited liability company (“Cosmetech”), Cebal Mexicana, LP, a Texas limited partnership (“Cebal LP,” and together with Twist, Techpack, Cosmetech, and each other Person joined as a party thereto as a “Borrower” in accordance with Section 7.12 thereof, and all of their respective permitted successors and assigns, each a “Borrower” and collectively, the “Borrowers”), PNC Bank Canada Branch and General Electric Capital Corporation (“GECC”), as lenders to the Canadian Borrowers (the “Canadian Lenders”), the lenders from time to time party thereto (together with Agent and the Canadian Lenders, collectively, the “Lenders”), GECC and PNC, as co-collateral agents, book-runners and agents, and PNC, as administrative and collateral agent for Lenders (as further amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Credit Agreement”);

WHEREAS, each Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender, rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.              All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2.              Upon receipt by the Agent of four (4) counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which as been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and each Purchasing Lender a

Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, each Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3.              At or before 12:00 Noon (New York City Time) on the Transfer Effective Date each Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note. Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns, and transfers to such Purchasing Lender, without recourse, representation or warranty, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note together with all instruments, documents and collateral security pertaining thereto.

4.              Transferor Lender has made arrangements with each Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date, and (ii) the portion, if any, to be paid and the date or dates for payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5.                                      (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the Note shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Note shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and each Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrower.

6.              Concurrently with the execution and delivery hereof, Transferor Lender will provide to each Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to Transferor Lender.

7.              Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time, upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

8.              By executing and delivering this Commitment Transfer Supplement, Transferor Lender and each Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note or any other instrument or document furnished pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of their Obligations under the Credit Agreement, the Note or any other instrument or document furnished pursuant hereto; (iii) each Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) each Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) each Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof; (vi) each Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; and (vii) each Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and Borrower that it is either (x) entitled to the benefits of any income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrower under the Credit Agreement and the Other Documents or (y) is engaged in trade or business within the United States of America.

9.              Schedule I hereto sets forth the revised Commitment Percentages and Dollar amounts of the Transferor Lender and the Commitment Percentage and Dollar amounts of each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

10.       This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized offices on the date set forth above.

as Transferor Lender

By:
Name:
Title:

as a Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

[TWIST BEAUTY PACKAGING US, INC.

By:
Name:
Title: ]

SCHEDULE I TO

COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICE AND COMMITMENT AMOUNTS

[Transferor Lender]	Revised U.S. Commitment Amount	$

	Revised U.S. Commitment Percentage	%

	Revised Canadian Commitment Amount	$

	Revised Canadian Commitment Percentage	%

[Purchasing Lender]	U.S. Commitment Amount	$

	U.S. Commitment Percentage	%

	Canadian Commitment Amount	$

	Canadian Commitment Percentage	%

Addresses for Notices:

Attention:
Telephone:
Telecopier:

Schedule II to

COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To:                                                                                                     , as Transferor Lender

And

                                                                                                           , as Purchasing Lender:

The undersigned, as Agent under the Revolving Credit, Term Loan and Security Agreement dated as of December [ ], 2010, among Twist Beauty Packaging Holding Corp., Twist Beauty Packaging US, Inc., Techpack America Inc., Cosmetech Mably International, LLC, Cebal Mexicana, LP, Beauty Packaging Canada, Inc., and PNC Bank, National Association, as a Lender and as agent for Lenders, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: attach copy of Commitment Transfer Supplement]. Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

ACCEPTED FOR RECORDATION

IN REGISTER:

SCHEDULE P-1

PERMITTED ENCUMBRANCES

	FILING		FILE NO./	COLLATERAL
DEBTOR	JURISDICTION	SECURED PARTY	FILE DATE	COVERED
Twist Beauty Packaging US, Inc.	Delaware, Secretary of State	Dell Financial Services L.L.C.	2010 3695727 10/21/2010	Specific leased equipment.
Techpack America Inc.	Delaware, Secretary of State	Wells Fargo Bank, N.A.	2009 1523361 05/13/2009	Specific leased equipment.
Cosmetech Mably International, LLC	New York, Secretary of State	Canon Business Solutions-East, Inc.	200705315539641 05/31/2007	Specific leased equipment.
Cosmetech Mably International, LLC	New York, Secretary of State	IBM Credit LLC	201003105217787 03/10/2010	Specific leased equipment.
Cebal Mexicana, LP	Texas, Secretary of State	Raymond Leasing Corporation	06-0041685272 12/26/2006	Specific leased equipment.
Cebal Mexicana, LP	Texas, Secretary of State	Raymond Leasing Corporation	09-0035103647 12/22/2009	Specific leased equipment.

SCHEDULE 4.5

EQUIPMENT AND INVENTORY

Owned or
Entity Type	Address	Leased	Location Type
Twist Beauty Packaging Holding Corp.	191 Route 31 North	Owned	Chief Executive Office
Washington, NJ 07882

Twist Beauty Packaging US, Inc.	191 Route 31 North	Owned	Chief Executive Office
Washington, NJ 07882
	1209 Madison Street	Owned	Warehouse
Shelbyville TN 37160

Pechiney Plastic Packaging Texas, Inc.(1)	191 Route 31 North	Owned	Chief Executive Office
Washington, NJ 07882

Techpack America Inc.	1350 Technology Way	Leased	Chief Executive Office
Morristown, TN 37813
	1500 Midway Court, Unit W9	Leased	Plant
Elk Grove Village, IL
	4695 Towerwood Drive	Leased	Warehouse
Brownsville, TX 78521
	190 Motor Parkway Suite 101	Leased	Warehouse
Hauppage, NY 11788

Cosmetech Mably International, LLC	595 Madison Avenue, 10/F	Leased	Chief Executive Office
New York, NY 10022
	9100 South Dadeland Blvd.,	Leased	Sales Office
Suite 220, Miami, FL 33156
	5777 West Century Blvd. Los	Leased	Sales Office
Angeles, CA 90045

Cebal Mexicana LP	191 Route 31 North	Owned	Chief Executive Office
Washington, NJ 07882
	400 Olmos Blvd., Suite 200	Leased(2)	Warehouse
Tres Puentes Park, Hidalgo
TX 78557
	5300 George Mac Vay Drive,	Leased(3)	Warehouse
Suite 201 Macallen TX 78503

(1)	This entity will change its name to Plastic Packaging Texas, Inc. on or before December 31, 2010.
(2)	This lease will terminate and will not be continued as of December 2010.
(3)	This lease will begin in January 2011.

Cebal Mexicana, LLC	191 Route 31 North	Owned	Chief Executive Office
Washington, NJ 07882

Beauty Packaging Canada, Inc.	40 Driver Road, Brampton,	Leased	Chief Executive Office
Ontario L6T 5V2

Beauty Packaging Canada Holdings, Inc.	40 Driver Road, Brampton,	Leased	Chief Executive Office
Ontario L6T 5V2

Third Party Locations

The Shelbyville, TN location uses a temporary warehouse to store excess inventory at 1209 E. Lane Street Shelbyville, TN 37160

George Sayegh Warehouse & Trucking holds Avon & L’oreal/Maybelline products at 700 Belleville Turnpike, Kearny, NJ 07032

Goff Distribution Inc. holds L’oreal products at 1801 E. Roosevelt Rd. Little Rock, AR 72206

Smart Warehousing holds L’oreal and Maybelline products at 1601 Gregory Street N. Little Rock, AR 72114

Avon Products Inc. Branch Plant #1000011 holds Avon products at 6901 Golf Road, Morton Grove, IL 60053

Avon Products Inc. — USA Springsdale, Branch Plant # 1000021 holds Avon products at 175 Progress Place, Springdale, OH 45246

Avon Products Inc. holds Avon products at 6901 Golf Road, Morton Grove, IL 60053

SCHEDULE 4.15(h)

DEPOSIT AND INVESTMENT ACCOUNTS

SCHEDULE 5.1

CONSENTS

Fish and Wildlife License - annually renewed by Cosmetech Mably International, LLC for the importation of animal-based items used as raw materials in the manufacturing of its products.

SCHEDULE 5.2(b)

SUBSIDIARIES

1.              Twist Beauty Packaging Holding Corp., a Delaware corporation owns 100% interest in Pechiney Plastic Packaging Texas, Inc.(4), a Delaware corporation

2.              Twist Beauty Packaging Holding Corp., a Delaware corporation owns 100% interest in Techpack America Inc., a Delaware corporation

3.              Techpack America Inc., a Delaware corporation owns 100% interest in Cosmetech Mably International, LLC, a New York liability company

4.              Pechiney Plastic Packaging Texas, Inc., a Delaware corporation owns 100% interest in Cebal Mexicana LLC, a Delaware limited liability company

5.              Cebal Mexicana LLC, a Delaware limited liability company owns 100% interest in Cebal Mexicana, LP, a Texas limited partnership

6.              Beauty Packaging Canada Holdings, Inc., a corporation incorporated in the Province of Ontario owns 100% interest in Beauty Packaging Canada, Inc., a corporation incorporated in the Province of Ontario

7.              Cosmetech Mably International, LLC owns 51% interest in Cosmetech International (H.K.) Ltd., a company organized under the laws of Hong Kong

8.              Techpack America Inc. owns 51% interest in TPI-Plastimec S.A., a company organized under the laws of Argentina

(4)	This entity will change its name to Plastic Packaging Texas, Inc. on or before December 31, 2010.

SCHEDULE 5.4

FEDERAL TAX IDENTIFICATION NUMBER

1.     Twist Beauty Packaging Holding Corp. – 27-2793720

2.     Twist Packaging US, Inc. – 27-2793797

3.     Pechiney Plastic Packaging Texas, Inc(5) – 61-1448078.

4.     Techpack America Inc. – 56-2631692

5.     Cebal Mexicana LLC – N/A

6.     Cebal Mexicana, LP – 61-1448079

7.     Cosmetech Mably International, LLC – 13-3823162

8.     Beauty Packaging Canada, Inc. - N/A

9.     Beauty Packaging Canada Holdings, Inc. - N/A

(5)	This entity will change its name to Plastic Packaging Texas, Inc. on or before December 31, 2010.

SCHEDULE 5.6

PRIOR NAMES

1.              Techpack America Inc. as Techpack America LLC prior to 27, 2006

2.              Techpack America Inc. as Techpack America Cosmetic Packaging L.P., a Texas limited partnership prior to December 27, 2006(6)

3.              Twist Beauty Packaging US, Inc. as Pechiney Plastic Packaging, Inc. prior to July 5, 2009(7)

4.              Beauty Packaging Canada, Inc. as Pechiney Plastic Packaging (Canada) Inc.(8)

(6)  Effective on December 27, 2006, Techpack America LLC, a Delaware limited liability company, was merged into a newly-formed Delaware corporation, Techpack Newco Inc. which changed its name to Techpack America Inc. By operation of law governing limited partnerhips, the existence of Techpack America Cosmetic Packaging L.P. also ended. All business previously conducted by Techpack America Cosmetic Packaging L.P. was continued in the business of Techpack America Inc.

(7)  Pursuant to the Sale and Purchase Agreement dated July 5, 2009 by and among Bemis Company, Inc., Alcan Corporation and Pechiney Plastic Packaging, Inc., Twist Beauty Packaging US, Inc. acquired assets previously owned by Pechiney Plastic Packaging, Inc.

(8)  Effective July 2, 2010, Beauty Packaging Canada, Inc. acquired the assets of Pechiney Plastic Packaging (Canada) Inc.

SCHEDULE 5.8(b)

LITIGATION

1.     WWD Litigation

SCHEDULE 5.9

INTELLECTUAL PROPERTY, SOURCE CODE ESCROW AGREEMENTS

Copyrights

None.

Trademarks

SCHEDULE 5.10

LICENSE AND PERMITS

None.

SCHEDULE 5.11

COMMERCIAL TORT CLAIMS

None.

SCHEDULE 5.14

LABOR DISPUTES

None.

SCHEDULE 6.10(a)

POST-CLOSE LIEN TERMINATIONS

	FILING		FILE NO./	COLLATERAL
DEBTOR	JURISDICTION	SECURED PARTY	FILE DATE	COVERED
Techpack America Inc.	Delaware, Secretary of State	Henlopen Manufacturing Co., Inc.	2010 1858178 05/26/2010	Receivables (as defined in Exhibit A to the UCC filing) pursuant to Capital Contribution Agreement, dated May 26, 2010
Cosmetech Mably International, LLC	New York, Secretary of State	Alcan Corporation	201005270285722 5/27/2010	All of Debtor’s right, title and interest in AA Receivables (as defined in Exhibit A to the UCC statement) pursuant to the Assignment and Discharge Agreement, dated May 26, 2010
Cebal Mexicana, LP	Texas, Secretary of State	Alcan Corporation	10-0015355121 5/27/2010	All of Debtor’s right, title and interest in AA Receivables (as defined in Exhibit A to the UCC statement) pursuant to the Assignment and Discharge Agreement, dated May 26, 2010

SCHEDULE 7.3

GUARANTEES

1.              Guaranty by each of Twist Beauty Packaging Holding Corp., Twist Beauty Packaging US, Inc., Techpack America Inc., Pechiney Plastic Packaging Texas, Inc., Cosmetech Mably International, LLC, Cebal Mexicana, LP and Cebal Mexicana, LLC, in favor of Twist Beauty Packaging S.C.A, for the consideration of advances made to Twist Beauty Packaging Holding France SAS, pursuant to the Guaranty dated as of July 8, 2010.

2.              Guaranty by each of Twist Beauty Packaging Holding Corp., Twist Beauty Packaging US, Inc., Techpack America Inc., Pechiney Plastic Packaging Texas, Inc., Cosmetech Mably International, LLC, Cebal Mexicana, LP and Cebal Mexicana, LLC, in favor of Twist Beauty Packaging S.C.A, for the consideration of advances made to Twist Beauty Packaging Holding Germany GmbH, pursuant to the Guaranty dated as of July 8, 2010.

SCHEDULE 7.4

INVESTMENTS

1.              Cebal Mexicana, LP owns 1% of the fixed capital interest in Cebal Américas Recursos Humanos, S. de R.L. de C.V., a company organized under the laws of Mexico

2.              Cebal Mexicana, LP owns 1% of the fixed capital interest in Cebal Américas de Reynosa, S. de R. L. de C.V., a company organized under the laws of Mexico

3.              Techpack America Inc. owns 4% of Serie “B” variable capital interest and 98% of Serie “B” fixed capital interest in TPI Mexicana, S.A. de C.V., a company organized under the laws of Mexico

4.              Cosmetech Mably International, LLC owns 2% of Serie “B” fixed capital interest in TPI Mexicana, S.A. de C.V., a company organized under the laws of Mexico

5.              Cosmetech Mably International, LLC owns 0.1% interest in Cepillos de Matamoros, S.A. de C.V., a company organized under the laws of Mexico

SCHEDULE 7.8

INDEBTEDNESS

None.

SCHEDULE 7.16

PLANS

1.              Beauty Packaging Canada, Inc. Retirement Plan — Ontario Registration No.1226414: applicable to salaried employees and hourly employees of Beauty Packaging Canada, Inc.

2.              Alcan Packaging Canada Pension Plan effective from April 1, 2010 to June 30, 2010 — applicable to hourly employees of Pechiney Plastic Packaging (Canada) Inc(9).

(9)	Effective July 1, 2010, Beauty Packaging Canada, Inc. acquired the assets of Pechiney Plastic Packaging (Canada) Inc.